Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

AMONG

SABA SOFTWARE, INC.,

STORM HOLDING CORPORATION,

STORM ACQUISITION CORPORATION,

THINQ LEARNING SOLUTIONS, INC.

AND

DANIEL H. BATHON JR., AS REPRESENTATIVE

MARCH 24, 2005

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AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of March 24, 2005 (the “Agreement Date”) by and among Saba Software, Inc., a Delaware corporation (“Parent”), Storm Holding Corporation, a Delaware corporation that is a wholly-owned subsidiary of Parent (“Holding”), Storm Acquisition Corporation, a Delaware corporation that is a wholly-owned subsidiary of Holding (“Sub”), THINQ Learning Solutions, Inc., a Delaware corporation (“Company”), and Daniel H. Bathon Jr., as Representative.

RECITALS

A. The parties intend that, subject to the terms and conditions hereinafter set forth, Sub will merge with and into Company (the “Merger”), with Company to be the surviving corporation of the Merger, all pursuant to the terms and conditions of this Agreement and Applicable Law.

B. The Boards of Directors of Parent, Holding, Sub and Company have determined that the Merger is in the best interests of their respective companies and stockholders, have approved and declared advisable an Agreement and Plan of Merger substantially in the form of this Agreement and, accordingly, have agreed to effect the Merger provided for herein upon the terms and conditions of this Agreement.

C. Concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent’s willingness to enter into this Agreement, (i) certain of the Principal Stockholders are executing and delivering to Parent the Voting Agreement in which each such Principal Stockholder will agree to vote all shares of Company Stock owned by such Principal Stockholder in favor of the Merger and the transactions contemplated by this Agreement, together with an irrevocable proxy, which Voting Agreement will terminate on the earlier of termination of this Agreement or the Effective Time; and (ii) each Principal Stockholder is executing and delivering to Parent an Investment Representation Letter, a Lock-Up Agreement and an Indemnification Agreement.

D. Upon the Effective Time and subject to the terms and conditions hereof, (i) the shares of capital stock of Company that are outstanding immediately prior to the Effective Time will be converted into the right to receive the consideration set forth herein, (ii) warrants and options to purchase capital stock of Company that are outstanding immediately prior to the Effective Time will be terminated, and (iii) Sub will be merged with and into Company, in each case, as provided in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises, covenants and conditions contained herein, the parties hereby agree as follows:

ARTICLE 1

DEFINITIONS

As used in this Agreement, the following terms shall have the meanings set forth below:

“AR Escrow” has the meaning given in Section 2.5.

“AR Holdback Funds” has the meaning given in Section 2.5.

“AR Holdback Release Date” has the meaning given in Section 2.5.

“Adjusted Net Liabilities” means the Net Liabilities less (A) all obligations and commitments of Company (other than the Balance Sheet Liabilities) as of the Closing, whether or not currently payable and whether or not required to be included on Company’s balance sheet in accordance with GAAP, that require settlement in cash, including, without limitation, unpaid lease obligations (other than for fifty percent (50%) of the lease obligations under the lease for Company’s Baltimore facility from the date of Closing through expiration of the current lease term) and severance (whether payable in connection with the Merger or contingent upon occurrence of a future event), and (B) amounts invoiced by the Company after December 31, 2004 for customer support and maintenance with respect to support and maintenance periods commencing after the Closing and amounts invoiced after December 31, 2004 for services not delivered prior to the Closing (other than up $1,328,000 related to invoices for the unbilled U.S. Navy services issued against valid U.S. Navy purchase orders).

“Adjustment Calculations” has the meaning given in Section 2.1.3(b).

“Affidavit” has the meaning given in Section 7.2.1.

“Agreement” has the meaning given in the introductory paragraph.

“Agreement Date” has the meaning given in the introductory paragraph.

“Alternative Transaction” has the meaning given in Section 5.7.

“Amended Prospectus” has the meaning given in Section 12.9.4

“Applicable Law” means all federal, state or local laws, ordinances, regulations and rules, and all orders, writs, injunctions, awards, judgments and decrees, applicable to a specified Person or to such Person’s assets, properties and business.

“Balance Sheet” has the meaning given in Section 3.8.

“Balance Sheet Date” has the meaning given in Section 3.8.

“Capital Change” has the meaning given in Section 2.1.7.

“Cash Consideration” means a total of up to $500,000, up to $400,000 of which is subject to adjustment pursuant to Sections 2.1.3, less the aggregate Management Cash Amount.

“Certificate of Merger” means a certificate of merger in substantially the form attached hereto as Exhibit A.

“Claim” has the meaning given in Section 11.5.

“Closing” has the meaning given in Section 7.1.

“Closing Date” has the meaning given in Section 7.1.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Cash Consideration” means $100,000.

“Common Stock Conversion Amount” means the quotient (calculated to the fourth decimal place and truncated thereafter) obtained by dividing (a) the Common Cash Consideration by (b) the outstanding Company Common Stock immediately prior to the Effective Date of the Merger.

“Company” has the meaning given in the introductory paragraph.

“Company Ancillary Agreements” has the meaning given in Section 3.3.1.

“Company Benefit Arrangements” has the meaning given in Section 3.16.3(a).

“Company Business” means the business of Company as presently conducted.

“Company Certificates” has the meaning given in Section 7.2.1.

“Company Common Stock” means the common stock, $0.01 par value per share, of Company.

“Company Common Stockholders” means the holders of the Company’s Common Sock immediately prior to the Effective Time.

“Company Disclosure Letter” has the meaning given in the introductory paragraph of Article 3.

“Company Financial Statements” has the meaning given in Section 3.8.

“Company IP Rights” has the meaning given in Section 3.13.1.

“Company IP Rights Agreements” has the meaning given in Section 3.13.2.

“Company’s Knowledge” or “to the Knowledge of the Company” means, with respect to any fact, circumstance, event or other matter in question, the actual knowledge of such fact, circumstance, event or other matter of Raymond Maskell, Daniel H. Bathon Jr., Scott Lancaster, Douglas Johnson or Amar Dhaliwal. Any such individual will be deemed to have actual knowledge of a particular fact, circumstance, event or other matter if (i) such fact, circumstance, event or other matter is reflected in one or more documents (whether written or electronic, including e-mails sent to or by such individual) in, or that have been in, such individual’s possession, including personal files of such individual, (ii) such fact, circumstance, event or other matter is reflected in one or more documents (whether written or electronic) contained in books and records of such party (in the case of knowledge of a party that is not an individual) that would reasonably be expected to be reviewed by an individual who has the duties and responsibilities of such individual in the customary performance of such duties and responsibilities as is common for a corporation of similar size and business as Company, or (iii) such knowledge could be obtained from reasonable inquiry of the persons employed by Company charged with administrative or operational responsibility for such matters for Company.

“Company-Licensed IP Rights” has the meaning given in Section 3.13.1.

“Company Material Agreements” has the meaning given in Section 3.11.

“Company-Owned IP Rights” has the meaning given in Section 3.13.1.

“Company Options” has the meaning given in Section 2.2.

“Company Plan” has the meaning given in Section 2.2.

“Company Preferred Stock” means the Series A Preferred Stock, $0.10 par value per share, the Series B Preferred Stock, $0.10 par value per share, the Series C Preferred Stock, $0.10 par value per share, the Series D Preferred Stock, $0.10 par value per share, and the Series E Preferred Stock, $0.10 par value per share, of Company.

“Company Preferred Stockholders” means the holders of Company’s Preferred Stock immediately prior to the Effective Time.

“Company Release Date” has the meaning given in Section 11.1.

“Company Series A Preferred Stock” means the Series A Preferred Stock, $0.10 par value per share, of Company.

“Company Series B Preferred Stock” means the Series B Preferred Stock, $0.10 par value per share, of Company.

“Company Series C Preferred Stock” means the Series C Preferred Stock, $0.10 par value per share, of Company.

“Company Series D Preferred Stock” means the Series D Preferred Stock, $0.10 par value per share, of Company.

“Company Series E Preferred Stock” means the Series E Preferred Stock, $0.10 par value per share, of Company.

“Company Source Code” has the meaning given in Section 3.13.9.

“Company Stock” means Company Common Stock and Company Preferred Stock.

“Company Stockholders” means the record holders of issued and outstanding Company Stock immediately prior to the Effective Time.

“Contested Claim” has the meaning given in Section 11.8.2.

“Current Average Price Per Share” means the average closing price of Parent Common Stock on the Nasdaq Stock Market for the twenty (20) consecutive trading days ending with the last trading day prior to the date a claim for indemnification is resolved in accordance with Article 11.

“Customer Conversion Shares” means 100,000 shares of the Preferred Stock Consideration and the Management Stock Amount in proportion to the amount that each bears to the total of Preferred Stock Consideration and Management Stock Amount.

“Damages” has the meaning given in Section 11.2.1(a).

“Delaware Law” means the Delaware General Corporation Law.

“Dissenting Shares” has the meaning given in Section 7.3.

“Effective Time” means the date and time on which the Merger first becomes legally effective under the laws of the State of Delaware as a result of the filing with the Delaware Secretary of State of the Certificate of Merger and any required related certificates pursuant to, and in conformity with, the requirements of the DGCL.

“Encumbrance” means, with respect to any asset, any mortgage, deed of trust, lien, pledge, charge, security interest, title retention device, collateral assignment, claim, charge, restriction or other encumbrance of any kind in respect of such asset (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset), excluding Permitted Encumbrances.

“Environmental Law” has the meaning given in Section 3.21.2.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Agent” has the meaning set forth in the Escrow Agreement.

“Escrow Agreement” means that certain escrow agreement dated as of the Closing Date duly executed by Parent, the Representative on behalf of the Company Stockholders and the Escrow Agent, in substantially the form attached hereto as Exhibit B.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Final Adjustment Calculations” has the meaning given in Section 2.1.3(b)

“Final Award” has the meaning given in Section 11.8.6.

“GAAP” has the meaning given in Section 3.8.

“General Escrow Consideration” has the meaning given in Section 2.4.1.

“General Escrow Funds” has the meaning given in Section 2.4.2.

“General Escrow Release Date” has the meaning given in Section 2.4.2.

“Governmental Authority” means any court, administrative agency, commission or other governmental authority.

“Governmental Permits” has the meaning given in Section 3.14.3.

“Holding” has the meaning given in the introductory paragraph.

“Holding Ancillary Agreements” has the meaning given in Section 4.2.1.

“Indemnification Agreement” means that an indemnification agreement dated as of the Agreement Date duly executed by each of the Principal Stockholders and Parent in the form attached hereto as Exhibit C.

“Independent Auditors” has the meaning given in Section 2.1.3(b).

“Information Statement” has the meaning given in Section 5.21(a).

“Inland Revenue Receivable” has the meaning given in Section 2.5.

“Intellectual Property” means, collectively, all worldwide industrial and intellectual property rights, including patents, patent applications, patent rights, trademarks, trademark registrations and applications therefor, trade dress rights, trade names, service marks, service mark registrations and applications therefor, Internet domain names, Internet and World Wide Web URLs or addresses, copyrights, copyright registrations and applications therefor, mask work rights, mask work registrations and applications therefor, franchises, licenses, inventions, trade secrets, know-how, customer lists, supplier lists, proprietary processes and formulae, software source code and object code, algorithms, net lists, architectures, structures, screen displays, photographs, images, layouts, inventions, development tools, designs, blueprints, specifications, technical drawings (or similar information in electronic format) and all documentation and media constituting, describing or relating to the foregoing, including manuals, programmers’ notes, memoranda and records.

“Investment Representation Letter” means an investment representation letter in the form attached hereto as Exhibit D.

“Irrevocable Proxies” has the meaning given in Section 3.25.

“J.A.M.S.” has the meaning given in Section 11.8.3.

“Key Employees” has the meaning given in Section 5.13.

“Knowledge,” means, with respect to any fact, circumstance, event or other matter in question, the actual knowledge of such fact, circumstance, event or other matter of (a) an individual, if used in reference to an individual, or (b) any executive officer or chairman of the board of directors of such party, if used in reference to a Person that is not an individual. Any such individual will be deemed to have actual knowledge of a particular fact, circumstance, event or other matter if (i) such fact, circumstance, event or other matter is reflected in one or more documents (whether written or electronic, including e-mails sent to or by such individual) in, or that have been in, such individual’s possession, including personal files of such individual, (ii) such fact, circumstance, event or other matter is reflected in one or more documents (whether written or electronic) contained in books and records of such party (in the case of knowledge of a party that is not an individual) that would reasonably be expected to be reviewed by an individual who has the duties and responsibilities of such individual in the customary performance of such duties and responsibilities as is common for a corporation of similar size and business as such party, or (iii) such knowledge could be obtained from reasonable inquiry of the persons employed by such party charged with administrative or operational responsibility for such matters for such party. The definition of “Knowledge” shall not apply to the Company, as to which the definition of “Company’s Knowledge” shall apply instead.

“Legal Requirements” means any federal, state, local, municipal, foreign or other law, statute, constitution, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Lock-Up Agreement” means a lock-up agreement in the form attached hereto as Exhibit E.

“Management Carve-Out Amount” means the Management Cash Amount and the Management Stock Amount.

“Management Carve-Out Recipients” has the meaning given in Section 5.3(p)

“Management Cash Amount” has the meaning given in Section 2.1.2(g) as adjusted pursuant to Section 2.1.3.

“Management Stock Amount” has the meaning given in Section 2.1.2(g) as adjusted pursuant to Section 2.1.3.

“Material Adverse Change” when used with reference to any entity or group of related entities, means any event, change or effect that is or is reasonably likely to be, individually or in the aggregate, materially adverse to the condition (financial or otherwise), properties, employees, assets (including intangible assets), operations or results of operations of such entity and its Subsidiaries, taken as a whole with its Subsidiaries; provided, however, that in no event do the following constitute, in and of themselves, either alone or in combination, a Material Adverse Change in Parent or Company, as the case may be, and none of the following shall be taken into account in determining whether there has been or will be a Material Adverse Change: (i) a change in the price of the publicly traded stock of Parent; (ii) changes in general economic conditions or changes affecting the industry generally in which Parent or Company operates; (iii) any failure by Company to meet internal projections or forecasts; (iv) any adverse change, effect, event, occurrence, state of facts or development to the extent clearly attributable to the announcement or pendency of the merger (including, without limitation, any cancellations of or delays in customer orders, any reduction in sales, any disruption in supplier, distributor, partner or similar relationships or any loss of employees); (v) any adverse change, effect, event, occurrence, state of facts or development resulting from or relating to compliance with the terms of, or the taking of any action required by, this Agreement; or (vi) any liability reflected in the Preliminary Adjusted or, if none, Estimated Liability Calculations.

“Material of Environmental Concern” has the meaning given in Section 3.21.2.

“Merger” has the meaning given in Recital A.

“New Shares” has the meaning given in Section 2.4.2.

“Net Liabilities” means (i) the total assets of Company as of the Closing (excluding goodwill and other intangible assets, allowance for bad debt, accounts receivable outstanding for more than 120 days at the Closing, and less an amount equal to five percent (5%) of the accounts receivable outstanding at the Closing for 120 days or less, less (ii) the total liabilities of Company as of the Closing (excluding deferred revenue and excluding items (A) and (B) in the definition of Adjusted Net Liabilities) (the “Balance Sheet Liabilities”), all determined in accordance with GAAP consistently applied.

“Noncompetition and Nonsolicitation Agreement” means a noncompetition and nonsolicitation agreement in substantially the form attached hereto as Exhibit F.

“Nondisclosure Agreement” has the meaning given in Section 13.16.

“Notice of Claim” has the meaning given in Section 11.5.

“Parent” has the meaning given in the introductory paragraph.

“Parent Ancillary Agreements” has the meaning given in Section 4.2.1.

“Parent Average Price Per Share” means the average closing price of Parent Common Stock on the Nasdaq Stock Market for the twenty (20) consecutive trading days ending with the last trading day prior to the Agreement Date.

“Parent Balance Sheet” has the meaning given in Section 4.5(b).

“Parent Common Stock” means the common stock, $0.001 par value per share, of Parent.

“Parent Disclosure Letter” has the meaning given in the introductory paragraph of Article 4.

“Parent Financials” has the meaning given in Section 4.5(b).

“Parent Indemnified Persons” has the meaning given in Section 11.2.1(a).

“Parent SEC Reports” has the meaning given in Section 4.5(a).

“Person” means any individual, corporation (including any not-for-profit corporation), partnership, limited liability partnership, joint venture, estate, trust, firm, company (including any limited liability company or joint stock company), association, organization, entity or Governmental Authority.

“Permitted Encumbrance” means (a) liens for taxes and assessments or governmental charge or levies not at the time due or in respect of which the validity thereof shall is being contested in good faith by appropriate proceedings; (b) liens in respect of pledges or deposits under workers’ compensation laws or similar legislation, carriers’, warehousemen’s, mechanics’, laborers’ and materialmen’s and similar liens, if the obligations secured by such liens are not then delinquent or are being contested in good faith by appropriate proceedings; (c) liens in favor of customs authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods to the extent accrued on the Balance Sheet; and (d) liens securing debt which are reflected on the Balance Sheet.

“Preferred Cash Consideration” means $400,000 as adjusted pursuant to Section 2.1.3., less the aggregate Management Cash Amount.

“Preferred Stock Consideration” means 1,800,000 shares of Parent Common Stock as adjusted pursuant to Section 2.1.3 less the aggregate Management Stock Amount.

“Preferred Stock Exchange Ratios” has the meaning given in Section 2.1.2(b).

“Preliminary Balance Sheet Escrow Funds” has the meaning given in Section 2.4.3.

“Principal Stockholders” means Ted Bayer, CIBC E1, CIBC E2, Charles River Partnership IX LP, Charles River Partnership IX-A LP, Charles River Partnership IX-B LLC, and Charles River Partnership IX-C LLC, BCI Growth V, BCI Partners, Mellon, Bessemer Venture Partners IV, Bessec Ventures IV LP, WindSpeed Ventures, WindSpeed Partners Investment LLC and Blue Rock Capital, LP.

“Principal Stockholders’ Ancillary Agreements” has the meaning given in Section 3.3.1.

“Pro Rata Share” means (i) with respect to a Company Preferred Stockholder and a Management Carve-Out Recipient, the quotient of the sum of Total Consideration and Management Carve-Out Amount distributable to such Company Preferred Stockholder or Management Carve-Out Recipient hereunder divided by the sum of Total Consideration and Management Carve-Out Amounts distributable to all Company Preferred Stockholders and Management Carve-Out Recipients; and (ii) with respect to a Principal Stockholder and a Management Carve-Out Recipient, the quotient of the sum of Total Consideration and Management Carve-Out Amount distributable to such Principal Stockholder or Management Carve-Out Recipient hereunder divided by the sum of Total Consideration and Management Carve-Out Amounts distributable to all Principal Stockholders and Management Carve-Out Recipients.

“Regulations” has the meaning given in Section 3.7.1.

“Representative” has the meaning given in Section 11.4.

“Resolution Period” has the meaning given in Section 2.1.3(b).

“SEC” means the Securities and Exchange Commission.

“Securities Act” has the meaning given in Section 2.8.

“Series A Cash Consideration” means, subject to Section 2.1.2(g), the quotient (calculated to the fourth decimal place and truncated thereafter) obtained by dividing Six Thousand One Hundred Seventy-Two Dollars ($6,172) by the Company Series A Preferred Stock outstanding on the Closing.

“Series B Cash Consideration” means, subject to Section 2.1.2(g), the quotient (calculated to the fourth decimal place and truncated thereafter) obtained by dividing Thirty-Two Thousand Two Hundred Twenty-Three Dollars ($32,223) by the Company Series B Preferred Stock outstanding on the Closing.

“Series C Cash Consideration” means, subject to Section 2.1.2(g), the quotient (calculated to the fourth decimal place and truncated thereafter) obtained by dividing One Hundred Five Thousand Seven Hundred Twenty-Nine Dollars ($105,729) by the Company Series C Preferred Stock outstanding on the Closing.

“Series D Cash Consideration” means, subject to Section 2.1.2(g), the quotient (calculated to the fourth decimal place and truncated thereafter) obtained by dividing Forty-Six Thousand Three Hundred Thirty-Four Dollars ($46,334) by the Company Series D Preferred Stock outstanding on the Closing.

“Series E Cash Consideration” means, subject to Section 2.1.2(g), the quotient (calculated to the fourth decimal place and truncated thereafter) obtained by dividing One Hundred Eighty One Thousand Five Hundred Forty Two Dollars ($181,542) by the Company Series E Preferred Stock outstanding on the Closing.

“Series A Exchange Ratio” means, subject to Section 2.1.2(g), the quotient (calculated to the fourth decimal place and truncated thereafter) obtained by dividing Twenty-Eight Thousand One Hundred Ninety-One (28,191) by the Company Series A Preferred Stock outstanding on the Closing.

“Series B Exchange Ratio” means, subject to Section 2.1.2(g), the quotient (calculated to the fourth decimal place and truncated thereafter) obtained by dividing One Hundred Forty-Seven Thousand One Hundred Eighty-Six (147,186) by the Company Series B Preferred Stock outstanding on the Closing.

“Series C Exchange Ratio” means, subject to Section 2.1.2(g), the quotient (calculated to the fourth decimal place and truncated thereafter) obtained by dividing Four Hundred Eighty-Two Thousand Nine Hundred Forty-Two (482,942) by the Company Series C Preferred Stock outstanding on the Closing.

“Series D Exchange Ratio” means, subject to Section 2.1.2(g), the quotient (calculated to the fourth decimal place and truncated thereafter) obtained by dividing Two Hundred Eleven Thousand Six Hundred Forty-Four (211,644) by the Company Series D Preferred Stock outstanding on the Closing.

“Series E Exchange Ratio” means, subject to Section 2.1.2(g), the quotient (calculated to the fourth decimal place and truncated thereafter) obtained by dividing Eight Hundred Twenty-Nine Thousand Two Hundred Thirty-Seven (829,237) by the Company Series E Preferred Stock outstanding on the Closing.

“Series A Share Consideration” has the meaning given in Section 2.1.2(b).

“Series B Share Consideration” has the meaning given in Section 2.1.2(c).

“Series C Share Consideration” has the meaning given in Section 2.1.2(d).

“Series D Share Consideration” has the meaning given in Section 2.1.2(e).

“Series E Share Consideration” has the meaning given in Section 2.1.2(f).

“Stockholders’ Meeting” has the meaning given in Section 5.11(a).

“Sub” has the meaning given in the introductory paragraph.

“Sub Ancillary Agreements” has the meaning given in Section 4.2.1.

“Subsidiary” of a specified entity means any corporation, partnership, limited liability company, joint venture or other legal entity of which the specified entity (either alone or through or together with any other subsidiary) owns, directly or indirectly, 50% or more of the stock or other equity or partnership interests the holders of which are generally entitled to vote for the election of the Board of Directors or other governing body of such corporation or other legal entity.

“Surviving Corporation” has the meaning given in Section 2.7(a).

“Target Net Liabilities” means Net Liabilities of zero (0) plus the following obligations: (i) employee severance payments and obligations to the individuals who are identified on Schedule 3.16.6 in the amount equal to $300,000 or, if less, the amount of Company severance payments and obligations to the executive officers of the Company outstanding as of March 3, 2005, and payable upon or as a result of the Closing; (ii) fifty percent (50%) of the lease obligations under the lease for the Company’s Baltimore facility from the Closing Date through expiration of the current lease term (approximately $618,000); and (iii) legal fees and expenses of up to $100,000 reasonably incurred by Company in connection with the Merger.

“Termination Date” means April 30, 2005.

“Total Consideration” means the sum of the Preferred Stock Consideration, the Preferred Cash Consideration and the Common Cash Consideration.

“Transaction Documents” has the meaning given in Section 3.3.1.

“Unresolved Items” has the meaning given in Section 2.1.3(b).

“Voting Agreement” has the meaning given in Section 3.25.

ARTICLE 2

THE MERGER

2.1 Effect of Merger on Capital Stock of Constituent Corporations.

2.1.1 Conversion of Sub Stock. At the Effective Time, each share of Sub common stock that is issued and outstanding immediately prior to the Effective Time will be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation (as defined in Section 2.6). Each certificate evidencing ownership of shares of Sub common stock will evidence ownership of such shares of common stock of the Surviving Corporation.

2.1.2 Consideration to be Paid; Payment of Management Carve-Out Amounts. Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Holding, Sub, the Company or the Company Stockholders, each share of Company Preferred Stock held by a Company Preferred Stockholder that is issued and outstanding immediately prior to the Effective Time will be converted into and represent the right to receive the number of whole shares of Parent Common Stock and, with respect to Company Common Stockholders as well, a share of Cash Consideration, upon the terms and conditions set forth in this Section 2.1.2 and elsewhere in this Agreement. Subject to the terms and conditions of this Agreement, at the Effective Time, each Management Carve-Out Recipient will have the right to receive the Management Stock Amount and a share of the Management Cash Amount upon the terms and conditions set forth in this Section 2.1.2 and elsewhere in this Agreement. The rights to receive such consideration and/or amounts, as the case may be, are subject to the provisions of Section 2.1.3 (regarding the pre-Closing and post-Closing withholding adjustments), Section 2.1.4 (regarding rights of dissenting shareholders), Section 2.1.5 (regarding the elimination of fractional shares of Parent Common Stock), Section 2.1.6 (regarding customer conversion earn-out), Section 2.4 (regarding the escrow holdback) Section 2.5 (regarding the AR Holdback Funds) and Section 2.6 (regarding Customer Conversion). Each share of Company Stock issued and outstanding immediately prior to the Effective Time (other than any shares entitled to appraisal rights under Delaware law) shall be canceled and extinguished and automatically converted into the right to receive, upon surrender of the certificate representing such share of Company Stock, such portion of the Total Consideration as set forth below in this Section 2.1.2, and each Management Carve-Out Recipient shall receive the amounts payable under Section 2.1.2(g) subject to the terms of this Agreement.

(a) Consideration for Company Common Stock. Each holder of Company Common Stock issued and outstanding immediately prior to the Effective Time shall be entitled to receive an amount of cash equal to the “Common Stock Conversion Amount” for each share of Company Common Stock (the “Common Cash Consideration”).

(b) Consideration for Company Series A Preferred Stock. Each holder of Company Series A Preferred Stock issued and outstanding immediately prior to the Effective Time shall be entitled to receive the following: (i) the number of shares of Parent Common Stock that is equal to the Series A Exchange Ratio (together with the Series B, C, D and E

Exchange Ratios, the “Preferred Stock Exchange Ratios”) for each share of Company Series A Preferred Stock (the “Series A Share Consideration”), and (ii) an amount of cash that is equal to the Series A Cash Consideration for each share of Company Series A Preferred Stock (the “Series A Cash Consideration,” together with the Series B, C, D, and E Cash Consideration, the “Preferred Cash Consideration”).

(c) Consideration for Company Series B Preferred Stock. Each holder of Company Series B Preferred Stock issued and outstanding immediately prior to the Effective Time shall be entitled to receive the following: (i) the number of shares of Parent Common Stock that is equal to the Series B Exchange Ratio for each share of Company Series B Preferred Stock (the “Series B Share Consideration”), and (ii) an amount of cash that is equal to the Series B Cash Consideration for each share of Company Series B Preferred Stock.

(d) Consideration for Company Series C Preferred Stock. Each holder of Company Series C Preferred Stock issued and outstanding immediately prior to the Effective Time shall be entitled to receive the following: (i) the number of shares of Parent Common Stock that is equal to the Series C Exchange Ratio for each share of Company Series C Preferred Stock (the “Series C Share Consideration”), and (ii) an amount of cash that is equal to the Series C Cash Consideration for each share of Company Series C Preferred Stock.

(e) Consideration for Company Series D Preferred Stock. Each holder of Company Series D Preferred Stock issued and outstanding immediately prior to the Effective Time shall be entitled to receive the following: (i) the number of shares of Parent Common Stock that is equal to the Series D Exchange Ratio for each share of Company Series D Preferred Stock (the “Series D Share Consideration”), and (ii) an amount of cash that is equal to the Series D Cash Consideration for each share of Company Series D Preferred Stock.

(f) Consideration for Company Series E Preferred Stock. Each holder of Company Series E Preferred Stock issued and outstanding immediately prior to the Effective Time shall be entitled to receive the following: (i) the number of shares of Parent Common Stock that is equal to the Series E Exchange Ratio for each share of Company Series E Preferred Stock (the “Series E Share Consideration”), and (ii) an amount of cash that is equal to the Series E Cash Consideration for each share of Company Series E Preferred Stock.

(g) Amounts Payable to Management Carve-Out Recipients. Each Management Carve-Out Recipient shall be entitled to receive the following: (i) the number of shares of Parent Common Stock as is set forth opposite such Management Carve-Out Recipient’s name on Schedule 2.1.2(g) (collectively, the “Management Stock Amount”), and (ii) an amount of cash as is set forth opposite such Management Carve-Out Recipient’s name on Schedule 2.1.2(g) (collectively, the “Management Cash Amount”). To the extent a Management Carve-Out Recipient elects not to receive his share of the Management Carve-Out Amount, such amount shall be added to the Preferred Stock Consideration and the Preferred Cash Consideration and the Series A Exchange Ratio, the Series B Exchange Ratio, the Series C Exchange Ratio, the Series D Exchange Ratio; the Series E Exchange Ratio, and the Preferred Cash Consideration shall be adjusted proportionately.

(h) Treasury Shares. Each share of Company Common Stock and Company Preferred Stock held in the treasury of the Company immediately prior to the Effective Time shall be cancelled and extinguished without any conversion thereof and no payment or distribution shall be made with respect thereto.

Any portion of the Total Consideration and Management Carve-Out Amount not withheld pursuant to Sections 2.4, 2.5 and 2.6 shall be distributed and paid in accordance with Sections 7.2 and 7.3.

2.1.3 Determination of Adjusted Net Liabilities.

(a) No later than five (5) business days, and no earlier than ten (10) business days prior to the Closing Date, Company shall prepare and deliver to Parent a calculation of the estimated (i) Adjusted Net Liabilities of the Company as of the Closing Date and (ii) Target Net Liabilities (collectively, “Estimated Liability Calculations”). Parent will notify Company of any objections with regard to item(s) contained in the Estimated Liability Calculations no later than three (3) business days thereafter. If Parent does not notify Company of any objections within such three (3) day period, then Parent will be deemed to have accepted the Estimated Liability Calculations for purposes of the Closing. Parent and Company will cooperate in good faith to resolve any such dispute as promptly as possible. If Parent and Company cannot agree on the calculation of the estimated Adjusted Net Liabilities and Target Net Liabilities by the five (5) days following Company’s delivery of the Estimated Liability Calculations to Parent, then for purposes of adjusting the Total Consideration on the Closing Date, the average between the Company’s and Parent’s calculations of Adjusted Net Liabilities and Target Net Liabilities shall be conclusive and final for purposes of the Closing (the “Preliminary Adjusted Calculations”) subject to the post closing adjustment under Section 2.1.3(b). Subject to the escrow holdback provisions of Sections 2.4 and 2.5, in the event, the Company’s Adjusted Net Liabilities are less than the Company’s Target Net Liabilities by more than $250,000, the Preferred Cash Consideration payable to the Company Preferred Stockholders and the Management Cash Amounts payable to the Management Carve-Out Recipients shall be increased by the amount of such variance in proportion to each other. In the event that the Adjusted Net Liabilities are greater than the Target Net Liabilities by more than $250,000, the Preferred Cash Consideration and the Management Cash Amount shall be decreased by the amount of such variance in proportion to each other, and to the extent that such variance exceeds $400,000, the Preferred Stock Consideration and the Management Stock Amount shall be decreased by that number of shares of Parent Common Stock equal to the quotient obtained by dividing the amount of such excess over $400,000 by the Parent Average Price Per Share in proportion to each other. For purposes of determining if there are any adjustments to the Total Consideration and the Management Cash Amounts and Management Stock Amounts payable on the Closing Date pursuant to the two preceding sentences, the Preliminary Adjustment Calculations or if none, the Estimated Liability Calculations, shall be used.

(b) Unless Parent agrees with the Estimated Liability Calculations, as promptly as practicable, but in no event later than sixty (60) days following the Closing, Parent shall prepare and deliver to Representative its calculation of the Net Liabilities, the Adjusted Net Liabilities and the Target Net Liabilities and a calculation of the differences between the Adjusted Net Liabilities and the Target Net Liabilities (the “Adjustment Calculations”) which

Adjustment Calculations shall set forth in reasonable detail the differences between the Parent’s calculations and the Company’s Estimated Liability Calculations. Unless Parent delivers Adjustment Calculations on or prior to the sixtieth (60th) day after the Closing, the Parent shall be deemed to have accepted the Estimated Liability Calculation and such Estimated Liability Calculations shall be deemed to be “Final Calculations” as defined below. After receipt of the Adjustment Calculations, the Representative shall have ten (10) days to review the Adjustment Calculations. Unless the Representative delivers written notice to Parent on or prior to the tenth (10th) day after the receipt of the Adjustment Calculations stating that he has objections to the Adjustment Calculations (and setting forth in reasonable detail his calculation of disputed items) (an “Objection”), the Representative shall be deemed to have accepted and agreed to the Adjustment Calculations and such calculations shall be deemed “Final Adjustment Calculations.” If the Representative so notifies Parent of his or her objections to the Adjustment Calculations, the parties shall, within ten (10) days (or such longer period as the parties may agree) following such notice (the “Resolution Period”), attempt to resolve their differences, and any resolution by them as to any disputed amounts that are communicated to the Escrow Agent jointly by the parties in writing shall be final, binding and conclusive. Any amounts remaining in dispute at the conclusion of the Resolution Period (the “Unresolved Items”) shall be submitted to Ernst & Young (or another nationally recognized firm of independent public accountants to be mutually agreed) (such firm being referred to as the “Independent Auditors”) immediately after the expiration of the Resolution Period. The Independent Auditors’ determination of the Unresolved Items shall be made within thirty (30) days of the submission of the Unresolved Items thereto (if practicable), shall be set forth in a written statement delivered to Parent and the Representative and shall be final, binding and conclusive. The term “Final Calculations,” as used in this Agreement, means the definitive difference between Adjusted Net Liabilities and Target Net Liabilities as adjusted to reflect either: (i) the Estimated Liability Calculations, where the Parent did not deliver the Adjustment Calculations before the expiration of the ten (10) day period set forth in this Section 2.1.3(b); (ii) the Adjustment Calculations where the Representative did not deliver an Objection before the expiration of the ten (10) day period set forth in this Section 2.1.3(b); or (iii) if neither (i) or (ii) of this sentence applies, the determination of the Independent Auditors under this Section 2.1.3(b) or as otherwise agreed to by Parent and the Representative. The date the Final Calculations are determined is referred to herein as the “Final Determination Date.”

(c) If and to the extent the Target Net Liabilities exceed the Adjusted Net Liabilities as shown in the Final Calculations by more than $250,000 and such excess is more than the amount if any, that the Target Net Liabilities exceeded the sum of $250,000 and the Adjusted Net Liabilities under the Preliminary Adjusted Calculation (the “Preliminary Excess”), then the Preferred Cash Consideration and the Management Cash Amounts in proportion to each other shall be increased by the amount such excess exceeds the Preliminary Excess and Parent or its transfer agent will pay by check to each Preferred Company Stockholder and Management Carve-Out Recipient the amount of such excess as determined pursuant to Section 2.1.2, less twenty percent (20%) of such amount which will be delivered to the Escrow Agent by Parent to augment the General Escrow Consideration and the Escrow Agent will release the Preliminary Balance Sheet Escrow Funds to each Preferred Company Stockholder and Management Carve-Out Recipient. If such excess is less than the amount, if any, that the Target Net Liabilities exceeded the sum of $250,000 and the Adjusted Net Liabilities under the Preliminary Adjusted Calculation (the “Preliminary Deficiency”), Parent and the Representative

shall deliver written notice to the Escrow Agent specifying the amount such deficiency exceeds the Preliminary Deficiency, and the Escrow Agent shall, in accordance with Article 11 and the terms of the Escrow Agreement, deliver to Parent out of the Preliminary Balance Sheet Escrow Funds that number of shares of Parent Common Stock as shall equal the quotient of (i) the amount of such deficiency divided by (ii) the Parent Average Price Per Share, and, if the Preliminary Balance Sheet Escrow Funds are insufficient to satisfy such deficiency, out of the General Escrow Fund cash equal to such insufficiency and, if the General Escrow Fund has insufficient cash, that number of shares of Parent Common Stock as shall equal the quotient of (i) the amount of such difference (less the shares and cash delivered to Parent) divided by (ii) the Parent Average Price Per Share.

(d) If and to the extent the Adjusted Net Liabilities exceed the Target Net Liabilities as shown in the Final Calculations by more than $250,000 and such excess is more than the amount, if any, that the Adjusted Net Liabilities exceed the sum of $250,000 and the Target Net Liabilities under the Preliminary Adjusted Calculation (the “Preliminary ANL Excess”), then Parent and the Representative shall deliver a written notice to the Escrow Agent specifying the amount such excess exceeds the Preliminary ANL Excess and the Escrow Agent shall, in accordance with Article 11 and the terms of the Escrow Agreement, deliver to Parent out of the Preliminary Balance Sheet Escrow Funds that number of shares of Parent Common Stock as shall equal the quotient of (i) the amount of such excess divided by (ii) the Parent Average Price Per Share, and, if the Preliminary Balance Sheet Escrow Funds are insufficient to satisfy such deficiency, out of the General Escrow Fund cash equal to such insufficiency, and, if the General Escrow Fund has insufficient cash, that number of shares of Parent Common Stock as shall equal the quotient of (i) the amount of such difference (less the shares and cash delivered to Parent), divided by (ii) the Parent Average Price Per Share. If such excess is less than the amount, if any, that the Adjusted Net Liabilities exceeded the sum of $250,000 and the Target Net Liabilities under the Preliminary Adjusted Calculation (the “Preliminary ANL Deficiency”), then the Preferred Cash Consideration and the Management Cash Amounts in proportion to each other shall be increased by the amount such deficiency exceeds the Preliminary ANL Deficiency and Parent or its transfer agent will pay by check to each Preferred Company Stockholder and Management Carve-Out Recipient the amount of such deficiency as determined pursuant to Section 2.1.2, less twenty percent (20%) of such amount which will be delivered to the Escrow Agent by Parent to augment the General Escrow Consideration and the Escrow Agent will release the Preliminary Balance Sheet Escrow Funds to each Preferred Company Stockholder and Management Carve-Out Recipient.

(e) If, before or during the Resolution Period, Parent and the Representative agree (or are deemed to agree) on the Adjusted Net Liabilities and the Target Net Liabilities, they agree to take such actions as set forth in Section 2.1.3(c) and (d), as applicable.

(f) If there are Unresolved Items at the end of the Resolution Period, then the parties shall jointly notify the Escrow Agent of the minimum amount which the parties agree is owed pursuant to this Section 2.1.3 and to which party such amount is owed. If the parties agree such minimum amount is owed to Parent, then the Escrow Agent shall, in accordance with the terms of the Escrow Agreement, deliver to Parent out of the General Escrow Fund cash and, to the extent cash is insufficient, that number of shares of Parent Common Stock as shall equal the quotient of (i) such minimum amount (less the cash delivered to Parent), divided by (ii) the Parent Average Price Per Share, and any additional cash or shares owing with respect to the Unresolved Items shall be delivered after the resolution thereof by the Independent Auditors as described above. If the parties agree such minimum amount is owed by Parent, then the Preferred Cash Consideration and Management Cash Amount shall be increased pro rata by such minimum amount and Parent or its transfer agent will pay by check to each Preferred Company Stockholder and Management Carve-Out Recipient the amount of such excess as determined pursuant to Section 2.1.2, less twenty percent 20% of such amount which will be delivered to the Escrow Agent by Parent to augment the General Escrow Consideration and any additional amount owing with respect to the Unresolved Items shall be delivered after the resolution thereof by the Independent Auditors as described above.

(g) During the calculation of Adjusted Net Liabilities and Target Net Liabilities pre- or post-Closing and the period of any review or dispute within the contemplation of this Agreement, (i) each party hereto shall provide, or cause to be provided, to the other parties and their authorized representatives, including the Representative, access to all relevant books, records, workpapers and employees of the Company or the Representative, as the case may be, to the extent such materials or persons are within their possession or control, and (ii) the Representative and Parent shall cooperate fully with each other and their authorized representatives, including the provision on a timely basis of all information necessary or useful.

(h) In acting under this Section 2.1.3, the Independent Auditors shall be entitled to the privileges and immunities of arbitrators. Each party agrees to execute, if requested by the Independent Auditors, a reasonable engagement letter. All fees and expenses relating to the work, if any, to be performed by the Independent Auditors shall be borne pro rata by Parent and the General Escrow Fund in proportion to the allocation of the dollar amount of the Unresolved Items made by the Independent Auditors in relation to each party’s position on each applicable Unresolved Item as submitted to the Independent Auditors such that the prevailing party or parties pays a lesser proportion of the fees and expenses.

2.1.4 Appraisal Rights. As more fully set forth in Section 7.3, holders of shares of Company Stock who have complied with all requirements for perfecting their appraisal rights, as set forth in Section 262 of Delaware Law, shall be entitled to their rights under Delaware Law with respect to such shares.

2.1.5 Fractional Shares. No fractional shares of Parent Common Stock will be issued in connection with the Merger or the payment of the Management Stock Amounts. In lieu thereof, each Company Preferred Stockholder and Management Carve-Out Recipient who would otherwise be entitled to receive a fraction of a share of Parent Common Stock pursuant to Section 2.1.2, computed after aggregating all shares of Parent Common Stock to be received by such Company Preferred Stockholder and Management Carve-Out Recipient pursuant to Section 2.1.2, will instead receive from Parent, upon surrender, in the case of a Company Preferred Stockholder, of such Company Preferred Stockholder’s Company Certificates or an Affidavit (each as defined in Section 7.2.1) pursuant to Article 7 or Section 2.1.6 below, an amount of cash (rounded down to the nearest cent) equal to the product obtained by multiplying (a) the Parent Average Price Per Share by (b) the fraction of a share of Parent Common Stock that such Company Preferred Stockholder or Management Carve-Out Recipient would otherwise have been entitled to receive.

2.1.6 Lost Stock Certificate. In the event any certificate representing shares of the Company Stock shall have been lost, stolen or destroyed, upon the making of an Affidavit, Parent shall deliver in exchange for such lost, stolen or destroyed certificate the shares of Preferred Stock Consideration and Cash Consideration issuable in exchange therefor pursuant to the provisions of Section 2.1 (and cash in lieu of fractional shares). Parent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate to provide to Parent an indemnity agreement and/or post a bond to cover any claim that may be made against Parent with respect to the certificate alleged to have been lost, stolen or destroyed.

2.1.7 Adjustments for Capital Changes. Notwithstanding the provisions of Section 2.1.2, if Parent recapitalizes, either through a subdivision (or stock split) of any of its outstanding shares of Parent Common Stock into a greater number of such shares, or a combination (or reverse stock split) of any of its outstanding shares of Parent Common Stock into a lesser number of such shares, or reorganizes, reclassifies or otherwise changes its outstanding shares of Parent Common Stock into the same or a different number of shares of other classes or series of Parent stock (other than through a subdivision or combination of shares provided for in the preceding clause), or declares a dividend or other distribution on its outstanding shares payable in shares of Parent Common Stock, in shares or securities convertible into shares of Parent Common Stock and/or other Parent equity securities (each, a “Capital Change”), at any time after the Agreement Date and prior to the Effective Time, then the Preferred Stock Consideration and the Preferred Cash Consideration and the Preferred Stock Exchange Ratios and the Management Stock Amounts will be appropriately adjusted.

2.2 Company Options. At the Effective Time, all outstanding options (collectively, “Company Options”) to purchase Company Common Stock, including all Company Options granted under THINQ Learning Solutions, Inc. 1999 Stock Option Plan, Training Server, Inc. 2000 Stock Incentive Plan and Learning Solutions Alliance 1999 Stock Option Plan (collectively, the “Company Plan”), as set forth on Schedule 2.2, will terminate.

2.3 Company Warrants. At the Effective Time, all outstanding warrants (collectively, “Company Warrants”) to purchase Company Stock, including the Company Warrants set forth on Schedule 2.3, will terminate.

2.4 General Escrow.

2.4.1 At the Effective Time, Parent shall withhold from the Total Consideration to be issued to Company Preferred Stockholders in the Merger and from the Management Carve-Out Amounts (the “Preferred and Management Total Amounts”), the Preferred Cash Consideration and Management Cash Amount (as adjusted pursuant to Section 2.1.3(a)) plus that portion of Parent Common Stock that, when combined with such adjusted Preferred Cash Consideration and Management Cash Amount, equals twenty percent (20%) of the sum of the Total Consideration and Management Carve Out Amount (as adjusted pursuant to Section 2.1.3(a)), less any AR Holdback Funds, plus an amount equal to the Target Net Liabilities (expressed as a positive number) (such withheld consideration, the “General Escrow Consideration”) and deliver the General Escrow Consideration to the Escrow Agent, which shall be held in escrow subject to the Escrow Agreement and Article 11. For purposes of this Section 2.4, the Parent Common Stock shall be valued at the Parent Average Price Per Share.

2.4.2 Any shares of Parent Common Stock or other equity securities issued or distributed by Parent (including shares issued upon a stock split, stock dividend, recapitalization or other similar event) in respect of General Escrow Consideration (the “New Shares”) shall also be withheld in the General Escrow Funds (as defined below). The General Escrow Consideration, the AR Holdback Funds, the Preliminary Balance Sheet Escrow Funds (as defined below), and any New Shares are collectively referred to herein as the “General Escrow Funds.” Cash dividends on the General Escrow Funds shall not be added to the General Escrow Funds but shall be distributed to the record holders of such General Escrow Funds. The Escrow Agent will hold the General Escrow Funds as security for the Company Preferred Stockholders’ and Management Carve-Out Recipients’ indemnification obligations for Damages (as defined in Section 11.2) under Article 11. The General Escrow Consideration and the New Shares that relate to the General Escrow Consideration will be held by the Escrow Agent, subject to the terms and conditions of the Escrow Agreement and Article 11, until the due date for Parent’s Annual Report on Form 10-K for the fiscal year ended May 31, 2006 (with no extension of time to file) (the “General Escrow Release Date”). The AR Holdback Funds and the New Shares that relate to the AR Holdback Funds will be held by the Escrow Agent, subject to the terms and conditions of the Escrow Agreement and Article 11, until the General Escrow Release Date, with the exception of any portion of the AR Holdback Funds previously released in accordance with Section 2.5 below. The Preliminary Balance Sheet Escrow Funds and the New Shares that relate to each of the Preliminary Balance Sheet Escrow Funds will be released in accordance with Section 2.4.3 below, subject to the results of the post-Closing adjustment described in Section 2.1.3.

2.4.3 In addition to the General Escrow Consideration withheld, Parent will withhold from the Total Consideration to be issued to Company Preferred Stockholders in the Merger and from the Management Carve-Out Amount five percent (5%) of the Total Consideration and Management Carve-Out Amount payable at Closing (the “Preliminary Balance Sheet Escrow Funds”) and deliver the Preliminary Balance Sheet Escrow Funds to the Escrow Agent, which shall be held in escrow subject to the Escrow Agreement. The Preliminary Balance Sheet Escrow Funds shall be distributed pursuant to Section 2.1.3 and upon final resolution of the Adjusted Net Liabilities and Target Net Liabilities, any amounts due Parent under Section 2.1.3 shall be paid to Parent and any amounts due Company Stockholders and Management Carve-Out Recipients under Section 2.1.3 shall be paid to the Company Stockholders and Management Carve-Out Recipients. Parent and the Representative shall notify the Escrow Agent accordingly.

2.5 Accounts Receivable Escrow. To the extent that accounts receivable at the Closing include amounts invoiced to Inland Revenue (the “Inland Revenue Receivable”), in addition to the General Escrow Consideration and the Preliminary Balance Sheet Escrow Funds, that portion of the Preferred Stock Consideration and Management Stock Amount equal to fifty percent (50%) of the Inland Revenue Receivable (the “AR Holdback Funds”) will be withheld and delivered to the Escrow Agent, which shall be held subject to the escrow Agreement, and issued, if at all, no later than the date twenty (20) days after the date any collection of the Inland Revenue Receivable is received, so long as such collection is received prior to the six month anniversary of the Closing (the “AR Holdback Release Date”). For purposes of the preceding sentence: (i) the Preferred Stock Consideration and Management Stock Amount shall be valued at the Parent Average Price Per Share; and (ii) the portion of the AR Holdback Funds released from the Accounts Receivable Escrow (the “AR Escrow”) shall equal forty percent (40%) of the amount of the Inland Revenue Receivable collected. Ten percent (10%) of the amount so collected will be contributed to the General Escrow Funds and distributed in accordance with the General Escrow provisions set forth above. In the event that less than the full amount of the Inland Revenue Receivable is collected on or prior to the AR Holdback Release Date, the Escrow Agent shall distribute any remaining AR Holdback Funds to Parent.

2.6 Customer Conversion Earn-Out.

2.6.1 Conditions. At the Effective Time, Parent shall withhold from the Preferred and Management Stock Amounts the Customer Conversion Shares. Subject to Section 2.1.4, Section 2.1.5 and such other terms and conditions of this Agreement, Parent shall cause the issuance of the Customer Conversion Shares to the Preferred Stockholders and the Management Carve-Out Recipients based on such Preferred Stockholder’s Pro Rata Share or such Management Carve-Out Recipient’s Pro Rata Share, if at all, in accordance with the following conditions: (i) one-third (1/3) of the Customer Conversion Shares shall be released if after the Closing Date and before June 1, 2006, twelve (12) Customer Conversions have occurred; (ii) one-third (1/3) of the Customer Conversion Shares shall be released if after the Closing Date and before June 1, 2007, forty (40) Customer Conversions have occurred or, alternatively, if after May 31, 2006 and before June 1, 2007, twenty-eight (28) Customer Conversions have occurred; and (iii) one-third (1/3) of the Customer Conversion Shares shall be released if after the Closing Date and before June 1, 2008, sixty (60) Customer Conversions have occurred, or alternatively, if after May 31, 2007 and before June 1, 2008, twenty (20) Customer Conversions have occurred. For purposes of this Section 2.6, a “Customer Conversion” will be deemed to have occurred on the date on which a Company customer (as indicated on Exhibit G hereto) executes a binding agreement with Parent pursuant to which such Company customer (i) agrees to replace such customer’s deployment of a Company product with a product distributed by Parent that contains substantially the same functionality as the functionality contained in the deployed Company product; or (ii) licenses from Parent, for purposes of integration with a Company product deployed by such customer, one or more software products (other than Company software products) with an initial license fee of at least $100,000 payable to Parent. Any Customer Conversions by AT&T Corp., IKON Office Solutions, Inc., Chiron Corporation and Honeywell Inc. and their respective affiliates shall not be counted for purposes of this Section 2.6.1.

2.6.2 Notification and Stock Issuance. Within thirty (30) days after the end of Parent’s 2006, 2007 and 2008 fiscal years, Parent shall provide written notification to the Representative of whether there is a pending issuance of a portion of the Customer Conversion Shares to the Preferred Stockholders and the Management Carve-Out Recipients due to a Customer Conversion condition having been met for such fiscal year and, if so, the names of the Company customers included as Customer Conversions and a brief description of the Customer Conversion transaction. Promptly thereafter, Parent shall instruct to Parent’s transfer agent to issue the applicable portion of Customer Conversion Shares to the Preferred Stockholders and the Management Carve-Out Recipients based on such Preferred Stockholder’s Pro Rata Share or such Management Carve-Out Recipient’s Pro Rata Share. The stock certificates representing Conversion Shares will then be delivered from Parent’s transfer agent to the Representative and the Representative will in turn deliver the stock certificates to the Preferred Stockholders and the Management Carve-Out Recipients. No fractional Conversion Shares shall be issued. The number of Conversion Shares to be issued shall be rounded to the nearest whole share.

2.7 Effects of the Merger. At and upon the Effective Time:

(a) the separate existence of Sub will cease and Sub will be merged with and into Company, and Company will be the surviving corporation of the Merger (sometimes referred to herein as the “Surviving Corporation”) pursuant to the terms of this Agreement and the Certificate of Merger;

(b) the Certificate of Incorporation of the Surviving Corporation will be amended in its entirety to read as set forth in the Certificate of Merger filed with the Delaware Secretary of State;

(c) the Bylaws of Sub will continue unchanged and be the Bylaws of the Surviving Corporation immediately after the Effective Time;

(d) each share of Company Stock that is outstanding immediately prior to the Effective Time will be converted as provided in this Article 2;

(e) each Company Option that is outstanding immediately prior to the Effective Time will be terminated and canceled;

(f) each Company Warrant that is outstanding immediately prior to the Effective Time will be terminated and canceled;

(g) each share of Sub common stock that is outstanding immediately prior to the Effective Time will be converted into one validly issued, fully paid and nonassessable share of common stock, $0,001 par value per share, of the Surviving Corporation as provided in Section 2.1.1;

(h) the officers of the Surviving Corporation immediately after the Effective Time will be those individuals who were the officers of Sub immediately prior to the Effective Time, and each such individual shall, immediately after the Effective Time, hold the same office or offices of the Surviving Corporation as the office or offices that such individual held with Sub immediately prior to the Effective Time;

(i) the members of the Board of Directors of the Surviving Corporation immediately after the Effective Time will be the members of the Board of Directors of Sub immediately prior to the Effective Time; and

(j) the Merger will, from and after the Effective Time, have all of the effects provided by Applicable Law.

2.8 Securities Law Issues. Parent shall issue the shares of Parent Common Stock to be issued to the Company Stockholders in the Merger and issued to the Management Carve-Out Recipients in the Merger as provided in Section 2.1.2 pursuant to an exemption or exemptions from registration under Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”), and/or Regulation D promulgated under the Securities Act and the exemption from qualification under the laws of the State of California and other applicable state securities laws. Parent and Company shall comply with all applicable provisions of, and rules under, the Securities Act in connection with offering and issuance of shares of Parent Common Stock in the Merger.

2.9 Tax Consequences. The parties intend that the Merger shall be treated as a taxable sale transaction.

2.10 Further Assurances. If, at any time before or after the Effective Time, Parent, or, at any time before the Effective Time, Company, believe or are advised that any further instruments, deeds, assignments or assurances are reasonably necessary or desirable to consummate the Merger or to carry out the purposes and intent of this Agreement at or after the Effective Time, then Company, Parent, the Surviving Corporation and their respective officers and directors will execute and deliver all such proper instruments, deeds, assignments and assurances and do all other things necessary or desirable to consummate the Merger and to carry out the purposes and intent of this Agreement.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF COMPANY

Company represents and warrants to Parent that, except as set forth in the letter addressed to Parent from Company and dated as of the Agreement Date (including all schedules thereto) which has been delivered by Company to Parent concurrently herewith (the “Company Disclosure Letter”), each of the representations, warranties and statements contained in the following sections of this Article 3 is true and correct as of the Agreement Date and will be true and correct on and as of the Closing Date. For all purposes of this Agreement, the statements contained in the Company Disclosure Letter and its schedules shall also be deemed to be representations and warranties made and given by Company under Article 3 of this Agreement.

3.1 Organization and Good Standing. Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Company has the corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted, and is qualified or licensed to do business and is in good standing in each jurisdiction in which the failure to be so qualified or licensed would cause a Material Adverse Change to Company (each such jurisdiction being listed on Schedule 3.1 of the Company Disclosure Letter). Company has delivered to Parent true and complete copies of its currently effective Certificate of Incorporation and Bylaws, each as amended to date. Company is not in violation of its Certificate of Incorporation or Bylaws.

3.2 Subsidiaries. Company has no Subsidiaries or any equity or ownership interest, whether direct or indirect, in, or loans to, any corporation, partnership, limited liability company,

joint venture or other business entity. Company is not obligated to make, nor bound by any agreement or obligation to make, any investment in or capital contribution in or on behalf of any other entity.

3.3 Power, Authorization and Validity.

3.3.1 Power and Authority. Company has the right, power, legal capacity and authority to enter into and perform its obligations under this Agreement and all agreements and documents to which Company is or will be a party that are required to be executed pursuant to this Agreement (the “Company Ancillary Agreements”). The execution, delivery and performance of this Agreement and the Company Ancillary Agreements have been duly and validly approved and authorized by Company. Each Principal Stockholder has the right, power, legal capacity and authority to enter into and perform its obligations under this Agreement and all agreements and documents to which such Principal Stockholder is or will be a party that are required to be executed pursuant to this Agreement (the “Principal Stockholders’ Ancillary Agreements,” together with the Company Ancillary Agreements, the “Transaction Documents”). The execution, delivery and performance of this Agreement and the Principal Stockholders’ Ancillary Agreements have been duly and validly approved and authorized by the Principal Stockholders.

3.3.2 No Consents. No consent, approval, permit, order or authorization from, or registration, declaration or filing with, any Governmental Authority or any other Person, governmental or otherwise, is necessary or required to be made or obtained by Company to enable Company to lawfully execute and deliver, enter into, and to perform its obligations under, this Agreement or the Company Ancillary Agreements and for Company to consummate the Merger, except for: (a) the filing of the Certificate of Merger with the Delaware Secretary of State and (b) such other filings, if any, as may be required in order for Company to comply with applicable federal and state securities laws.

3.3.3 Enforceability. This Agreement has been duly executed and delivered by Company. This Agreement and the Company Ancillary Agreements are, or at the time when they are executed by Company will be, valid and binding obligations of Company enforceable against Company in accordance with their respective terms, subject only to the effect now or hereafter, if any, of (a) applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the rights of creditors generally and (b) rules of law and equity governing specific performance, injunctive relief and other equitable remedies.

3.4 Capitalization of Company.

3.4.1 Outstanding Securities. The authorized capital stock of Company consists entirely of: (a) 190,000,000 shares of Company Common Stock, of which a total of 5,247,751 shares are issued and outstanding and 373,200 are held in the Company’s treasury and (b) 42,000,000 shares of Company Preferred Stock, of which 769,230 shares are designated Series A Convertible Preferred Stock, 769,230 of which are issued and outstanding; 1,678,794 shares are designated Series B Convertible Preferred Stock, of which 1,678,794 are issued and outstanding; 4,700,631 shares are designated Series C Convertible Preferred Stock, of which 4,680,631 are issued and outstanding; 7,700,001 shares are designated Series D Convertible

Preferred Stock, of which 7,700,001 are issued and outstanding; 23,620,678 shares are designated Series E Convertible Preferred Stock, of which 11,270,109 are issued and outstanding. The numbers of issued and outstanding shares of Company Stock held by each of the Company Stockholders are set forth in Exhibit H attached hereto. Except as expressly set forth in Exhibit H attached hereto, no shares of Company Common Stock or Company Preferred Stock are issued or outstanding. Company holds no treasury shares. Options to purchase a total of 1,974,698 shares of Company Common Stock are outstanding under the Company Plan. An aggregate of 997,626 shares of Company Common Stock are reserved and authorized for issuance upon exercise of outstanding Company Warrants. An aggregate of 275,862 shares of Company Preferred Stock are reserved and authorized for issuance upon exercise of outstanding Company Warrants. Schedule 3.4.1 (a) of the Company Disclosure Letter lists for each Person who holds Company Warrants, the name of the holder of each such Company Warrant, the exercise price for each such Company Warrant, the number of shares or other securities covered by each such Company Warrant, and the classes and series of securities covered by each such Company Warrant. Schedule 3.4. (b) of the Company Disclosure Letter lists for each Person who holds Company Options, the name of the holder of each such Company Option, the exercise price for each such Company Option and the number of shares of Company Common Stock covered by each such Company Option. True and complete copies of the standard option agreement under the Company Plan and each agreement for each Company Option that does not conform to the standard option agreement under the Company Plan have been made available to Parent. No Company Option that contains a term providing for the vesting or exercisability of any Company Option will accelerate or otherwise change as a result of the execution and delivery of this Agreement or the consummation of the Merger or the transactions contemplated hereby or the occurrence of any subsequent event in connection with consummation of the Merger). No Company Options have been granted or are outstanding except under and pursuant to the Company Plan.

3.4.2 Valid Issuance. All issued and outstanding shares of Company Stock have been duly authorized and validly issued, are fully paid and nonassessable, are not subject to any preemptive right, right of first refusal, right of first offer or right of rescission to which the Company is a party, and have been offered, issued, sold and delivered by Company in compliance with (a) all registration or qualification requirements (or applicable exemptions therefrom) of all applicable securities laws and (b) all material requirements set forth in applicable agreements or instruments.

3.4.3 No Other Options, Warrants or Rights. Other than as set forth in Sections 3.4.1 and 3.4.2, there are no options, warrants, convertible securities or other securities, calls, commitments, conversion privileges, preemptive rights, rights of first refusal, rights of first offer or other rights or agreements outstanding to purchase or otherwise acquire (whether directly or indirectly) any shares of Company’s authorized but unissued capital stock or any securities convertible into or exchangeable for any shares of Company’s capital stock or obligating Company to grant, issue, extend or enter into any such option, warrant, convertible security or other security, call, commitment, conversion privilege, preemptive right, right of first refusal, right of first offer or other right or agreement to obtain any shares of Company’s capital stock, and there is no liability for dividends accrued but unpaid.

3.4.4 No Voting Arrangements or Registration Rights. Except as contemplated by this Agreement, there are no voting agreements, voting trusts or proxies applicable to any of Company’s outstanding capital stock or any Company Options or to the conversion of any shares of Company’s capital stock in the Merger pursuant to any agreement or obligation to which Company is a party or, to Company’s Knowledge, pursuant to any other agreement or obligation. Company is not under any obligation to register under the Securities Act any of its presently outstanding shares of stock or other securities or any stock or other securities that may be subsequently issued.

3.5 No Conflict. Neither the execution and delivery of this Agreement nor any of the Company Ancillary Agreements or Principal Stockholders’ Ancillary Agreements by Company, nor the consummation of the Merger or any of the other transactions contemplated hereby or thereby, conflicts with, or (with or without notice or lapse of time, or both) results in a termination, breach, impairment or violation of, or constitute a default under, (i) any provision of the Certificate of Incorporation or Bylaws of Company, as currently in effect, or (ii) any federal, state, local or foreign judgment, writ, decree, order, statute, rule or regulation applicable to Company (where failure to comply with such judgment, writ, decree, order, statute, rule or regulation would cause a Material Adverse Change to Company, or (b) except as set forth in Schedule 3.5 of the Company Disclosure Letter, require the consent, approval, assignment, notice, release, waiver, authorization or other certificate of any third party so that, following the Effective Time, any Company Material Agreement (as defined in Section 3.11) to which Company is a party or by which Company or any of its material assets or properties are bound or affected continues to be in full force and effect without any breach or violation thereof. None of the Company’s entering into this Agreement, the consummation of the Merger or any other transaction contemplated by this Agreement, or any Company Ancillary Agreement gives rise to, or triggers the application of, any rights of any third party that come into effect upon the consummation of the Merger.

3.6 Litigation. There is no action, suit, arbitration, mediation, proceeding, claim or investigation pending against Company (or against any officer, director, employee or agent of Company in their capacity as such or relating to their employment, services or relationship with Company) before any court, Governmental Authority or arbitrator, nor, to Company’s Knowledge, has any such action, suit, arbitration, mediation, proceeding, claim or investigation been threatened. There is no judgment, decree, injunction, rule or order of any court, Governmental Authority or arbitrator outstanding against Company. To Company’s Knowledge, there is no basis for any Person to assert a claim against Company based upon: (a) Company’s or Principal Stockholders’ entering into this Agreement, any Company Ancillary Agreement, or any Principal Stockholders’ Ancillary Agreement or consummating the Merger or any of the transactions contemplated by this Agreement or any Company Ancillary Agreement; (b) any confidentiality or similar agreement entered into by Company; (c) any claim that Company has agreed to sell or dispose of all or any substantial portion of its assets or business or shares of Company Common Stock or Company Preferred Stock to any party other than Parent, whether by way of merger, consolidation, sale or assets or otherwise; (d) any wrongful failure by Company to issue any of its stock or other securities to any party; (e) any rights under any agreement among Company, the Company Stockholders and the Management Carve-Out Recipients; (f) a claim of ownership of, or options, warrants or other rights to acquire ownership of, any shares of the capital stock of Company, including any option, warrant or preemptive rights or rights to notice or to vote; or (g) any Company Material Agreement.

3.7 Taxes.

3.7.1 Company has timely filed all material federal, state, local and foreign tax and information returns and reports required by Applicable Law to be filed by it prior to the Effective Time, has timely paid all taxes required to be paid for which payment is due, except to the extent that an accrual or reserve for such taxes has been reflected on the Balance Sheet (as defined in Section 3.8), has established an adequate accrual or reserve for the payment of all taxes payable in respect of the periods subsequent to the periods covered by its most recent applicable tax returns (which accrual or reserve as of the Balance Sheet Date (as defined in Section 3.8) is fully reflected on the Balance Sheet and in any more recent balance sheet of Company provided by Company to Parent on or before the Agreement Date), has made all necessary estimated tax payments and has no liability for taxes in excess of the amount so paid or accruals or reserves so established. All such returns and reports are true, correct and complete, and Company has provided Parent with true and correct copies of such returns and reports. Company is not delinquent in the payment of any tax or in the filing of any tax returns, and, no deficiencies for any tax have been threatened, claimed, proposed or assessed against Company in a writing delivered to Company or any officers, employers or agents of Company in their capacity as such. Company has not received any written notification from the Internal Revenue Service or any other taxing authority regarding any issues that: (a) are currently pending before the Internal Revenue Service or any other taxing authority (including, but not limited to, any sales or use tax authority) regarding Company, or (b) have been raised by the Internal Revenue Service or other taxing authority and not yet finally resolved. No tax return of Company is under audit by the Internal Revenue Service or any other taxing authority, and any such past audits (if any) have been completed and fully resolved to the satisfaction of the applicable taxing authority conducting such audit and all taxes and any penalties or interest determined by such audit to be due from Company have been paid in full to the applicable taxing authorities. No tax liens are currently in effect against any assets of Company other than liens which arise by operation of law for taxes not yet due and payable. There is not in effect any waiver by Company of any statute of limitations with respect to any taxes or agreement to any extension of time for filing any tax return which has not been filed, and Company has not consented to extend to a date later than the date hereof the period in which any tax may be assessed or collected by any taxing authority. Company is not a “personal holding company” within the meaning of Section 542 of the Code. Company has not filed any election under Section 341 (f) of the Code. Company has withheld all material taxes, including, but not limited to, federal and state income taxes, FICA, Medicare, FUTA and other taxes, required to be withheld, and paid such withheld amounts to the appropriate taxing authority within the time prescribed by law. Since its inception, Company has not been a “United States real property holding corporation,” as defined in Section 897(c)(2) of the Code, and in Section 1.897-2(b) of the Treasury Regulations issued thereunder (the “Regulations”), and Company has filed with the Internal Revenue Service all statements, if any, with its United States income tax returns which are required under Section 1.897-2(h) of the Regulations. Company neither is a party to nor has any obligation under any tax-sharing, tax indemnity or tax allocation agreement or arrangement. Company has never been involved in a distribution, either as a distributing corporation or a controlled corporation, in a transaction qualifying, or intended to be qualified, under Section 355 of the Code. Company has never been a member of an affiliated group filing consolidated returns. Company has disclosed on its federal income tax returns all positions taken therein that could give rise to a substantial understatement penalty within the meaning of Section 6662 of the Code.

3.7.2 Company is not obligated to make any “excess parachute payment” (as defined in Section 280G(b)(l) of the Code), nor will any excess parachute payment be deemed to have occurred as a result of or arising out of the Merger to the extent Section 280G of the Code is applicable to Company.

3.7.3 For the purposes of Sections 3.7, 6.5 and 11.2, the terms “tax” and “taxes” include all federal, state, local and foreign income, alternative or add-on minimum income, gains, franchise, excise, property, property transfer, sales, use, employment, license, payroll, services, ad valorem, documentary, stamp, withholding, occupation, recording, value added or transfer taxes, governmental charges, fees, customs duties, levies or assessments (whether payable directly or by withholding), and, with respect to any such taxes, any estimated tax, interest, fines and penalties or additions to tax and interest on such fines, penalties and additions to tax. The term “returns” includes all reports, estimates, declarations of estimated tax, information statements and returns relating to, or required to be filed in connection with, any taxes, including information returns or reports with respect to backup withholding and other payments to third parties.

3.8 Company Financial Statements. Company has delivered to Parent its audited balance sheet as of December 31, 2003, its unaudited balance sheet as of December 31, 2004, its audited income statement and statement of cash flows for the year ended December 31, 2003, and its unaudited income statement and statement of cash flows for the period January 1, 2004 through December 31, 2004, its unaudited income statement and statement of cash flows for the period January 1, 2005 through January 31, 2005, and its balance sheet as of January 31, 2005 (collectively, the “Company Financial Statements”), a copy of each of which is included as Schedule 3.8 of the Company Disclosure Letter. The Company Financial Statements: (a) are derived from and are in accordance with the books and records of Company, (b) fairly and accurately represent the financial condition of Company at the respective dates specified therein and the results of operations for the respective periods specified therein in conformity with United States generally accepted accounting principals (“GAAP”), and (c) have been prepared in accordance with GAAP applied on a basis consistent with prior periods except for any absence of notes thereto. The unaudited balance sheet of Company as of January 31, 2005 (the “Balance Sheet Date”), included in the Company Financial Statements is hereinafter referred to as the “Balance Sheet.” Except as disclosed in the Company Financial Statements, since the Balance Sheet Date, Company has no liabilities required under GAAP to be set forth on a balance sheet (absolute, accrual, contingent or otherwise), except for liabilities incurred since the Balance Sheet Date in the ordinary course of business, consistent with past practice. All reserves established by the Company that are set forth or reflected in the Balance Sheet are adequate. No amounts paid to the Company are refundable or subject to a rebate, chargeback, repayment or cancellation right where Company has to return any money.

3.9 Title to Properties. Company has good and marketable title to, or a valid leasehold interest in, all of the material assets and properties used in Company’s business, free and clear of all Encumbrances, other than Permitted Encumbrances. All machinery, vehicles, equipment and other tangible personal property owned or leased by Company or used in its business are in good condition and repair, normal wear and tear excepted, and all leases of real or personal property to which Company is a party are fully effective and afford Company peaceful and undisturbed leasehold possession of the real or personal property that is the subject of the lease. Company is not in violation of any zoning, building, safety or environmental ordinance, regulation or requirement or other law or regulation applicable to the operation of its owned or leased properties, nor has Company received any notice of violation of law with which it has not complied. Company does not own any real property. Schedule 3.9 of the Company Disclosure Letter sets forth a complete and accurate list and, where necessary to explain the function of an item, a brief description of all personal property owned or leased by Company with an individual value of $10,000 or greater.

3.10 Absence of Certain Changes. Since the Balance Sheet Date, Company has operated its business in the ordinary course, consistent with its past practice, and there has not been with respect to Company any:

(a) Material Adverse Change;

(b) amendment or change in the Certificate of Incorporation or Bylaws;

(c) incurrence, creation or assumption by Company of (i) any Encumbrance on any of the assets or properties of Company, (ii) any obligation or liability or any indebtedness for borrowed money, or (iii) any contingent liability as a guarantor or surety with respect to the obligations of others;

(d) grant or issuance of any options, warrants or other rights to acquire from Company, directly or indirectly, except as described in Sections 3.4.1 and 3.4.2, or any offer, issuance or sale by Company of, any debt or equity securities of Company;

(e) acceleration or release of any vesting condition to the right to exercise any option, warrant or other right to purchase or otherwise acquire any shares of Company’s capital stock, or any acceleration or release of any right to repurchase shares of Company’s capital stock upon any Stockholder’s termination of employment or services with Company or pursuant to any right of first refusal;

(f) payment or discharge by Company of any liability of Company or Encumbrance on any asset or property of Company in an amount in excess of $10,000 for any liability or Encumbrance;

(g) purchase, license, sale, assignment or other disposition or transfer, or any agreement or other arrangement for the purchase, license, sale, assignment or other disposition or transfer, of any of the assets, properties or goodwill of Company, other than in the ordinary course of Company’s business, consistent with its past practices;

(h) damage, destruction or loss of any material property or asset, whether or not covered by insurance;

(i) declaration, setting aside or payment of any dividend on, or the making of any other distribution in respect of, the capital stock of Company, or any split, combination or recapitalization of the capital stock of Company or any direct or indirect redemption, purchase or other acquisition of any capital stock of Company or any change in any rights, preferences, privileges or restrictions of any outstanding security of Company;

(j) change or increase in the compensation, including severance compensation, payable or to become payable to any of the officers, directors, employees or consultants of Company or in any bonus or pension, insurance or other benefit payment or arrangement (including stock awards, stock option grants, stock appreciation rights or stock option grants) made to or with any of such officers, employees or agents, except as set forth in this Agreement;

(k) change in the compensation or termination of employment of the management, supervisory or other key personnel of Company;

(l) obligation or liability incurred by Company to any of its officers, directors or Stockholders, except for normal and customary compensation and expense allowances payable to Company officers in the ordinary course of Company’s business, consistent with its past practice;

(m) making by Company of any loan, advance or capital contribution to, or any investment in, any officer, director or Stockholder of Company (other than advances for travel and entertainment consistent with the Company’s past business practices) or any firm or business enterprise in which any such Person had a direct or indirect material interest at the time of such loan, advance, capital contribution or investment;

(n) entering into, amendment of, relinquishment, termination or non-renewal by Company of any contract, lease, transaction, commitment or other right or obligation other than in the ordinary course of business, consistent with its past practice, or any written or oral indication or assertion by the other party thereto of any material problems with Company’s services or performance under such contract, lease, transaction, commitment or other right or obligation or its desire to so amend, relinquish, terminate or not renew any such contract, lease, transaction, commitment or other right or obligation;

(o) assertion by any customer of Company of any complaint regarding Company’s services or products;

(p) agreement made by Company to provide exclusive services to any Person or not to engage in any type of business activity;

(q) material change in the manner in which Company extends discounts, credits or warranties to customers or otherwise deals with its customers;

(r) entering into by Company of any transaction, contract or agreement that by its terms requires or contemplates a current and/or future financial commitment, expense (inclusive of overhead expense) or obligation on the part of Company that involves in excess of $20,000 or that is not entered into in the ordinary course of Company’s business, consistent with its past practice, or the conduct of any business or operations other than in the ordinary course of Company’s business, consistent with its past practice;

(s) license, transfer or grant of a right under any Company IP Rights (as defined in Section 3.13.1), other than in the ordinary course of Company’s business, consistent with its past practices;

(t) material change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by Company or any material revaluation by Company of any of its material assets;

(u) agreement or commitment to maintain or support any product marketed or distributed directly or indirectly by Company for any period of time beyond the expiration of two (2) years from the date of commencement of the most recent maintenance or support period; or

(v) agreement or commitment to maintain or support any customization to any product marketed or distributed by Company.

3.11 Contracts and Commitments/Licenses and Permits. Schedule 3.11 of the Company Disclosure Letter sets forth a list of each of the following written or oral contracts, agreements, leases, licenses, permits, assignments, mortgages, transactions, obligations, commitments or other instruments to which Company is a party or to which Company or any of its assets or properties is bound, and which are currently in effect:

(a) any contract or agreement providing for future payments (whether fixed, contingent or otherwise) by or to Company in an aggregate amount of $10,000 or more including, without limitation, all license, support and service agreements;

(b) any contract providing for the development of any software, content (including textual content and visual, photographic or graphics content), technology or intellectual property for (or for the benefit or use of) Company which obligates Company to pay an aggregate amount of $10,000 or more, or providing for the purchase or license of any software, content (including textual content and visual, photographic or graphics content), technology or intellectual property to (or for the benefit or use of) Company for a fee of $10,000 or more in the aggregate, and which software, content, technology or intellectual property is in any manner used or incorporated (or is contemplated by Company to be used or incorporated) in connection with any aspect or element of any product, service or technology of Company (other than software generally available to the public at a per copy license fee of less than $500 per copy) and any contract requiring the Company to develop customizations of its software and maintenance for customizations where the fair market value of Company’s future obligations under such agreement exceeds $10,000;

(c) any joint venture or partnership contract or other agreement which has involved, or is reasonably expected to involve, a sharing of profits, expenses or losses with any other party in excess of $10,000 in the aggregate;

(d) any contract or commitment for or relating to the employment of any officer, employee or consultant of Company or any other type of contract or understanding with any officer, employee or consultant of Company that is not immediately terminable by Company without cost or other liability;

(e) any indenture, mortgage, trust deed, promissory note, loan agreement, security agreement, guarantee or other agreement or commitment for the borrowing of money, for a line of credit or for a leasing transaction of a type required to be capitalized in accordance with Statement of Financial Accounting Standards No. 13 of the Financial Accounting Standards Board;

(f) any lease or other agreement under which Company is lessee of or holds or operates any items of tangible personal property or real property owned by any third party;

(g) any agreement that restricts Company from engaging in any aspect of its business, from participating or competing in any line of business or market, from freely setting prices for Company’s products, services or technologies (including, but not limited to, most favored customer pricing provisions), from engaging in any business in any market or geographic area, or from soliciting potential employees, consultants, contractors or other suppliers or customers other than agreements containing customary restrictions on the Company’s ability to use licensed Intellectual Property, which restrictions do not cause a Material Adverse Change to the Company;

(h) any Company IP Rights Agreement (as defined in Section 3.13.2) other than (i) object code licenses of commercial off-the-shelf computer software under shrink-wrap or other non-negotiated agreements having a cost of less than $500 per seat; and (ii) Company IP Rights Agreements which do not obligate any party to make non-contingent payments after the Agreement Date in excess of $5,000 in the aggregate;

(i) any agreement relating to the sale, issuance, grant, exercise, award, purchase, repurchase or redemption of any shares of capital stock or other securities of Company or any options, warrants or other rights to purchase or otherwise acquire any such shares of capital stock, other securities or options, warrants or other rights therefor;

(j) any contract with or commitment to any labor union; and

(k) any Governmental Permit (as defined in Section 3.14.3).

Notwithstanding the above, where the provisions of this Section 3.11 require the disclosure of Company’s customer agreements, Company need only disclose those agreements with the forty (40) customers who accounted for the highest per customer sales, as measured by sales to such customers in fiscal years 2003 and 2004, taken together; provided that such disclosure limitation shall not apply to (i) subsection (b) above, or (ii) any agreement or obligation that causes a Material Adverse Change to Company. A true and complete copy of each agreement or document required by these subsections (a) through (k) of this Section 3.11 to be listed on Schedule 3.11 of the Company Disclosure Letter (such agreements and documents being herein collectively referred to as the “Company Material Agreements”) and a copy of each

Governmental Permit required by subsection (k) of this Section 3.11 to be listed on Schedule 3.11 of the Company Disclosure Letter has been made available to Parent’s legal counsel.

3.12 No Default; No Restrictions.

(a) Company is not, nor to Company’s Knowledge is any other party, in material breach or default under any Company Material Agreement. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) could reasonably be expected to, (i) result in a violation or breach by Company, or to Company’s Knowledge, by any other party, of any of the provisions of any Company Material Agreement, or (ii) give any third party (A) the right to declare a material breach under any Company Material Agreement, (B) the right to a material refund, rebate, chargeback or penalty under any Company Material Agreement, (C) the right to accelerate the maturity or performance of any obligation of Company under any Company Material Agreement, or (D) the right to cancel, terminate or modify any Company Material Agreement. Company has not received any notice or other communication regarding any actual or possible violation or breach of, or default under, any Company Material Agreement. Company has no material liability for renegotiation of government contracts or subcontracts, if any.

(b) Company is not a party to, and no asset or property of Company is bound or affected by, any judgment, injunction, order, decree, contract, covenant or agreement (noncompete or otherwise) that restricts or prohibits, or purports to restrict or prohibit, Company or, following the Effective Time, the Surviving Corporation or Parent, from freely engaging in any business now conducted by Company or from competing anywhere in the world (including any contracts, covenants or agreements restricting the geographic area in which Company may sell, license, market, distribute or support any products or technology or provide services or restricting the markets, customers or industries that Company may address in operating its business or restricting the prices which Company may charge for its products, technology or services), or includes any grants by Company of exclusive rights or licenses.

3.13 Intellectual Property.

3.13.1 Company (a) owns and has independently developed, or (b) has the valid right or license to all Intellectual Property used in the conduct of the Company Business (such Intellectual Property being hereinafter collectively referred to as the “Company IP Rights”). Such Company IP Rights are sufficient for such conduct of the Company Business. As used in this Section 3.13, “Company-Owned IP Rights” means Company IP Rights which are owned by Company; and “Company-Licensed IP Rights” means Company IP Rights which are not Company-Owned IP Rights.

3.13.2 Neither the execution, delivery and performance of this Agreement, the Certificate of Merger, or the consummation of the Merger and the other transactions contemplated by this Agreement and/or by Company Ancillary Agreements will, in accordance with their terms: (a) constitute a material breach of or default under any instrument, contract, license or other agreement governing any Company IP Right to which Company is a party (collectively, the “Company IP Rights Agreements”); (b) cause the forfeiture or termination of, or give rise to a right of forfeiture or termination of, any Company IP Right; or (c) materially impair the right of Company or the Surviving Corporation to use, possess, sell or license any Company IP Right or portion thereof. There are no royalties, honoraria, fees or other payments payable by Company to any third Person (other than (1) salaries payable to employees and independent contractors not contingent on or related to use of their work product; and (2) as reflected in the Company Financial Statements) as a result of the ownership, use, possession, license-in, sale, marketing, advertising or disposition of any Company IP Rights by Company to the extent necessary for the conduct of the Company Business or the consummation of the transactions contemplated by this Agreement, in and of themselves.

3.13.3 Neither the use, development, manufacture, marketing, license, sale, furnishing or intended use of any product or service currently licensed, utilized, sold, provided or furnished by Company or currently under development by Company violates any license or agreement between Company and any third party or infringes or misappropriates any Intellectual Property Right of any other party. There is no pending or, to the Knowledge of the Company, threatened, claim or litigation contesting the validity, ownership or right of Company to exercise any Company IP Right nor, to the Knowledge of Company, is there any legitimate basis for any such claim, nor has Company received any notice asserting that any Company IP Right conflicts with the rights of any other party, nor, to the Knowledge of Company, is there any legitimate basis for any such assertion.

3.13.4 No current or former employee, consultant or independent contractor of Company: (a) is in material violation of any term or covenant of any employment contract, patent disclosure agreement, invention assignment agreement, non-disclosure agreement, noncompetition agreement or any other contract or agreement with any other party by virtue of such employee’s, consultant’s, or independent contractor’s being employed by, or performing services for, Company; or (b) has developed any technology, software or other copyrightable, patentable, or otherwise proprietary work for Company that is subject to any agreement under which such employee, consultant or independent contractor has assigned or otherwise granted to any third party any rights (including Intellectual Property) in or to such technology, software or other copyrightable, patentable or otherwise proprietary work. The employment of any employee of Company or the use by Company of the services of any consultant or independent contractor does not subject Company to any liability to any third party for improperly soliciting such employee or consultant, or independent contractor to work for Company, whether such liability is based on contractual or other legal obligations to such third party.

3.13.5 Company has taken commercially reasonable steps to protect, preserve and maintain the secrecy and confidentiality of Company material confidential information and to preserve and maintain all Company’s interests and proprietary rights in material Company IP Rights. All officers, employees and consultants of Company having access to material proprietary information of Company, its customers or business partners and inventions owned by Company, have executed and made available to Company an agreement regarding the protection of such proprietary information and the assignment of Company’s inventions to Company (in the case of proprietary information of Company’s customer and business partners, to the extent required by such customers and business partners); and copies of all such agreements have been delivered to Parent’s counsel. Company has secured valid written assignments from all of Company’s consultants, contractors and employees who were involved in, or who contributed to, the creation or development of any material Company-Owned IP Rights, of the rights to such contributions that may be owned by such Persons or that Company does not already own by operation of law. No current or former employee, officer, director, consultant or independent contractor of Company has any right, license, claim or interest whatsoever in or with respect to any Company IP Rights.

3.13.6 Schedule 3.13.6 of the Company Disclosure Letter contains a true and complete list of (a) all worldwide registrations made by or on behalf of Company of any patents, copyrights, mask works, trademarks, service marks, rights in Internet or World Wide Web domain names or URLs with any governmental or quasi-governmental authority, including Internet domain name registrars; and (b) all applications, registrations, filings and other formal written governmental actions made or taken pursuant to federal, state and foreign laws by Company to secure, perfect or protect its interest in Company IP Rights, including all patent applications, copyright applications, and applications for registration of trademarks and service marks. To Company’s Knowledge, all material patent applications, registered trademarks, service marks, rights in Internet or World Wide Web domain names or URLs, and copyrights held by Company are valid, enforceable and subsisting.

3.13.7 The Company owns all right, title and interest in and to all Company-Owned IP Rights free and clear of all Encumbrances and licenses (other than licenses and rights listed in Schedule 3.13.7 of the Company Disclosure Letter). Company’s right, license and interest in and to all Company-Licensed IP Rights are free and clear of all Encumbrances and licenses (other than for limitations set forth in the applicable license agreement and licenses and rights listed in Schedule 3.13.8 of the Company Disclosure Letter) other than object code licenses of commercial off-the-shelf computer software under shrink-wrap or other non-negotiated agreements.

3.13.8 Schedule 3.13.8 of the Company Disclosure Letter contains a true and complete list of the following, except where such agreements are already listed on Schedule 3.13.7: (a) all licenses, sublicenses and other agreements as to which Company is a party and pursuant to which any Person is authorized to use any Company IP Rights, and (b) all licenses, sublicenses and other agreements as to which Company is a party and pursuant to which Company is authorized to use any third party Intellectual Property other than object code licenses of commercial off-the-shelf computer software under shrink-wrap or other non-negotiated agreements having a cost of less than $500 per seat.

3.13.9 Except as set forth on Schedule 3.19.9, neither Company nor any other party acting on its behalf, has disclosed or delivered to any party, or permitted the disclosure or delivery to any escrow agent or other party, of any Company Source Code (as defined below). No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) would reasonably be expected to, result in the disclosure or delivery by Company or any other party acting on Company’s behalf to any party of any Company Source Code (as defined below). Schedule 3.13.9 of the Company Disclosure Letter identifies each contract, agreement and instrument (whether written or oral) pursuant to which Company has deposited, or is or may be required to deposit, with an escrow holder or any other party, any Company Source Code and further describes whether the execution of this Agreement or the consummation of the Merger or any of the other transactions contemplated by this Agreement, in and of itself, would reasonably be expected to result in the release from escrow of any Company Source Code. As used in this Section 3.13.9, “Company Source Code” means, collectively, any software source code, or any material portion or aspect of the software source code, or any material proprietary information or algorithm contained in or relating to any software source code, of any Company-Owned IP Rights or any other product marketed by Company.

3.13.10 To Company’s Knowledge, there is no unauthorized use, disclosure, infringement or misappropriation of any Company IP Rights by any third party, including any employee or former employee of Company. Except as set forth on Schedule 3.13.10, Company has not agreed to indemnify any Person for any infringement of any Intellectual Property of any third party by any product or service that has been sold, licensed to third parties, leased to third parties, supplied, marketed, distributed, or provided by Company.

3.13.11 All software developed by Company and licensed by Company to customers and all services provided by or through Company to customers on or prior to the Agreement Date conform in all material respects (to the extent required in contracts with such customers) to applicable contractual commitments, express and implied warranties, product specifications and product documentation and to any representations provided to customers and Company has no material liability (and, to Company’s Knowledge, there is no legitimate basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against Company giving rise to any material liability relating to the foregoing contracts) for replacement or repair thereof or other damages in connection therewith in excess of any reserves therefor reflected on the Balance Sheet.

3.13.12 No government funding; facilities of a university, college, other educational institution or research center; or funding from third parties (other than funds received in consideration for capital stock of Company) was used in the development of the computer software programs or applications owned by Company. No current or former employee, consultant or independent contractor of Company, who was involved in, or who contributed to, the creation or development of any Company IP Rights, has performed services for a government, university, college, or other educational institution or research center which created any associated Intellectual Property obligations to such government, university, college, or other educational institution or research center during a period of time during which such employee, consultant or independent contractor was also performing services for Company.

3.14 Compliance with Laws.

3.14.1 Company has materially complied, and is now and at the Closing Date will be in material compliance, with all Applicable Law, unless failure to comply would cause a Material Adverse Change to the Company. Company holds all valid material licenses and other governmental permits that are necessary and/or legally required to be held by it to conduct its business as presently conducted.

3.14.2 All materials and products distributed or marketed by Company have at all times made all disclosures to users or customers required by Applicable Law, and none of such disclosures made or contained in any such materials and products has been inaccurate, misleading or deceptive in any material respect.

3.14.3 Company holds all material permits, licenses and approvals from, and has made all material filings with, government (and quasi-governmental) agencies and authorities that are necessary for Company to conduct its present business without any material violation of Applicable Law (“Governmental Permits”), and all such Governmental Permits are in full force and effect. Company has not received any notice or other communication from any Governmental Authority regarding (a) any actual or possible violation of law or any Governmental Permit or any failure to comply with any term or requirement of any Governmental Permit, or (b) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Permit.

3.14.4 Neither Company nor, to the Company’s Knowledge, any director, officer, agent or employee of Company has, for or on behalf of Company, (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (c) made any other payment in violation of Applicable Law.

3.15 Certain Transactions and Agreements. None of the officers, directors, Stockholders or employees of Company, nor any member of their immediate families, is a party to any contract with Company, except for normal compensation for services as an officer, director or employee thereof that have been disclosed to Parent. None of the officers, directors, Stockholders or employees of Company, nor any member of their immediate families, has any interest in any property, real or personal, tangible or intangible (including, but not limited to, any Company IP Rights that the Company uses, except for the rights of a Stockholder.

3.16 Employees, ERISA and Other Compliance; Independent Contractors.

3.16.1 Company is in compliance in all material respects with all Applicable Law, agreements and contracts relating to employment, employment practices, immigration, wages, hours, and terms and conditions of employment, including, but not limited to, employee compensation matters, and has correctly classified employees as exempt employees and non-exempt employees under the Fair Labor Standards Act. A list of all employees, officers and consultants of Company and their current title and/or job description and compensation is set forth in Schedule 3.16.1 of the Company Disclosure Letter. Except as set forth in Schedule 3.16.1 of the Company Disclosure Letter, Company does not have any employment contracts or consulting agreements currently in effect that are not terminable at will (other than agreements with the sole purpose of providing for the confidentiality of proprietary information or assignment of inventions).

3.16.2 Company (a) is not now, nor has it ever been, subject to a union organizing effort, (b) is not subject to any collective bargaining agreement with respect to any of its employees, (c) is not subject to any other contract, written or oral, with any trade or labor union, employees’ association or similar organization, and (d) has no current labor disputes. The Company does not have Knowledge (a) of any facts indicating that the consummation of the Merger or any of the other transactions contemplated hereby will cause a Material Adverse Change to its labor relations, or (b) that any of Company’s Key Employees intends to leave their employ. All of Company’s employees are legally permitted to be employed by Company in the United States of America in their current job capacities.

3.16.3 (a) Schedule 3.16.3 of the Company Disclosure Letter lists each employment, severance or other similar contract, arrangement or policy, each “employee benefit plan” as defined in Section 3(3) of ERISA, and each plan or arrangement (written or oral) providing for insurance coverage (including any self-insured arrangements), workers’ benefits, vacation benefits, severance benefits, disability benefits, death benefits, hospitalization benefits, retirement benefits, deferred compensation, profit-sharing, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement insurance, compensation or benefits for employees, consultants or directors which is entered into, maintained or contributed to by Company and by each member of any trade or business (whether or not incorporated) that would be treated as a single employer with Company under Section 4001 of ERISA or Section 414(b), (c), (m) or (o) of the Code (an “ERISA Affiliate”) and covers any employee or former employee of Company or any ERISA affiliate. Such contracts, plans and arrangements as are described in this Section 3.16.4(a) are hereinafter collectively referred to as “Company Benefit Arrangements.” Company has made available to Parent a current, accurate and complete copy of each of the documents setting forth the terms of the Company benefit arrangements.

(b) None of the Company Benefit Arrangements which is an “employee pension benefit plan,” as that term is defined in Section 3(2) of ERISA, is a “multiemployer plan” (as defined in Section 3(37)(A) of ERISA), a “defined benefit plan” (as defined in Section 3(35) of ERISA), or a plan subject to the minimum funding standards set forth in Section 302 of ERISA and Section 412 of the Code, and neither Company nor any ERISA Affiliate has ever sponsored, maintained or contributed to, or ever been obligated to contribute to, any such plan. No Company Benefit Arrangement provides benefits, including death or medical benefits (whether or not insured), with respect to employees or former employees of the Company beyond retirement or other termination of service, other than: coverage required by Section 4980B of the Code and Sections 601 through 608 of ERISA (and, if applicable, comparable state law), death or retirement benefits under any Company Benefit Arrangement, deferred compensation benefits accrued as liabilities in the Financial Statements, or benefits the full cost of which is born by the employee or former employee (or his beneficiary).

(c) Each Company Benefit Arrangement has been maintained in compliance in all material respects with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations that are applicable to such Company Benefit Arrangement, including ERISA and the Code. Each Company Benefit Arrangement is intended to qualify under Section 401 (a) of the Code and each trust intended to qualify under Section 501 (a) of the Code is the subject of a favorable determination opinion, notification or advisory letter from the Internal Revenue Service (the “IRS”) issued after January 1, 1997, and to the Company’s Knowledge, nothing has occurred which could reasonably be expected to adversely affect such determination. The Company and any ERISA Affiliates have administered in all material respects each of the applicable Company Benefit Arrangements in compliance with the Economic Growth and Tax Relief Reconciliation Act of 2001 and subsequent legislation enacted through the date hereof, and Section 501 of the Code. Except as set forth in Schedule 3.16.3 of the Company Disclosure Letter, (i) each Company Benefit Arrangement provides that it may be amended or terminated at any time and, except for benefits protected under Section 411(d) of the Code, all benefits payable to current, terminated employees or any beneficiary may be amended or terminated by the Company at any time without Liability; and (ii) no Company Benefit Arrangement will be subject to any surrender fees or service fees upon termination other than the normal and reasonable administrative fees associated with the termination of benefit plans.

(d) With respect to the applicable Company Benefit Arrangements, all required contributions and insurance premiums for all periods ending prior to the Closing Date (including periods from the first day of the current plan year to the Closing Date), have been made or will have been made by Company prior to the Closing Date. All expenses and liabilities relating to all of the Company Benefit Arrangements have been, and will on the Closing Date be fully and properly accrued on the Company’s financial statements and disclosed in accordance with GAAP and in the applicable Company Benefit Arrangement financial statements.

(e) To Company’s Knowledge, (a) Company has not engaged in any “prohibited transaction,” as defined in Section 4975 of the Code or ERISA Section 406, with respect to the Company Benefit Arrangements for which a statutory exemption is not available, and (b) all “fiduciaries,” as defined in ERISA Section 3(21), with respect to the Company Benefit Arrangements, have substantially complied with the requirements of ERISA Section 404. There are no actions or claims pending or, to the Company’s Knowledge, threatened against any of the Company Benefit Arrangements or any fiduciary thereof or against the assets of any Company Benefit Arrangements, other than routine claims for benefits and funding obligations payable in the ordinary course.

(f) All material reports, forms and other documents required to be filed with any government entity or furnished to employees, former employees or beneficiaries with respect to any Company Benefit Arrangement (including without limitation, summary plan descriptions, Forms 5500 and summary annual reports) have been timely filed and furnished and are accurate in all material respects.

(g) All individuals who, pursuant to the terms of any Company Benefit Arrangement, are entitled to participate in any such Company Benefit Arrangement, are currently participating in such Company Benefit Arrangement or have been offered an opportunity to do so and have declined in writing.

(h) Neither Company nor any ERISA Affiliate has any liability or to the Company’s Knowledge is threatened with any liability (whether joint or several) (i) for any excise tax imposed by Sections 4971, 4975, 4976, 4977 or 4979 of the Code, or (ii) to a fine under Section 502 of ERISA.

(i) Company will have no liability to any employee or to any organization or any other entity as a result of the termination of any employee leasing arrangement.

3.16.4 There has been no amendment to, written interpretation or announcement (whether or not written) by Company relating to, or change in employee participation or coverage under any Company Benefit Arrangement that would increase materially the expense of maintaining such Company Benefit Arrangement above the level of the expense incurred in respect thereof during the calendar year 2004.

3.16.5 All of the Company Benefit Arrangements, to the extent applicable, are in compliance with the health care continuation requirements contained in Section 4980B of the Code and Sections 601 through 608 of ERISA, the requirements of the Family Medical Leave Act of 1993, as amended, the requirements of the Health Insurance Portability and Accountability Act of 1996 (including the regulations set forth in parts 160, 162 and 164 of Title 45 of the Code of Federal Regulations), the requirements of the Women’s Health and Cancer Rights Act of 1998, the requirements of the newborns’ and Mothers’ Health Protection Act of 1996, or any amendment to each such act, or any similar provisions of foreign and state laws. As of the Closing Date, there will be no material outstanding, unconnected violations under Section 4980B of the Code or Section 601 through 608 of ERISA with respect to any Company Benefit Arrangement, covered employees or qualified beneficiaries that could result in a Material Adverse Effect on Parent after the Effective Time.

3.16.6 Unless otherwise indicated in Schedule 3.16.6 or Schedule 3.4.1 of the Company Disclosure Letter, Company is not a party to any: (a) agreement with any executive officer or other key employee thereof (i) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving Company in the nature of the Merger or any of the other transactions contemplated by this Agreement or any Company Ancillary Agreement, (ii) providing any term of employment or compensation guarantee, or (iii) providing severance benefits or other benefits after the termination of employment of such employee regardless of the reason for such termination of employment; or (b) agreement or plan, including any stock option plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which are increased, or the vesting of benefits of which are accelerated, by the occurrence of the Merger or any of the other transactions contemplated by this Agreement or any Company Ancillary Agreement, or the value of any of the benefits of which are calculated on the basis of any of the transactions contemplated by this Agreement or any Company Ancillary Agreement.

3.16.7 Schedule 3.16.7 of the Company Disclosure Letter lists each independent contractor that currently performs, or has in the prior twelve (12) months performed, services for the Company. All such independent contractors are subject to written agreements with the Company, copies of which have been provided to counsel for Parent. All such independent contractors have been fully paid all amounts owing to them by the Company through the date hereof, and there are no disputes or controversies between any such independent contractor and the Company whatsoever, including without limitation, disputes regarding amounts owned or ownership of Intellectual Property. All such written agreements are in full force and effect, and neither the Company nor any such independent contractor is in breach thereof.

3.17 Corporate Documents. Company has provided to Parent copies of documents and information identified in the Company Disclosure Letter or in any schedule thereto or in any other Exhibit or Schedule called for by this Agreement which are complete and correct in all material respects, including the following: (a) copies of Company’s Certificate of Incorporation and Bylaws, as currently in effect; (b) Company’s minute book containing records of all proceedings, consents, actions and meetings of Company’s Board of Directors, committees of the Board of Directors and Stockholders; (c) Company’s stock ledger and journal reflecting all stock issuances and transfers, and all grants of other Company securities; (d) all Governmental Permits, and all applications for such Governmental Permits; and (e) all Company Material Agreements.

3.18 No Brokers. Neither Company nor its subsidiaries, nor any of their affiliates is obligated for the payment of any fees or expenses of any investment banker, broker, finder or similar party in connection with the origin, negotiation or execution of this Agreement or in connection with the Merger or any other transaction contemplated by this Agreement, and Parent will not incur any liability, either directly or indirectly, to any such investment banker, broker, finder or similar party as a result of this Agreement, the Merger or any act or omission of Company or any of its employees, officers, directors, stockholders, agents or affiliates.

3.19 Books and Records. The books, records and accounts of Company: (a) are in all material respects true, complete and correct; (b) have been maintained in accordance with good business practices on a basis consistent with prior years; (c) are stated in reasonable detail and accurately and fairly reflect the transactions and dispositions of Company’s assets; and (d) accurately and fairly reflect the basis for the Company Financial Statements.

3.20 Insurance. Company maintains with third parties policies of fire and casualty, liability and other forms of insurance in such amounts, with such deductibles and retained amounts, and against such risks and losses, as are customarily carried by Persons conducting businesses or owning assets similar in type and size to those of Company, including without limitation all legally required workers’ compensation insurance and casualty, fire and general liability insurance. To Company’s Knowledge, there is no claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been timely paid, and Company is otherwise in compliance with the terms of such policies and bonds and all such policies are in full force and effect. The Company does not have any Knowledge of any threatened termination of, or material premium increase with respect to, any of such policies. All policies of insurance now held by Company are listed in Schedule 3.20 of the Company Disclosure Letter, together with the name of the insurer under each policy, the type of policy, the policy coverage amount and any applicable deductible.

3.21 Environmental Matters.

3.21.1 Company is in material compliance with all applicable Environmental Laws (as defined below), which compliance includes the possession by Company of all permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof. Company has not received any notice or other communication (in writing or otherwise), whether from a governmental body, citizens group, employee or otherwise, that alleges that Company is not in compliance with any Environmental Law, and there are no circumstances that may prevent or interfere with the compliance by Company with any current Environmental Law in the future. To Company’s Knowledge, no current or prior owner of any property leased, used, occupied or possessed by Company has received any notice or other communication (in writing or otherwise), whether from a governmental body, citizens group, employee or otherwise, that alleges that such current or prior owner or Company has not complied with, or is not in compliance with, any Environmental Law. All permits and other governmental authorizations currently held by Company pursuant to any Environmental Law (if any) are identified in Schedule 3.21 of the Company Disclosure Letter.

3.21.2 For purposes of this Section 3.21: (a) “Environmental Law” means any federal, state or local statute, law regulation or other legal requirement relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, releases or threatened releases of any Material of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of any Material of Environmental Concern; and (b) “Material of Environmental Concern” includes chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other substance that is currently regulated by an Environmental Law or that is otherwise a danger to health, reproduction or the environment.

3.22 No Existing Discussions. Neither Company nor any director, officer, employee or agent of Company is engaged, directly or indirectly, in any discussions or negotiations with any third party relating to any Alternative Transaction (as defined in Section 5.7) except the transactions contemplated herein and the documents related hereto.

3.23 Board Actions. The Board of Directors of Company has unanimously determined that the Merger is in the best interests of the Company Stockholders and that it is advisable that the Company and its Stockholders enter into this Agreement and the Company Ancillary Agreements, and all other agreements and transactions contemplated hereby and thereby and has resolved to recommend the Merger to the Company Stockholders.

3.24 Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock and Voting Preferred Stock (as defined in the Company’s Certificate of Incorporation), voting together as a single class, a majority of the outstanding shares of Voting Preferred Stock (as defined in the Company’s Certificate of Incorporation), voting together as a single class and 66-2/3% of the outstanding shares of Series E Convertible Preferred Stock voting as a separate series, that are issued and outstanding on the Record Date (as defined below) is the only vote of the Company Stockholders necessary to approve the Merger, this Agreement, each of the Company Ancillary Agreements and all other agreements, transactions and actions contemplated by this Agreement and the Company Ancillary Agreements. As used in this Section 3.24, the term “Record Date” means the record date for determining those Company Stockholders who are entitled to vote at the Stockholders’ Meeting (as defined in Section 5.11) to approve the Merger under Applicable Law and Company’s Certificate of Incorporation or Bylaws.

3.25 Voting Agreement; Irrevocable Proxies. Simultaneously with the execution of this Agreement, those Company Stockholders listed on Schedule 3.25 have agreed in writing to vote for approval of this Agreement and the Merger (and to vote against proposals conflicting or inconsistent with this Agreement and the Merger) pursuant to a voting agreement in the form attached hereto as Exhibit I (“Voting Agreement”) and pursuant to Irrevocable Proxies in the form attached as Exhibit A to the Voting Agreement (“Irrevocable Proxies”), and such Voting

Agreements and Irrevocable Proxies are valid and binding obligations of the parties thereto, enforceable against the parties thereto in accordance with their respective terms.

3.26 Disclosure. Neither this Agreement, its Exhibits and Schedules and the Company Disclosure Letter, nor any Company Ancillary Agreements delivered by Company to Parent under this Agreement, nor the Information Statement, taken together, contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements contained herein and therein, in light of the circumstances under which such statements were made, not misleading.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF PARENT, HOLDING AND SUB

Each of Parent, Holding and Sub represents and warrants to Company that, except as set forth in the letter addressed to Company from Parent and dated as of the Agreement Date (including all schedules thereto) which has been delivered by Parent to Company concurrently herewith (the “Parent Disclosure Letter”), each of the representations, warranties and statements contained in the following sections of this Article 4 is true and correct as of the Agreement Date and will be true and correct on and as of the Closing Date. For all purposes of this Agreement, the statements contained in the Parent Disclosure Letter and its schedules are also be deemed to be representations and warranties made and given by Parent, Holding and Sub under Article 4 of this Agreement.

4.1 Organization and Good Standing. Each of Parent, Holding and Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted and as proposed to be conducted. Parent owns all of the issued and outstanding capital stock of Holding. Holding owns all of the issued and outstanding capital stock of Sub. Each of Parent, Holding and Sub is duly qualified or licensed to do business and is in good standing in each jurisdiction where the properties owned, leased or operated by it or the nature its activities makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not individually or in the aggregate cause a Material Adverse Change to Parent. Parent has made available to Company true and complete copies of the Certificate of Incorporation and Bylaws of Parent, Holding and Sub, as currently in full force and effect.

4.2 Power, Authorization and Validity.

4.2.1 Power and Authority. Parent has the right, power, legal capacity and authority to enter into and perform its obligations under this Agreement and all agreements and documents to which Parent is or will be a party that are required to be executed pursuant to this Agreement (the “Parent Ancillary Agreements”). The execution, delivery and performance of this Agreement and the Parent Ancillary Agreements have been duly and validly approved and authorized by all necessary corporate and stockholder action on the part of Parent. Holding has the right, power, legal capacity and authority to enter into and perform its obligations under this Agreement and all agreements and documents to which Holding is or will be a party that are required to be executed pursuant to this Agreement (the “Holding Ancillary Agreements”). The execution, delivery and performance of this Agreement and the Holding Ancillary Agreements have been duly and validly approved and authorized by all necessary corporate and stockholder action on the part of Holding. Sub has the right, power, legal capacity and authority to enter into and perform its obligations under this Agreement and all agreements and documents to which Sub is or will be a party that are required to be executed pursuant to this Agreement (the “Sub Ancillary Agreements”). The execution, delivery and performance of this Agreement and the Sub Ancillary Agreements have been duly and validly approved and authorized by all necessary corporate and stockholder action on the part of Sub.

4.2.2 No Consents. No consent, approval, permit, order or authorization from, or registration, declaration or filing with, any Governmental Authority or any other Person, governmental or otherwise, is necessary or required to be made or obtained by Parent, Holding or Sub to enable Parent, Holding and Sub to lawfully execute and deliver, enter into, and to perform their respective obligations under, this Agreement, the Parent Ancillary Agreements, the Holding Ancillary Agreements or the Sub Ancillary Agreements, and for Parent, Holding and Sub to consummate the Merger, except for: (a) the filing of the Certificate of Merger with the Delaware Secretary of State; (b) the filing by Parent with the SEC or any state securities law authorities of any notices or filings required in connection with the exemptions from the registration or qualification requirements of the Securities Act and/or applicable state securities laws which Parent relies on in issuing shares of Parent Common Stock pursuant to this Agreement; (c) the filing by Parent of such reports and information with the SEC under the Exchange Act and the rules and regulations promulgated by the SEC thereunder, as may be required in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement; (d) such other filings as may be required by the Nasdaq Stock Market with respect to the Merger and the other transactions contemplated by this Agreement, and the issuance of the shares of Parent Common Stock and the assumption of Company Options by Parent in the Merger; and (e) such other filings, if any, as may be required in order for Parent to comply with applicable federal and state securities laws.

4.2.3 Enforceability. This Agreement has been duly executed and delivered by Parent, Holding and Sub. This Agreement and the Parent Ancillary Agreements are, or when executed by Parent will be, valid and binding obligations of Parent enforceable against Parent in accordance with their respective terms, subject only to the effect of (a) applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the rights of creditors generally and (b) rules of law and equity governing specific performance, injunctive relief and other equitable remedies. This Agreement and the Holding Ancillary Agreements are, or when executed by Holding will be, valid and binding obligations of Holding enforceable against Holding in accordance with their respective terms, subject only to the effect, if any, of (a) applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the rights of creditors generally and (b) rules of law and equity governing specific performance, injunctive relief and other equitable remedies. This Agreement and the Sub Ancillary Agreements are, or when executed by Sub will be, valid and binding obligations of Sub enforceable against Sub in accordance with their respective terms, subject only to the effect, if any, of (a) applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the rights of creditors generally and (b) rules of law and equity governing specific performance, injunctive relief and other equitable remedies.

4.3 Capitalization of Parent and Sub.

(a) The authorized capital stock of Parent consists entirely of: (a) 50,000,000 shares of Parent Common Stock, of which a total of 16,190,174 shares were issued and outstanding as of March 18, 2005; and (b) 5,000,000 shares of Parent Preferred Stock, of which no shares were issued and outstanding as of March 18, 2005.

(b) The authorized capital stock of Holding consists of 1,000 shares of common stock, $0.001 par value per share, 1,000 of which, as of the Agreement Date, are issued and outstanding and are held by Parent. All of the outstanding shares of Holding common stock are duly authorized, validly issued, fully paid and nonassessable. Holding was formed for the purpose of consummating the Merger and has no material assets or liabilities except as necessary for such purpose.

(c) The authorized capital stock of Sub consists of 1,000 shares of common stock, $0.001 par value per share, 1,000 of which, as of the Agreement Date, are issued and outstanding and are held by Holding. All of the outstanding shares of Sub common stock are duly authorized, validly issued, fully paid and nonassessable. Sub was formed for the purpose of consummating the Merger and has no material assets or liabilities except as necessary for such purpose.

(d) Except as otherwise provided in this Agreement, the Parent Common Stock to be issued in the Merger, when issued in accordance with the provisions of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable and will not be subject to any preemptive right, right of first refusal, right of first offer or right of rescission, and, based upon, and subject to, the representations set forth in each Principal Stockholder’s Investment Representation Letter, will have been offered, issued, sold and delivered by Parent in compliance with all applicable securities laws.

4.4 No Conflict. Neither the execution and delivery of this Agreement nor any of the Parent Ancillary Agreements, Holding Ancillary Agreements or Sub Ancillary Agreements by Parent, Holding or Sub, nor the consummation of the Merger or any of the other transactions contemplated hereby or thereby, will (a) conflict with, or (with or without notice or lapse of time, or both) result in a termination, breach, impairment or violation of, or constitute a default under, (i) any provision of the Certificate of Incorporation or Bylaws of Parent, Holding or Sub, as currently in effect, or (ii) any federal, state, local or foreign judgment, writ, decree, order, statute, rule or regulation applicable to Parent, Holding, Sub or their material assets or properties, or (b) require the consent, approval, assignment, notice, release, waiver, authorization or other certificate of any third party to ensure that, following the Effective Time, any agreement, contract, undertaking, understanding, letter of intent, memorandum of understanding, commitment (whether verbal or in writing), material instrument (including any note, bond, mortgage, or indenture), lease, license, permit, franchise, assignment, transaction, obligation or agreement material to Parent, Holding or Sub, or to which Parent, Holding or Sub is a party or by which any one of them or their assets or properties are bound or affected continues to be in full force and effect without any breach or violation thereof. None of the Parent’s, Holding’s or Sub’s entering into this Agreement, the consummation of the Merger or any other transaction contemplated by this Agreement, any Parent Ancillary Agreement, Holding Ancillary Agreement

or Sub Ancillary Agreement will give rise to, or trigger the application of, any rights of any third party that would come into effect upon the consummation of the Merger, other than rights contemplated by this Agreement and the Parent Ancillary Agreements.

4.5 SEC Filings; Financial Statements.

(a) Parent has timely filed all forms, reports and documents required to be filed by Parent with the SEC since May 31, 2004, and has made available to Company such forms, reports and documents in the form filed with the SEC. All such required forms, reports and documents (including those that Parent may file subsequent to the Agreement Date) are referred to herein as the “Parent SEC Reports.” As of their respective dates, the Parent SEC Reports (i) were prepared in accordance with the requirements of the Securities Act or the Exchange Act, as applicable, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Reports, and (ii) did not at the time they were filed (or if amended or superseded by a filing, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent corrected by a subsequently filed Parent SEC Report that was filed prior to the Agreement Date.

(b) Each of the audited and unaudited consolidated financial statements (including, in each case, any related notes thereto) contained in the Parent SEC Reports (the “Parent Financials”): (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto; (ii) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-K, 10-Q, 8-K or any successor form under the Exchange Act); and (iii) fairly presented in all material respects the consolidated financial position of Parent and its Subsidiaries as at the respective dates thereof and the consolidated results of Parent’s operations and cash flows for the periods indicated, except that the unaudited interim financial statements may not contain footnotes and were or are subject to normal and recurring year-end adjustments. The unaudited balance sheet of Parent as of November 30, 2004 contained in Parent SEC Reports is hereinafter referred to as the “Parent Balance Sheet.”

4.6 Absence of Certain Changes. Except as set forth in the Parent SEC Reports, since the date of the Parent Balance Sheet, Parent has operated its business in the ordinary course, consistent with its past practice, and since such date there has not occurred with respect to Parent: (a) any change, event or condition (whether or not covered by insurance) that has resulted in a Material Adverse Change in Parent; (b) any amendment or change in the Certificate of Incorporation or Bylaws of Parent; (c) any material change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by Parent or any material revaluation by Parent of any of its material assets; or (d) any declaration, setting aside or payment of any dividend on, or the making of any other distribution in respect of, the capital stock of Parent, or any split, combination or recapitalization of the capital stock of Parent or any direct or indirect redemption, purchase or other acquisition of any capital stock of Parent (other than the repurchase of unvested shares of capital stock of Parent at the original purchase price paid therefor) or any change in any rights, preferences, privileges or restrictions of any outstanding security of Parent.

4.7 Post-Closing Actions. Parent and its subsidiaries presently have no plan or intention to merge Holding and/or Surviving Corporation, transfer the shares of Holding and/or Surviving Corporation or take any other action that could cause the Merger to be treated as reorganization within the meaning of 368(a) of the Code and/or cause the Merger not to be treated as a taxable sale of the stock of Company by the Company Stockholders to Sub.

4.8 No Brokers. Neither Parent nor its subsidiaries, nor any of their affiliates, is obligated for the payment of any fees or expenses of any investment banker, broker, finder or similar party in connection with the origin, negotiation or execution of this Agreement or in connection with the Merger or any other transaction contemplated by this Agreement, and to Parent’s Knowledge, no agreement exists which provides that Company or its Stockholders will incur any liability, either directly or indirectly, to any such investment banker, broker, finder or similar party as a result of this Agreement, the Merger or any act or omission of Parent or any of its employees, officers, directors, stockholders, agents or affiliates.

ARTICLE 5

COMPANY COVENANTS

During the time period from the Agreement Date until the earlier to occur of (a) the Effective Time or (b) the termination of this Agreement in accordance with the provisions of Article 10, Company covenants and agrees with Parent as follows:

5.1 Advise of Changes. Company will promptly advise Parent in writing of any (a) event occurring subsequent to the Agreement Date that would in any material respect render any representation or warranty of Company contained in this Agreement, if made on or as of the date of such event or the Closing Date, untrue or inaccurate, (b) breach of, in any material respect, any covenant or obligation of Company pursuant to this Agreement or any Company Ancillary Agreement, or (c) Material Adverse Change in Company.

5.2 Maintenance of Business. Company will use commercially reasonable efforts to carry on and preserve its business and its relationships with customers, advertisers, suppliers and others with whom Company has contractual relations in substantially the same manner as it has prior to the Agreement Date consistent with its past practices. If Company becomes aware of a material deterioration in the relationship with any key customer, key advertiser, key supplier or key business partner, it will promptly bring such information to Parent’s attention in writing and, if requested by Parent, will exert commercially reasonable efforts to promptly restore the relationship in a manner consistent with past practices. Company will list the customers with whom Company has contractual relationships as of the Closing on Exhibit G set forth hereto.

5.3 Conduct of Business. Except as expressly contemplated by this Agreement, Company will use commercially reasonable efforts to continue to conduct its business and maintain its business relationships in the ordinary and usual course, and Company will not, without the prior written consent of Parent:

(a) incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, other than trade indebtedness incurred in the ordinary course, consistent with its past practices;

(b) lend any money, other than reasonable and normal advances to employees for bona fide expenses that are incurred in the ordinary course of Company’s business, consistent with its past practices;

(c) enter into any transaction or agreement that involves (i) payments or rebates of more than $50,000 from Company (or payments to Company which exceed $100,000 in the aggregate), except for amounts paid to Silicon Valley Bank and GATX in connection with the repayment of outstanding debt and fees for third party products for which Company is reimbursed; (ii) the performance of obligations over a period of three (3) months or more from the date of execution thereof (with the exception of support obligations for unmodified product which obligations will be completed by the Company within twelve (12) months of the Agreement Date); (iii) the taking of any action not in the ordinary course of Company’s business or consistent with its past practices; (iv) requiring the Company to maintain or support any customization to any product marketed or distributed by the Company; or (v) requiring the Company to maintain or support any product marketed or distributed directly or indirectly by the Company for any period of time beyond the expiration of two (2) years from the date of commencement of the most recent maintenance or support period;

(d) grant any Encumbrance on any of its assets, other than trade indebtedness incurred in the ordinary course, consistent with its past practices;

(e) sell, transfer or dispose of any of its assets except in the ordinary course of Company’s business, consistent with its past practice;

(f) enter into any material lease or contract for the purchase or sale of any property, whether real or personal, tangible or intangible;

(g) pay any bonus, increased salary, severance or special remuneration to any officer, director, employee or consultant (except such payments as are specifically identified in the Company Disclosure Letter) or amend or enter into any employment, consulting agreement or severance agreement with any such Person or create or amend any Company Benefit Arrangement;

(h) change any of its accounting methods;

(i) declare, set aside or pay any cash or stock dividend or other distribution in respect of its capital stock, redeem, repurchase or otherwise acquire any of its capital stock or other securities, pay or distribute any cash or property to any Stockholder or security holder of Company or make any other cash payment to any Stockholder or security holder of Company (other than with respect to unvested shares of restricted stock repurchased at cost from an employee of the Company in connection with the termination of such employee’s employment relationship with the Company);

(j) amend or terminate any material contract, material agreement or material license to which Company is a party;

(k) terminate, or modify the terms of, the Company’s agreements with any of the independent contractors identified in Schedule 3.16.7 of the Company Disclosure Letter which are in effect as of the date hereof;

(l) waive or release any material right or material claim;

(m) issue, sell, create or authorize any shares of its capital stock of any class or series or any other of its securities (except for the issuance of securities upon the exercise of options and warrants outstanding as of the date hereof), or issue, grant or create any warrants, obligations, subscriptions, options, convertible securities, or other commitments to issue shares of its capital stock or any securities that are potentially exchangeable for, or convertible into, shares of its capital stock;

(n) subdivide, split, combine or reverse split the outstanding shares of its capital stock of any class or series or enter into any recapitalization affecting the number of outstanding shares of its capital stock of any class or series or affecting any other of its securities;

(o) merge, consolidate or reorganize with, acquire, or enter into any other business combination with, any corporation, partnership, limited liability company or other entity (other than Parent or Sub);

(p) amend its Certificate of Incorporation or Bylaws, except as may be required to effect that certain Third Amended and Restated Shareholders’ Agreement by and among the Company and certain of its stockholders and those agreements listed in Schedule 3.16.6 by and between the Company and the Persons (the “Management Carve-Out Recipients”) referenced on Schedule 3.16.6;

(q) license any of its technology or Intellectual Property, or acquire any Intellectual Property (or any license thereto) from any third party other than in the ordinary course of business consistent with past practices;

(r) materially change any insurance coverage;

(s) agree to any audit assessment by any taxing authority or file any federal or state income or franchise tax return unless copies of such returns have first been made available to Parent for its review at a reasonable time prior to filing;

(t) modify or change the purchase prices of any capital stock of Company; or

(u) agree to do any of the things described in the preceding clauses 5.3(a) through 5.3(t).

5.4 Regulatory Approvals. Company will promptly execute and file, or join in the execution and filing of, any application, notification or other document that may be necessary in order to obtain the authorization, approval or consent of any Governmental Authority which may be reasonably required, or which Parent may reasonably request, in connection with the consummation of the Merger or any other transactions contemplated by this Agreement or any Company Ancillary Agreement. Company will use all commercially reasonable efforts to obtain, and to cooperate with Parent to promptly obtain, all such authorizations, approvals and consents.

5.5 Necessary Consents. Company will use all commercially reasonable efforts to promptly obtain such written consents and authorizations of third parties, give notices to third parties and take such other actions as may be necessary or appropriate in order to effect the consummation of the Merger and the other transactions contemplated by this Agreement, to enable Parent to carry on Company’s business immediately after the Effective Time consistent with Company’s past practice and to keep in effect and avoid the breach, violation of, termination of, or Material Adverse Change to, any agreement or contract to which Company is a party or is bound or by which any of its assets is bound.

5.6 Litigation. Company will notify Parent in writing promptly after learning of any claim, action, suit, arbitration, mediation, proceeding or investigation by or before any court, arbitrator or arbitration panel, board or governmental agency, initiated by or against it, or known by Company to be threatened against Company or any of its officers, directors, employees or Stockholders in their capacity as such.

5.7 No Other Negotiations. Company will not, and will not authorize, encourage or permit any director, officer, employee, Stockholder, affiliate or agent of Company or any attorney, investment banker or other Person on Company’s or their behalf to, directly or indirectly: (i) solicit, initiate, encourage or induce the making, submission or announcement of any offer or proposal from any Person concerning any Alternative Transaction (as defined below) or take any other action that could reasonably be expected to lead to an Alternative Transaction or a proposal therefor; (ii) consider any inquiry, offer or proposal received from any party concerning any Alternative Transaction (other than to respond to such inquiry, offer or proposal by indicating that Company may not discuss or take any action that could reasonably be expected to lead to any Alternative Transaction); (iii) furnish any information regarding Company to any Person (other than Parent) in connection with or in response to any inquiry, offer or proposal for or regarding any Alternative Transaction (other than to respond to such inquiry, offer or proposal by indicating that Company may not discuss or take any action that could reasonably be expected to lead to any Alternative Transaction); (iv) participate in any discussions or negotiations with any Person (other than Parent) with respect to any Alternative Transaction (other than to respond to such inquiry, offer or proposal by indicating that Company may not discuss or take any action that could reasonably be expected to lead to any Alternative Transaction); (v) cooperate with, facilitate or encourage any effort or attempt by any Person (other than Parent) to effect any Alternative Transaction; or (vi) execute, enter into or become bound by any letter of intent, agreement, commitment or understanding between Company and any Person (other than Parent) that is related to, provides for or concerns any Alternative Transaction. Company will promptly notify Parent orally and in writing of any inquiries or proposals received by Company or its directors, officers, employees or agents regarding any

Alternative Transaction of which the Company becomes aware and will identify the party making the inquiry or proposal and the nature and terms of any inquiry or proposal. Any violation of the restrictions set forth in this Section 5.7 by any director, officer or employee of Company shall be deemed a breach of this Section 5.7 by Company. As used herein, the term “Alternative Transaction” means any commitment, agreement or transaction involving or providing for (a) the possible disposition of all or any substantial portion of Company’s business, assets or capital stock, whether by way of merger, consolidation, sale of assets, sale of stock, stock exchange, tender offer and/or any other form of business combination, or (b) any initial public offering of capital stock or other securities of Company pursuant to a registration statement filed under the Securities Act. Nothing herein shall prohibit Company’s Board of Directors from engaging in any discussion or negotiations with, or disclosing any nonpublic information relating to Company to, or otherwise assisting or facilitating or entering into any agreement or understanding with, or affording access to the properties, books or records of Company to any Person (other than Parent and its affiliates, agents and representatives) that has advised Company that it may be considering making, or that has made, an unsolicited Alternative Transaction, or agreeing to, approving or recommending any Alternative Transaction if (A) the Board of Directors of Company believes in good faith that such Alternative Transaction would, if consummated, result in a transaction more favorable to Company’s shareholders from a financial point of view than the Merger and for which financing, to the extent required, is then committed or which, in the good faith reasonable judgment of the Board of Directors of Company, is reasonable capable of being financed (any such more favorable Alternative Transaction being referred to in this Agreement as a “Superior Transaction”) or (B) the Board of Directors of Company determines in good faith after consultation with outside legal counsel that the failure to do so could be reasonably deemed to be inconsistent with the Company Board of Directors’ fiduciary duties to the Company’s stockholders under Applicable Law (provided that (1) in each such event, Company notifies Parent of such determination by the Company Board of Directors, (2) Company does not provide any non-public information to any such third party if it has not prior to the date thereof made available such information to Parent and (3) Company provides such non-public information pursuant to a non-disclosure agreement substantially the same as or otherwise at least as restrictive on such third party as the Nondisclosure Agreement is on Parent.

5.8 Access to Information. Subject to the terms and conditions of this Agreement relating to the confidentiality and use of confidential and proprietary information, Company will allow Parent and its agents reasonable access at reasonable times to the files, books, records, technology, contracts, personnel and offices of Company, including, but not limited to, any and all information relating to Company’s taxes, commitments, contracts, leases, licenses, liabilities, financial condition and real, personal and intangible property. Company will use its commercially reasonable best efforts to cause its accountants to cooperate with Parent and its agents in making available all financial information reasonably requested by Parent, including the right to examine all working papers pertaining to all financial statements prepared or audited by such accountants.

5.9 Satisfaction of Conditions Precedent. Company will use best efforts to satisfy or cause to be satisfied all the conditions precedent which are set forth in Article 9, and Company will use best efforts to cause the Merger and the other transactions contemplated by this Agreement to be consummated in accordance with the terms of this Agreement.

5.10 Company Benefit Arrangements. Upon the request of Parent, Company will terminate any Company Benefit Arrangement and any leased employee arrangement or professional employee organization immediately prior to the Effective Time.

5.11 Meeting of Company Stockholders.

(a) Promptly after the Agreement Date, Company will take all action necessary in accordance with the Delaware Law and its Certificate of Incorporation and Bylaws to convene a special meeting of Company Stockholders to be held as promptly as practicable for the purpose of voting upon approval and adoption of this Agreement and approval of the Merger or to secure the written consent of Company Stockholders (such meeting or written consent, the “Stockholders’ Meeting”). Subject to Section 5.10(b), Company will use all reasonable efforts to solicit from its stockholders proxies in favor of the adoption and approval of this Agreement and approval of the Merger and will take all other action necessary to secure the vote or consent of its stockholders required by the rules of the Delaware Law and Company’s Certificate of Incorporation and Bylaws to obtain such approvals. Notwithstanding anything to the contrary contained in this Agreement, Company may adjourn or postpone the Stockholders’ Meeting to the extent necessary to ensure that there are sufficient shares of Company Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business at the Stockholders’ Meeting. Company shall ensure that the Stockholders’ Meeting is called, noticed, convened, held and conducted, and that all proxies solicited by Company in connection with the Stockholders’ Meeting are solicited, in compliance with the Delaware Law, its Certificate of Incorporation and Bylaws and all other applicable legal requirements. Company’s obligation to call, give notice of, convene, hold and conduct the Stockholders’ Meeting shall not be limited to or otherwise affected by the commencement, disclosure, announcement or submission to Company of any Alternative Transaction, or by any withdrawal, amendment or modification of the recommendation of the Board of Directors of Company with respect to this Agreement or the Merger.

(b) Any communication sent to Company Stockholders shall include a statement to the effect that the Board of Directors of Company has recommended that Company’s Stockholders vote in favor of and adopt and approve this Agreement and the Merger at the Stockholders’ Meeting, provided however the Company’s Board of Directors shall be permitted to withhold, withdraw, amend, modify or materially qualify, including in a manner adverse to Parent its recommendation if after consulting with its outside legal counsel, the Board determines in good faith that not doing so would be inconsistent with its fiduciary duties to the Stockholders of the Company under Applicable Law.

5.12 Blue Sky Laws. Company shall assist Parent, upon Parent’s reasonable request, to comply with the securities and blue sky laws of all jurisdictions which are applicable in connection with the Merger, including with respect to the issuance of securities to certain Persons who are parties to success bonus and severance arrangement agreements listed in Schedule 3.16.6.

5.13 Retention of Employees. Company will use all commercially reasonable efforts to secure for employment, by Parent after the Closing, all members of management and other key employees of Company designated by Parent on Schedule 5.13 (the “Key Employees,” each a “Key Employee”), and Company will promptly notify Parent if any of Company’s officers receive written notice that any of such Key Employees intends to leave Company’s employ. Company will use all commercially reasonable efforts to cause each employee and contractor of Company to execute Parent’s standard form of Proprietary Information and Inventions Agreement as provided to Company.

5.14 Intentionally Omitted.

5.15 Investment Representation Letters. Concurrently with the signing and delivery of this Agreement, the Company will deliver to Parent Investment Representation Letters signed by each of the Principal Stockholders. The Company will use commercially reasonable efforts to cause each of the Company Preferred Stockholders (other than the Principal Stockholders referenced in the preceding sentence) and Management Carve-Out Recipients to execute and deliver to Parent an Investment Representation Letter.

5.16 Principal Stockholder Lock-Up Agreements. Concurrently with the signing and delivery of this Agreement, the Company will deliver to Parent Lock-Up Agreements signed by the Principal Stockholders pursuant to which each Principal Stockholder agrees not to sell, exchange, transfer, pledge or dispose of the shares of Parent Common Stock received in the Merger during the period beginning on the Closing Date and ending as to one-third of the shares on the four (4), eight (8) and twelve (12) month anniversaries of the Closing Date. The Company will use commercially reasonable efforts to cause each of the holders of two percent (2%) or more of the Company Stock and the directors and officers of the Company to execute and deliver to Parent a Lock-Up Agreement.

5.17 Principal Stockholder Indemnification Agreements. Concurrently with the signing and delivery of this Agreement, the Company will deliver to Parent Indemnification Agreements signed by each of the Principal Stockholders.

5.18 Noncompetition and Nonsolicitation Agreements. The Company will use commercially reasonable efforts to cause each of the Key Employees designated on Schedule 5.13 to execute and deliver to Parent a noncompetition and nonsolicitation agreement.

5.19 2003 Tax Returns. The Company will use commercially reasonable efforts to file its 2003 United States, United Kingdom and Australia tax returns and/or tax reports with the applicable tax authorities on or before the Closing Date.

5.20 Company Audited Financial Statements. Company will use its best efforts to cause its independent auditors to deliver to the Company on or before the Closing Date an audited balance sheet of the Company as of December 31, 2004 and an audited income statement and statement of cash flows for the twelve month period ending December 31, 2004 (the “2004 Audited Financial Statements”).

5.21 Preparation of Information Statement.

(a) As promptly as practicable following the date hereof, Company shall use commercially reasonable efforts to prepare an information statement regarding terms of the Merger (the “Information Statement”) and to cause the Information Statement to be mailed to the Company’s Stockholders. Each of Company and Parent shall furnish all information concerning such person to the other as may be reasonably requested in connection with the preparation and distribution of the Information Statement. Notwithstanding the foregoing, prior to mailing the Information Statement, the Company (i) shall provide Parent an opportunity to review and comment on the Information Statement, (ii) shall include in such document all comments reasonably proposed by Parent and (iii) shall not mail such document prior to receiving the consent of Parent, such consent not to be unreasonably withheld.

(b) Immediately following the execution and delivery of this Agreement, this Agreement will be submitted to the Principal Stockholders for adoption and approval. Without limiting the generality of the foregoing, the Company agrees that its obligations pursuant to this Section 5.19 shall not be affected by the commencement, public proposal, public disclosure or communication to the Company or any other person of any Alternative Transaction.

5.22 Certificate of Amendment. No later than two (2) days prior to the Closing, Company shall cause to be filed an amendment to its Certificate of Incorporation providing for distributions and payments to Company Stockholders and Management Carve-Out Recipients in a liquidation or merger of the Company to be consistent with the consideration and amounts to be distributed and paid pursuant to Articles 2 and 7 hereof.

ARTICLE 6

PARENT COVENANTS

During the time period from the Agreement Date until the earlier to occur of (a) the Effective Time or (b) the termination of this Agreement in accordance with the provisions of Article 10 (or during such other time period as may be specified below), Parent covenants and agrees with Company as follows:

6.1 Advise of Changes. Parent will promptly advise Company in writing of any (a) event occurring subsequent to the Agreement Date that would render any representation or warranty of Parent or Sub contained in this Agreement, if made on or as of the date of such event or the Closing Date, untrue or inaccurate, (b) breach of any covenant or obligation of Parent or Sub pursuant to this Agreement, any Parent Ancillary Agreement or any Sub Ancillary Agreement, or (c) Material Adverse Change in Parent.

6.2 Regulatory Approvals. Parent will promptly execute and file, or join in the execution and filing of, any application, notification or other document that may be necessary in order to obtain the authorization, approval or consent of any Governmental Authority which may be reasonably required, or which Company may reasonably request, in connection with the consummation of the Merger or any other transactions contemplated by this Agreement, any Parent Ancillary Agreement or any Sub Ancillary Agreement. Parent will use all commercially reasonable efforts to obtain, and to cooperate with Company to promptly obtain, all such authorizations, approvals and consents. Notwithstanding anything in this Agreement to the contrary, neither Parent nor any of its affiliates shall be under any obligation to make proposals, execute or carry out agreements, or submit to orders providing for the sale or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets or categories of assets of Parent, or any of its affiliates or Company, or the holding separate of the shares of Company Stock or imposing or seeking to impose any limitation on the ability of Parent or any of its Subsidiaries or affiliates to conduct their business or own such assets or to acquire, hold or exercise full rights of ownership of the shares of Company Stock.

6.3 Satisfaction of Conditions Precedent. Parent will use all commercially reasonable efforts to satisfy or cause to be satisfied all of the conditions precedent which are set forth in Article 8, and Parent will use all commercially reasonable efforts to cause the Merger and the other transactions contemplated by this Agreement to be consummated in accordance with the terms of this Agreement.

6.4 Blue Sky Laws. Parent shall take such steps as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable in connection with the Merger; provided, however, that Parent shall not be required to qualify to do business or execute a general consent to service of process in any jurisdiction.

6.5 Dividends and Other Distributions. Unless approved by Company in writing, Parent shall not: declare, set aside, or pay any dividends or make any other distributions (whether in cash, stock, equity securities or property) in respect of Parent’s capital stock, except where (i) an adjustment is made to the exchange ratios in accordance with Section 2.1.7 or (ii) the Company Stockholders and Management Carve-Out Recipients will otherwise be entitled to receive an equivalent, proportional dividend or distribution as to the shares of Parent Stock distributable hereunder as if they had been holders of Parent Common Stock on the record date for such dividend or distribution.

6.6 Actions Affecting the Tax Treatment of the Merger. Parent and its subsidiaries will complete and file its initial tax returns and reports consistently with treating the Merger as a taxable sale transaction.

6.7 Continuing Director and Officer Indemnification.

6.7.1 After the Effective Time and until June 30, 2007, Parent shall cause the Surviving Corporation to maintain in effect Company’s directors and officers liability insurance policy existing at the Agreement Date or a replacement policy on substantially similar terms (as renewed or as replaced, the “Existing Policy”); provided that (i) the annual premium for the Existing Policy for the period ending June 30, 2007, shall be borne by Parent; (ii) the annual premium for the Existing Policy from July 1, 2006 to June 30, 2007, shall be paid out of the General Escrow Fund; (iii) in no event shall Parent or the Surviving Corporation be required to expend in excess of 125% of the annual premium currently paid by Company for coverage under the Existing Policy; and (iv) notwithstanding anything to the contrary herein, any insurance payments that are subject to a deductible shall be paid out of the General Escrow Fund.

6.7.2 To the extent covered by the Existing Policy only, after the Effective Time and until June 30, 2007, Parent will cause the Surviving Corporation to indemnify and hold harmless each person who is at the Agreement Date an officer or director of Company (the “Company Indemnified Parties”) against (i) all losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement with the approval of the indemnifying party (which approval shall not be unreasonably withheld) of or in connection with any claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was an officer or director of Company, whether pertaining to any matter existing or occurring at or prior to the Effective Time and whether asserted or claimed prior to, or at or after the Effective Time (the “Company Indemnified Liabilities”) and (ii) all Company Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to this Agreement or the transactions contemplated hereby, in each case to the full extent a corporation is permitted by law to indemnify its own directors, officers and employees. To the extent covered by the Existing Policy only, after the Effective Time and until June 30, 2007, in the event any Company Indemnified Party is or becomes involved in any capacity in any action, suit, proceeding or investigation in connection with any matter relating to this Agreement or the transactions contemplated hereby occurring on or prior to the Effective Time, Parent shall, or shall cause the Surviving Corporation to, pay expenses in advance of the final disposition of any such action or proceeding to each Company Indemnified Party to the full extent permitted by law upon receipt of any undertaking in customary form to repay such expenses under customary circumstances. To the extent covered by the Existing Policy only, after the Effective Time and until June 30, 2007, without limiting the foregoing, in the event any such claim, action, suit, proceeding or investigation is brought against any Company Indemnified Party (whether arising before or after the Effective Time), (i) the Company Indemnified Parties may retain counsel satisfactory to them, and the Surviving Corporation, (ii) Parent shall, or shall cause the Surviving Corporation to, pay all reasonable fees and expenses of such counsel for the Company Indemnified Parties promptly as statements therefor are received, and (iii) Parent and the Surviving Corporation will use all reasonable efforts to assist in the vigorous defense of any such matter; provided, that neither Parent nor the Surviving Corporation shall be liable for any settlement of any claim effected without its written consent, which consent, however, shall not be unreasonably withheld. Any Company Indemnified Party wishing to claim indemnification under this Section 6.7 upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Parent and the Surviving Corporation (but the failure to so notify the Parent or the Surviving Corporation shall not relieve the Parent or the Surviving Corporation from any liability it may have under this Section 6.7 except to the extent such failure materially prejudices such party), and shall deliver to Parent and the Surviving Corporation the undertaking described above. The Company Indemnified Parties as a group may retain only one law firm, which law firm shall be reasonably acceptable to Parent, to represent them with respect to each such matter unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Company Indemnified Parties, in which case, Parent shall only pay an amount equal to the aggregate reasonable fees and expenses of all of the Company Indemnified Parties divided by the number of law firms, each of which must be reasonably acceptable to Parent, engaged by the Company Indemnified Parties on such issue.

6.7.3 To the extent covered by the Existing Policy only, after the Effective Time and until June 30, 2007, Parent will cause the Surviving Corporation to fulfill and honor in all respects the obligations of Company pursuant to the indemnification provisions in Company’s Certificate of Incorporation and Bylaws existing as in effect on the Agreement Date with respect to the Company’s current and former directors and officers.

6.7.4 The provisions of this Section 6.7 are intended to be for the benefit of, and shall be enforceable by each Company Indemnified Party, his or her heirs and representative and may not be amended, altered or repealed without the prior written consent of the affected Company Indemnified Party.

6.8 Observer Rights. Parent has agreed to grant Representative the right to designate one (1) observer (the “Observer”) acceptable to Parent to the Board of Directors of Parent (the “Observer Rights”). The Observer Rights will commence upon the Closing and will terminate on the earlier of the one (1) year anniversary of the Closing or the date that the Company Preferred Stockholders and Management Carve-Out Recipients entitled to receive five percent (5%) or more of the Preferred and Management Stock Amount at the Closing transfer in the aggregate more than fifty percent (50%) of the Parent Common Stock issued to them. The observer will receive notice of and attend Parent’s Board of Directors meetings in a non-voting capacity at the observer’s cost and expense. Participation as an observer will be subject to (i) execution of a Non-disclosure Agreement in a form satisfactory to Parent pursuant to which such observer will agree to hold in confidence and trust and to act in a fiduciary manner with respect to all information disclosed at or in connection with meetings of Parent’s Board of Directors, and (ii) dismissal from meetings of Parent’s Board of Directors as Parent deems reasonably necessary to protect its attorney/client privilege or prevent disclosure of its trade secrets.

6.9 Cooperation with the Preparation of Information Statement. Parent shall furnish factual information to Company as may be reasonably requested by Company in connection with the Company’s preparation and distribution of the Information Statement pursuant to the Company’s obligations under Section 5.21. Such information furnished by Parent shall be true and correct in all material respects.

ARTICLE 7

CLOSING MATTERS

7.1 The Closing. Subject to termination of this Agreement as provided in Article 10, the closing of the transactions to consummate the Merger (the “Closing”) will take place at the offices of Morrison & Foerster LLP, 755 Page Mill Road, Palo Alto, California at 2:00 p.m., Pacific Time on the first business day after all of the conditions to Closing set forth in Sections 8 and 9 have been satisfied and/or waived in accordance with this Agreement, or at such other place, time or date as Parent and Company may mutually agree (the “Closing Date”). Concurrently with the Closing or at such later date and time as may be mutually agreed by Parent and Company, the Certificate of Merger will be filed with the Delaware Secretary of State.

7.2 Exchange.

7.2.1 At the Effective Time, outstanding shares of Company Stock (other than Dissenting Shares (as defined in Section 7.3) for which appraisal rights have been or will be perfected in accordance with Delaware Law) will, by virtue of the Merger and without further action, cease to exist, and all such shares will be automatically converted into the right to receive from Parent, and shall be exchangeable for, the number of shares of Parent Common Stock to which the holder thereof is entitled pursuant to Section 2.1.2, and the Cash Consideration to which the holder thereof is entitled pursuant to Section 2.1.2, subject to the provisions of Sections 2.1.3, 2.1.4, 2.1.5, 2.1.7, 2.4, 2.5, and 2.6. At the Closing, the Company shall use commercially reasonable efforts to cause each Company Stockholder to surrender to Parent certificates which immediately prior to the Effective Time represented all outstanding shares of Company Stock (the “Company Certificates”) which shares were converted into the right to receive shares of Preferred Stock Consideration and/or Cash Consideration or affidavits of lost certificate and an indemnity in form and substance reasonably satisfactory to Parent (each an “Affidavit”). Upon each such surrender, (a) Parent shall submit to Parent’s transfer agent an instruction letter requiring the transfer agent to issue to each Company Stockholder who so surrenders a Company Certificate and/or Affidavit, a certificate or certificates for the number of shares of Parent Common Stock to which such holder is entitled pursuant to Section 2.1.2, subject to the provisions of Sections 2.1.3, 2.1.4, 2.1.5, 2.1.7, 2.4, 2.5, and 2.6; and (b) Parent or its transfer agent will pay by check to each Company Stockholder cash in the amounts payable to such holder in accordance with the provisions of Section 2.1.2 (subject to the provisions of Sections 2.1.3, 2.1.4, 2.1.5, 2.1.7, 2.4 and 2.5). At the Closing, each Management Carve-Out Recipient shall execute and deliver to Parent an acknowledgment in form and substance reasonably satisfactory to Parent that except for payments and obligations specifically identified in this Agreement, such Management Carve-Out Recipient is not entitled to any other remuneration from the Company or the Parent other than the Management Carve-Out Amounts received by the Management Carve-Out Recipient.

7.2.2 No dividends or distributions payable to holders of record of Parent Common Stock after the Effective Time will be paid to the holder of any unsurrendered Company Certificate or Affidavit unless and until the holder of such unsurrendered Company Certificate surrenders such Company Certificate or an Affidavit to Parent as provided in Section 7.2.1. Subject to the effect, if any, of applicable escheat and other laws, following surrender of any Company Certificate or delivery of an Affidavit, there will be delivered to the Person entitled thereto, without interest, the amount of any dividends and distributions theretofore paid with respect to Parent Common Stock so withheld as of any date subsequent to the Effective Time and prior to such date of delivery.

7.2.3 After the Effective Time there will be no further registration of transfers on the stock transfer books of Company or its transfer agent of any shares of capital stock of Company that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Company Certificates or an Affidavit are presented for any reason, they will be canceled and exchanged as provided in this Section 7.2.

7.2.4 Until Company Certificates representing shares of Company Stock that are outstanding immediately prior to the Effective Time are surrendered pursuant to Section 7.2.1, such Company Certificates will be deemed, for all purposes, to evidence only ownership of (a) the right to receive shares certificates covering the number of shares of Parent Common Stock for which the shares of Company Stock are to be exchanged, (b) the right to receive cash for which shares of Company Stock are to be exchanged pursuant to Section 2.1.2, and (c) if applicable, cash in lieu of fractional shares.

7.2.5 Legends.

(a) All certificates representing shares of Parent Common Stock issuable hereunder shall bear the following legend, in addition to any other legends that Parent deems necessary or advisable to comply with Applicable Law:

“THE SHARES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES OR BLUE SKY LAWS OF ANY STATE AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR IN A TRANSACTION WHICH IS NOT SUBJECT TO THE REGISTRATION REQUIREMENTS OF THE ACT OR ANY APPLICABLE STATE SECURITIES OR BLUE SKY LAWS AND, IN THE CASE OF A TRANSACTION NOT SUBJECT TO SUCH REGISTRATION REQUIREMENTS, UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO IT THAT SUCH TRANSACTION DOES NOT REQUIRE REGISTRATION UNDER THE ACT.”

(b) In addition, pursuant to the terms of the Lock-Up Agreement, all certificates representing shares of Parent Common Stock issuable to the directors and officers of the Company and holders of two percent (2%) or more of the Company Stock shall bear substantially the following legend:

“THE SHARES EVIDENCED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS AND CONDITIONS OF A LOCK-UP AGREEMENT WHICH INCLUDES AN AGREEMENT NOT TO SELL, EXCHANGE, TRANSFER, PLEDGE OR DISPOSE OF THE SHARES DURING THE PERIOD BEGINNING ON THE CLOSING DATE AND ENDING AS TO ONE THIRD OF THE SHARES EVIDENCED BY THIS CERTIFICATE ON THE FOUR, EIGHT AND TWELVE MONTH ANNIVERSARIES OF THE CLOSING. COPIES OF THE AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY.”

7.3 Appraisal Rights. If holders of Company Stock are entitled to appraisal rights pursuant to Delaware Law in connection with the Merger, any shares held by Company Stockholders who exercise and perfect such appraisal rights (“Dissenting Shares”) will not be converted into a right to receive shares of Parent Common Stock or cash pursuant to Section 2.1.2, but shall be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to Delaware Law. Company shall give Parent prompt notice (and in no event more than two business days) of any demand received by Company for appraisal of Company Stock, and Parent shall have the right to control all negotiations and proceedings with respect to such demand in consultation with the Representative. Company agrees that, except with the prior written consent of Parent, it will not voluntarily make any payment with respect to, or settle or offer to settle, any such demand for appraisal. Each of Company and Parent agree that after the Effective Time, except with the prior written consent of the Representative, which may not be unreasonably withheld, it will not voluntarily make any payment with respect to, or settle or offer to settle, any such demand for appraisal. In the event that any Company Stockholder fails to make an effective demand for payment or otherwise loses his status as a holder of Dissenting Shares, Parent shall, as of the later of the Effective Time or ten business days from the occurrence of such event, issue and deliver, upon surrender by such Stockholder of its Company Certificate(s), the shares of Parent Common Stock, any cash payment pursuant to Section 2.1.2, and any cash payment in lieu of fractional shares, in each case without interest thereon, to which such Stockholder would have been entitled to under Section 2.1.2.

ARTICLE 8

CONDITIONS TO OBLIGATIONS OF COMPANY

Company’s obligation to consummate the Merger is subject to the fulfillment or satisfaction, on and as of the Closing, of each of the following conditions (any one or more of which may be waived by Company, but only in a writing signed by Company):

8.1 Accuracy of Representations and Warranties. The representations and warranties of Parent and Sub set forth in this Agreement (a) that are qualified as to materiality shall be true and correct and (b) that are not qualified as to materiality shall be true and correct in all material respects, in each case on and as of the Closing, with the same force and effect as if they had been made on the Closing Date (except for any such representations or warranties that, by their terms, speak only as of a specific date or dates, in which case such representations and warranties that are qualified as to materiality shall be true and correct, and such representations and warranties that are not qualified as to materiality shall be true and correct in all material respects, on and as of such specified date or dates), and at the Closing Company will have received a certificate to such effect executed by an officer of Parent.

8.2 Covenants. Parent will have performed and complied in all material respects with all of its covenants contained in this Agreement on or before the Closing (to the extent that such covenants require performance by Parent on or before the Closing), and at the Closing Company will have received a certificate to such effect executed by an officer of Parent.

8.3 Compliance with Law; No Legal Restraints. There will not be issued, enacted or adopted, or threatened in writing by any Governmental Authority, any order, decree, temporary, preliminary or permanent injunction, legislative enactment, statute, regulation, action or proceeding, or any judgment or ruling by any Governmental Authority, that prohibits or renders illegal or imposes limitations on the Merger or any other material transaction contemplated by this Agreement, any Parent Ancillary Agreement or any Sub Ancillary Agreement.

8.4 Government Consents. There will have been obtained at or prior to the Closing Date such permits or authorizations, and there will have been taken all such other actions by any Governmental Authority having jurisdiction over the parties and the actions herein proposed to be taken, as may be required to lawfully consummate the Merger, including, but not limited to, requirements under applicable federal and state securities laws.

8.5 Opinion of Parent’s Counsel. Parent will have received from Morrison & Foerster LLP, counsel to Parent, an opinion opining to the matters set forth in Exhibit J.

ARTICLE 9

CONDITIONS TO OBLIGATIONS OF PARENT

Parent’s obligation to consummate the Merger are subject to the fulfillment or satisfaction, on and as of the Closing, of each of the following conditions (any one or more of which may be waived by Parent, but only in a writing signed by Parent):

9.1 Accuracy of Representations and Warranties. The representations and warranties of Company set forth in this Agreement (a) that are qualified as to materiality shall be true and correct and (b) that are not qualified as to materiality shall be true and correct in all material respects, in each case on and as of the Closing, with the same force and effect as if they had been made on the Closing Date (except for any such representations or warranties that, by their terms, speak only as of a specific date or dates, in which case such representations and warranties that are qualified as to materiality shall be true and correct, and such representations and warranties that are not qualified as to materiality shall be true and correct in all material respects, on and as of such specified date or dates), and at the Closing, Parent will have received a certificate to such effect executed by Company’s President or Chief Executive Officer and each Principal Stockholder. The representations and warranties of each Principal Stockholder set forth in such Principal Stockholder’s Investment Representation Letter shall be true and correct in all material respects. Notwithstanding the foregoing to the contract representations and warranties of Company set forth in this Agreement that are not true and correct as set forth above and that do not represent in the aggregate more than a $200,000 liability or potential liability of Company shall not affect Parent’s obligation to consummate the merger.

9.2 Covenants. Company will have performed and complied in all material respects with all of its covenants contained in this Agreement at or before the Closing (to the extent that such covenants require performance by Company on or before the Closing), and at the Closing, Parent will have received a certificate to such effect executed by Company’s President or Chief Executive Officer.

9.3 No Material Adverse Change. There will not have been any Material Adverse Change in Company, whether or not resulting from a breach in any representation, warranty or covenant in this Agreement, and at the Closing Parent will have received a certificate to such effect executed by Company’s President or Chief Executive Officer.

9.4 Compliance with Law; No Legal Restraints; No Litigation. There will not be issued, enacted or adopted, or threatened in writing by any Governmental Authority, any order, decree, temporary, preliminary or permanent injunction, legislative enactment, statute, regulation, action or proceeding, or any judgment or ruling by any Governmental Authority, that prohibits or renders illegal or imposes limitations on: (a) the Merger or any other material transaction contemplated by this Agreement or any Company Ancillary Agreement; or (b) Parent’s right (or the right of any Subsidiary of Parent) to own, retain, use or operate any of its products, properties or assets (including securities, properties or assets of Company) on or after consummation of the Merger or seeking a disposition or divestiture of any such products, properties or assets. No litigation or proceeding will be threatened or pending for the purpose or with the probable effect of enjoining or preventing the consummation of any of the transactions contemplated by this Agreement, or which could be reasonably expected to cause a Material Adverse Change to Company or Parent.

9.5 Government Consents. There will have been obtained at or prior to the Closing Date such permits or authorizations, and there will have been taken all such other actions by any Governmental Authority having jurisdiction over the parties and the actions herein proposed to be taken, as may be required to consummate the Merger, including, but not limited to, requirements under applicable federal and state securities laws.

9.6 Opinion of Company’s Counsel. Parent will have received from Goodwin Procter LLP, counsel to Company, an opinion opining to the matters set forth in Exhibit K.

9.7 Consents. Parent shall have received duly executed copies of all third-party consents, approvals, assignments, notices, releases, waivers, authorizations or other certificates (including those set forth in Schedule 3.5 of the Company Disclosure Letter) contemplated by this Agreement, the Company Disclosure Letter or deemed reasonably necessary by Parent to provide for the continuation in full force and effect, without any breach or violation, of any and all Material Company Agreements after the Merger and the preservation of Company’s IP Rights and other assets and properties after the Merger and for Parent to consummate the Merger and the other transactions contemplated by this Agreement, the Parent Ancillary Agreements, the Sub Ancillary Agreements and the Company Ancillary Agreements, in each case, in form and substance reasonably satisfactory to Parent.

9.8 Company Stockholder Approvals. This Agreement, the Company Ancillary Agreements and the Merger will have been duly and validly approved, authorized and adopted, as required by Applicable Law and Company’s Certificate of Incorporation and Bylaws, by the valid and affirmative vote of all of the outstanding shares of Company Common Stock and Company Preferred Stock.

9.9 Approval of Company Board of Directors. This Agreement, the Parent Ancillary Agreements and the Merger shall have been duly and validly approved and authorized by Company’s Board of Directors, as required by Applicable Law and Parent’s Certificate of Incorporation and Bylaws.

9.10 Investment Representation Letters; Exemptions Available. Parent: (a) will have received an executed counterpart of an Investment Representation Letter executed by each Company Preferred Stockholder who approved and adopted this Agreement, the Company Ancillary Agreements and the Merger and each Management Carve-Out Recipient; and (b) must be satisfied in its sole and absolute discretion that there are not more than an aggregate of ten (10) Company Stockholders and Management Carve-Out Recipients who are not “accredited investors” within the meaning of Regulation D promulgated under the Securities Act or that the issuance of Parent Common Stock in the Merger is otherwise exempt from registration under the Securities Act pursuant to Section 4(2) thereof.

9.11 Employment Matters, (a) Each of the Key Employees shall have entered into (i) an employment offer letter with Parent in substantially the form attached hereto as Exhibit L (each an “Offer Letter” and collectively the “Offer Letters”) and (ii) a Noncompetition and Nonsolicitation Agreement; and (b) all employees of Company other than the Key Employees and those employees identified by Parent pursuant to Section 5.13 shall have either been terminated or voluntarily resigned in writing from their employment with Company.

9.12 Ancillary Agreements. Each Voting Agreement, Investment Representation Letter, Offer Letter, Noncompetition and Nonsolicitation Agreement, Lock-Up Agreement and Indemnification Agreement shall be in full force and effect.

9.13 Resignation of Directors and Officers. The directors and officers of Company in office immediately prior to the Effective Time will have resigned as directors and officers of the Surviving Corporation in writing effective as of the Effective Time.

9.14 Limitation on Adjusted Net Liabilities. At the Effective Time, Company’s Adjusted Net Liabilities (expressed as a positive number) shall not exceed the Target Net Liabilities (expressed as a positive number) by more than $1 million.

9.15 Appraisal Rights. At the Effective Time, holders of no more than ten percent (10%) of the outstanding shares of the Company Stock shall have appraisal rights which have not been waived.

9.16 2003 Tax Returns. The Company will have filed its 2003 United States, United Kingdom and Australia tax returns and/or tax reports with the applicable tax authorities.

9.17 Audited Company Financial Statements. Parent will have received the 2004 Audited Financial Statements.

ARTICLE 10

TERMINATION OF AGREEMENT

10.1 Mutual Termination. This Agreement may be terminated at any time prior to the Effective Time by the mutual written consent of Parent and Company.

10.2 Other Termination.

10.2.1 Either Parent or Company, by giving written notice to the other, may terminate this Agreement if any Governmental Authority shall have issued a nonappealable final order, decree or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger.

10.2.2 Either Parent or Company, by giving written notice to the other, may terminate this Agreement if the Merger shall not have been consummated by midnight Pacific

Time on the Termination Date; provided, however, that the right to terminate this Agreement pursuant to this Section 10.2.2 shall not be available to any party whose willful failure to perform in any material respect any of its obligations or covenants under this Agreement results in the failure of any condition set forth in Article 8 or Article 9.

10.2.3 Either Parent or Company may terminate this Agreement at any time prior to the Effective Time if the other party has committed (or, in the case of a termination by Company, Holding or Sub has committed) a willful breach in any material respect of (a) any of such party’s representations and warranties contained in this Agreement and the other agreements, certificates and documents contemplated hereby, or (b) any of such party’s covenants contained in this Agreement and the other agreements, certificates and documents contemplated hereby (other than (1) a breach caused by the affirmative actions of a third party or caused by factors not in the breaching party’s control; or (2) a breach resulting from any Governmental Authority enacting, promulgating or issuing any statute, rule, regulation, ruling, writ or injunction, or taking any other action, restraining, enjoining or otherwise prohibiting the transactions contemplated hereby).

10.2.4 Parent may terminate this Agreement if the Board of Directors of Company (or any committee thereof) shall have withdrawn, or materially or adversely modified, conditioned, qualified or amended its recommendation to approve and adopt the Merger prior to the Effective Time, unless such modification, condition, qualification or amendment was requested by Parent or was directly related to Parent’s willful breach in any material respect of any representation, warranty, covenant or other agreement contained in this Agreement and the other agreements, certificates and documents contemplated hereby, other than (i) a breach caused by the affirmative actions of a third party or caused by factors not otherwise in Parent’s control; or (ii) a breach resulting from any Governmental Authority enacting, promulgating or issuing any statute, rule, regulation, ruling, writ or injunction, or taking any other action, restraining, enjoining or otherwise prohibiting the transactions contemplated hereby; or

10.2.5 Either Parent or Company may terminate this Agreement if the Company’s Stockholders shall have failed to adopt and approve the Merger prior to April 30, 2005, unless such failure was related to Parent’s willful breach in any material respect of any representation, warranty, covenant or other agreement contained in this Agreement and the other agreements, certificates and documents contemplated hereby, other than (i) a breach caused by the affirmative actions of a third party or factors not otherwise in Parent’s control; or (ii) a breach resulting from any Governmental Authority enacting, promulgating or issuing any statute, rule, regulation, ruling, writ or injunction, or taking any other action, restraining, enjoining or otherwise prohibiting the transactions contemplated hereby.

10.3 No Liability. Except as set forth in this Section 10.3, upon a termination in accordance with Section 10.1 or 10.2, no party hereto shall have any liability to any other party hereto under this Agreement or arising from the transactions contemplated herein.

(a) Termination Fee. Parent and Sub shall have no further obligation to perform and comply with this Agreement or the other agreements, certificates and documents contemplated hereby (except for continued compliance with Section 13.6) and Company shall promptly pay Parent in immediately available funds the amount of Two Hundred Fifty Thousand

Dollars ($250,000) for its out-of-pocket expenses (including, without limitation, printing fees, filing fees, fees and expenses of its legal and financial advisors) and lost profits related to the transactions contemplated hereby (the “Termination Fee”), if (i) Parent terminates this Agreement in accordance with Section 10.2.3 following a breach by Company, as described in such section; (ii) Parent terminates this Agreement in accordance with Section 10.2.4 or Section 10.2.5; or (iii) Company terminates this Agreement in accordance with Section 10.2.5.

The Termination Fee shall constitute the sole and exclusive remedy of Parent, Holding and Sub in connection with Parent’s termination of this Agreement for the reasons set forth in this Article 10. Such payment shall relieve Company and the Principal Stockholders of all obligations under this Agreement and the other agreements, certificates and documents contemplated hereby, provided that it shall not relieve Company or the Principal Stockholders from continued compliance with Section 13.6. The provisions of this Article 10 shall survive any termination of this Agreement.

ARTICLE 11

SURVIVAL OF REPRESENTATIONS, INDEMNIFICATION

AND REMEDIES, CONTINUING COVENANTS

11.1 Survival of Representations, Warranties and Covenants. All representations and warranties of Company contained in this Agreement and the other agreements, certificates and documents contemplated hereby will remain operative and in full force and effect, regardless of any investigation made by or on behalf of any of the parties to this Agreement, until the earlier of (a) the termination of this Agreement in accordance with its terms and (b) the General Escrow Release Date (the expiration of such representation, warranty or covenant, the “Company Release Date”); provided, however, that Parent and any Parent Indemnified Person (as defined in Section 11.2) shall be entitled to seek recovery from the Principal Stockholders and Management Carve-Out Recipients for the fraudulent breach of any Company representation, warranty or covenant until the expiration of the applicable statute of limitations for any claim which seeks recovery of Damages for fraud. The covenants of the Company contained in this Agreement will remain operative and in full force and effect until the earlier to occur of the termination of this Agreement or the Effective Time. The representations and warranties of the Company Preferred Stockholders and the Management Carve-Out Recipients in the Investment Representation Letters to which they are parties will remain operative and in full force and effect, regardless of any investigation made by or on behalf of any of the parties to this Agreement, until the earlier of (a) the termination of this Agreement in accordance with its terms and (b) the expiration of the applicable statute of limitations. All representations and warranties of Parent, Holding and Sub contained in this Agreement and the other agreements, certificates and documents contemplated hereby will remain operative and in full force and effect, regardless of any investigation made by or on behalf of any of the parties to this Agreement, until the earlier of (a) the termination of this Agreement in accordance with its terms and (b) the Effective Time; provided, however, that the Company Stockholders and Management Carve-Out Recipients shall be entitled to seek recovery for fraudulent breach of any representation, warranty or covenant until expiration of the applicable statute of limitation for any claim which seeks recovery of Damages arising out of such fraudulent breach. The covenants of Parent, Holding and Sub contained in this Agreement will remain operative and in full force and effect in accordance with the terms of this Agreement in accordance with its terms.

11.2 Agreement to Indemnify.

11.2.1 Joint and Several Liability.

(a) Parent and the Surviving Corporation and their respective officers, directors, agents, representatives, stockholders, and employees, and each Person, if any, who controls or may control Parent or the Surviving Corporation within the meaning of the Securities Act or the Exchange Act (each hereinafter referred to individually as a “Parent Indemnified Person” and collectively as “Parent Indemnified Persons”) shall be indemnified by the Company Preferred Stockholders (other than those dissenting stockholders exercising rights of appraisal within Section 262 of the DGCL who do not receive a portion of the Total Consideration) and the Management Carve-Out Recipients from and against any and all claims, demands, suits, actions, causes of action, losses, costs, damages, liabilities and expenses including reasonable attorneys’ fees, other professionals’ and experts’ reasonable fees, and court or arbitration costs, not including claims for lost profits, lost revenues or business opportunities (hereinafter collectively referred to as “Damages”) arising out of: (i) any breach of any of the representations, warranties or covenants given or made by Company in this Agreement or in the Company Disclosure Letter or in any certificate delivered by or on behalf of Company or an officer of Company pursuant hereto and (ii) any payments by Parent to Company Stockholders who exercise and perfect their appraisal rights in accordance with Section 7.3, where such payments arise out of the exercise of such rights. The liability of a Company Preferred Stockholder or Management Carve-Out Recipient pursuant to this Section 11.2.1 (a) shall not exceed the lesser of (i) such Company Preferred Stockholder’s or Management Carve-Out Recipient’s, as the case may be, Pro Rata Share of the General Escrow Funds, as adjusted herein or (ii) such Company Preferred Stockholder’s or Management Carve-Out Recipient’s, as the case may be, Pro Rata Share of such Damages.

(b) In the event of fraud, willful misrepresentation, or willful misconduct by the Company, the Parent Indemnified Persons shall be indemnified by the Principal Stockholders and the Management Carve-Out Recipients against Damages arising out of such fraud, willful misrepresentation or willful misconduct by the Company to the extent such Damages exceed the remaining General Escrow Funds; provided that the liability of such a Principal Stockholder or Management Carve-Out Recipient pursuant to this Section 11.2.1(b) shall not exceed the lesser of (i) the portion of the Total Consideration actually received by such Principal Stockholder, or, in the case of a Management Carve-Out Recipient, the portion of the Management Carve-Out Amount received by such Management Carve-Out Recipient or (ii) such Principal Stockholder’s or Management Carve-Out Recipient’s, as the case may be, Pro Rata Share of such Damages.

(c) Each Company Preferred Stockholder and Management Carve-Out Recipient shall, severally and not jointly, indemnify and hold harmless the Parent Indemnified Persons from and against any and all Damages arising out of breach of the representations, warranties or covenants given or made by such Company Preferred Stockholder or such Management Carve-Out Recipient in such Company Preferred Stockholder’s or Management

Carve-Out Recipient’s Investment Representation Letter. In no event shall any Company Preferred Stockholder or Management Carve-Out Recipient have any indemnification obligations under this Section 11.2(c) or be liable for any Damages arising out of any breach of the representations, warranties or covenants given or made by other Company Preferred Stockholders or Management Carve-Out Recipients.

11.3 Satisfaction of Indemnification Obligations

(a) The value of each share of Parent Common Stock held in the General Escrow shall, for such purposes of satisfying claims for Damages, be deemed to equal the greater of (i) the Parent Average Price Per Share and (ii) the Current Average Price Per Share; provided, however, that if Parent elects to exercise its option under Section 11.8 to cause the Company Preferred Stockholders and Management Carve-Out Recipients to deposit in escrow cash in exchange for Parent Common Stock held in the General Escrow and a Company Preferred Stockholder or Management Carve-Out Recipient fails to do so pursuant to Section 11.8, then as to such failing Company Preferred Stockholder or Management Carve-Out Recipient, the value of each share of Parent Common Stock for purposes of satisfying the Claim for Damages shall be deemed the Parent Average Price Per Share. In the event of a Capital Change after the Effective Time, the Parent Average Price Per Share will, for purposes of this Section 11.4, be proportionately and equitably adjusted.

(b) Any Claim (as defined in Section 11.7) under Section 11.2(a) for which a Company Preferred Stockholder or a Management Carve-Out Recipient becomes liable under Section 11.8 shall first be satisfied by the release of such Company Preferred Stockholder’s Pro Rata Share of the Preferred Cash Consideration held in the General Escrow Fund or such Management Carve-Out Recipient’s Pro Rata Share of the Management Cash Amount held in the General Escrow Fund necessary to satisfy the Claim to Parent, and then by the release of such Company Preferred Stockholder’s Pro Rata Share of the shares of Parent Common Stock held in the General Escrow Fund or such Management Carve-Out Recipient’s Pro Rata Share of the shares of Parent Common Stock held in the General Escrow Fund necessary to satisfy the Claim to Parent (as valued in subsection (a) above).

(c) Any Claim under Section 11.2(b) for which any Company Preferred Stockholder or Management Carve-Out Recipient becomes liable shall first be satisfied by the release of such Company Preferred Stockholder’s Pro Rata Share of the Preferred Cash Consideration held in the General Escrow Fund or such Management Carve-Out Recipient’s Pro Rata Share of the Management Cash Amount held in the General Escrow Fund necessary to satisfy the Claim and then by the release of such Company Preferred Stockholder’s Pro Rata Share of the Preferred Stock Consideration held in the General Escrow Fund or such Management Carve-Out Recipient’s Pro Rata Share of the Management Stock Amount held in the General Escrow Fund necessary to satisfy the Claim (collectively, the “Stockholder’s Portion of the General Escrow Fund”); provided, however, if the Stockholder’s Portion of the General Escrow Fund is insufficient to satisfy such Claim, then it shall be satisfied by the release of all remaining Company Preferred Stockholder’s Pro Rata Share of the Preferred Cash Consideration held in the General Escrow Fund or Management Carve-Out Recipient’s Pro Rata Share of the Management Cash Amount held in the General Escrow Fund necessary to satisfy the Claim and then by the release of all remaining Company Preferred Stockholder’s Pro Rata

Share of the Preferred Stock Consideration held in the General Escrow Fund or Management Carve-Out Recipient’s Pro Rata Share of the Management Stock Amount held in the General Escrow Fund necessary to satisfy the Claim.

11.4 Appointment of Representative. Each of the Company Preferred Stockholders and Management Carve-Out Recipients approves the designation of and designates Daniel H. Bathon Jr. as the representative of the Company Preferred Stockholders and Management Carve-Out Recipients and as the attorney-in-fact and agent for and on behalf of each Company Preferred Stockholder and Management Carve-Out Recipient (the “Representative”) with respect to the monitoring and negotiating of the determination of Adjusted Net Liabilities under Section 2.1.3 hereof and claims for indemnification under Article 11 and the taking by the Representative of any and all actions and the making of any decisions required or permitted to be taken by the Representative under this Agreement, including the exercise of the power to: (a) authorize the release or delivery to Parent of General Escrow Funds in satisfaction of indemnity claims by Parent or any other Parent Indemnified Person pursuant to Article 11; (b) agree to, negotiate, enter into settlements and compromises of, demand arbitration of, and comply with orders of courts and awards of arbitrators with respect to, such claims; (c) arbitrate, resolve, settle or compromise any claim for indemnity made pursuant to Article 11; (d) accept, contest or request additional information with respect to Final Adjustment Calculations; (e) engage advisors and consultants to review any Final Adjustment Calculations and such books and records of Parent or Company as Representative or such advisors may deem necessary to make determinations with respect thereto; (f) arbitrate, mediate, litigate, negotiate, discuss or settle with respect to the determination of the determination of Adjusted Net Liabilities and to engage advisors to assist in such activities; (g) execute the Escrow Agreement and (h) take all actions necessary in the judgment of the Representative for the accomplishment of the foregoing. The Representative will have authority and power to act on behalf of each Company Preferred Stockholder and Management Carve-Out Recipient with respect to the disposition, settlement or other handling of all claims under Article 11 and all rights or obligations arising under Article 11. The Company Preferred Stockholders and Management Carve-Out Recipients will be bound by all actions taken and documents executed by the Representative in connection with Article 11, and Parent will be entitled to rely on any action or decision of the Representative. In performing the functions specified in this Agreement, the Representative will not be liable to any Company Preferred Stockholder or Management Carve-Out Recipient in the absence of gross negligence or willful misconduct on the part of the Representative. The Company Preferred Stockholders and Management Carve-Out Recipients shall severally indemnify the Representative and hold him harmless against any loss, liability or expense incurred without gross negligence or willful misconduct on the part of the Representative and arising out of or in connection with the acceptance or administration of his duties hereunder. Any out-of-pocket costs and expenses reasonably incurred by the Representative in connection with actions taken by the Representative pursuant to the terms of Article 11 (including the hiring of legal counsel and the incurring of legal fees and costs) not reimbursed pursuant to the Escrow Agreement will be paid by the Company Preferred Stockholders and Management Carve-Out Recipients to the Representative based on each Company Preferred Stockholder’s Pro Rata Share of the Total Consideration and each Management Carve-Out Recipient’s Pro Rata Share of the Management Carve-Out Amounts.

11.5 Notice of Claim. As used herein, “Claim” means a claim for indemnification of Parent or any other Parent Indemnified Person for Damages under Article 11. Parent shall give to the Escrow Agent, with a copy to the Representative, a written notice of a Claim executed by an officer of Parent (a “Notice of Claim”), whether for its own Damages or for Damages incurred by any other Parent Indemnified Person. Parent may give a Notice of Claim at any time Parent or any other Parent Indemnified Person suffers Damages or is subject to a claim, demand, suit, action, cause of action or other dispute that may give rise to a Claim. In the event that Parent delivers a Notice of Claim on its own behalf or is requested to deliver a Notice of Claim on behalf of any other Parent Indemnified Person, Parent will attempt to do so within thirty (30) days after Parent becomes aware of the existence of any potential claim by a Parent Indemnified Person for indemnity from the Company Preferred Stockholders and Management Carve-Out Recipients under Article 11. Parent shall deliver a Notice of Claim before the applicable Release Date; provided, however, until the applicable Release Date, no delay on the part of Parent in giving the Representative a Notice of Claim will relieve the Representative, any Company Preferred Stockholder or any Management Carve-Out Recipient from any of its obligations under Article 11 unless (and then only to the extent) that the Representative, the Company Preferred Stockholders or the Management Carve-Out Recipients are materially prejudiced thereby.

11.6 Defense of Third-Party Claims.

11.6.1 Parent shall defend any third-party claim, and the costs and expenses incurred by Parent in connection with such defense (including, but not limited to, reasonable attorneys’ fees, other professionals’ and experts’ fees and court or arbitration costs) shall be included in the Damages for which Parent may seek indemnity pursuant to a Claim made by any Parent Indemnified Person hereunder. Legal counsel to Parent in connection with the defense of any such claim shall be reasonably acceptable to the Representative. The Company Preferred Stockholders and Management Carve-Out Recipients may participate in, but may not control, the defense or settlement of any third-party claim. A third-party claim may not be settled by Parent without the prior written consent of Representative, which may not be unreasonably withheld.

11.6.2 The Representative shall have the right to receive copies of all pleadings, notices and communications with respect to any third-party claim to the extent that receipt of such documents by the Representative does not affect any privilege relating to the Parent Indemnified Person; provided, that the parties will use commercially reasonable efforts to ensure that any such privilege will not apply or will not be violated. The Representative may participate in the defense and settlement of a third-party claim.

11.7 Contents of Notice of Claim. Each Notice of Claim by Parent given pursuant to Section 11.6 will contain the following information:

(a) that Parent has incurred, paid or properly accrued (in accordance with GAAP) or reasonably believes it will have to incur, pay or accrue (in accordance with GAAP), Damages in an aggregate stated amount arising from such Claim (which amount may be the amount of damages claimed by a third party in an action brought against any Parent Indemnified Person based on alleged facts, which if true, would give rise to liability for Damages to such Parent Indemnified Person under Article 11); and

(b) a brief description, in reasonable detail (to the extent reasonably available to Parent), of the facts, circumstances or events giving rise to the alleged Damages based on Parent’s good faith belief thereof, including the identity and address of any third-party claimant and copies of any formal demand or complaint, the amount of Damages, the date each such item was incurred, paid or accrued, or the basis for such anticipated liability, and the specific nature of the breach to which such item is related.

11.8 Resolution of Notice of Claim. Any Notice of Claim delivered by Parent will be resolved as follows:

11.8.1 Uncontested Claims. In the event that, within 20 business days after a Notice of Claim is received by the Representative, the Representative does not contest such Notice of Claim in writing to Parent as provided in Section 11.8(b), the Representative will be conclusively deemed to have consented, on behalf of all Company Stockholders and Management Carve-Out Recipients, to the recovery by the Parent Indemnified Person of the full amount of Damages specified in the Notice of Claim in accordance with this Article 11, including the forfeiture of the amount of Damages from General Escrow Funds as set forth in Section 11.2 above and, without further notice, to have stipulated to the entry of a final judgment for damages against the Company Preferred Stockholders and Management Carve-Out Recipients for such amount in any court having jurisdiction over the matter where venue is proper and the Escrow Agent shall be authorized to release to Parent the full amount of Damages specified in the Notice of Claim.

11.8.2 Contested Claims. In the event that the Representative gives Parent written notice contesting all or any portion of a Notice of Claim (a “Contested Claim”) within the 20-day period specified in Section 11.8(a), then such Contested Claim will be resolved by either (i) a written settlement agreement executed by Parent and the Representative or (ii) in the absence of such a written settlement agreement, by binding arbitration between Parent and the Representative in accordance with the terms and provisions of Section 11.8(c).

11.8.3 Arbitration of Contested Claims. Each of Parent, Company, the Company Preferred Stockholders and the Management Carve-Out Recipients agree that any Contested Claim will be submitted to mandatory, final and binding arbitration before J.A.M.S./ENDISPUTE or its successor (“J.A.M.S.”), pursuant to the United States Arbitration Act, 9 U.S.C., Section 1 et seq. and that any such arbitration will be conducted in San Mateo County, California. Either Parent or the Representative may commence the arbitration process called for by this Agreement by filing a written demand for arbitration with J.A.M.S. and giving a copy of such demand to each of the other parties to this Agreement. The arbitration will be conducted in accordance with the provisions of J.A.M.S’ Streamlined Arbitration Rules and Procedures in effect at the time of filing of the demand for arbitration, subject to the provisions of this Section 11.9.3. The parties will cooperate with J.A.M.S. and with each other in promptly selecting an arbitrator from J.A.M.S.’ panel of neutrals, and in scheduling the arbitration proceedings in order to fulfill the provisions, purposes and intent of this Agreement. The parties covenant that they will participate in the arbitration in good faith, and that they will share in its costs in accordance with subparagraph (i) below. The provisions of this Section 11.9.3 may be enforced by any court of competent jurisdiction, and the party seeking enforcement will be entitled to an award of all costs, fees and expenses, including attorneys’ fees, to be paid by the party against whom enforcement is ordered. Judgment upon the award rendered by the arbitrator may be entered in any court having competent jurisdiction.

11.8.4 Payment of Costs. Parent on the one hand, and the Company Preferred Stockholders and the Management Carve-Out Recipients, on the other hand, will bear the expense of deposits and advances required by the arbitrator in equal proportions, but either party may advance such amounts, subject to recovery as an addition or offset to any award. The arbitrator shall determine the party who is the prevailing party and the party who is the non-prevailing party. The non-prevailing party shall pay all reasonable costs, fees and expenses related to the arbitration, including reasonable fees and expenses of attorneys, accountants and other professionals incurred by the prevailing party, the fees of each arbitrator and the administrative fee of the arbitration proceedings. If such an award would result in manifest injustice, however, the arbitrator may apportion such costs, fees and expenses between the parties in such a manner as the arbitrator deems just and equitable.

11.8.5 Burden of Proof. Except as may be otherwise expressly provided herein, for any Contested Claim submitted to arbitration, the burden of proof will be as it would be if the claim were litigated in a judicial proceeding governed by California law exclusively.

11.8.6 Award. Upon the conclusion of any arbitration proceedings hereunder, the arbitrator will render findings of fact and conclusions of law and a final written arbitration award setting forth the basis and reasons for any decision reached (the “Final Award”) and will deliver such documents to the Representative and Parent, together with a signed copy of the Final Award. The Final Award will constitute a conclusive determination of all issues in question, binding upon the Company Preferred Stockholders, Management Carve-Out Recipients, the Representative and Parent, and will include an affirmative statement to such effect.

11.8.7 Timing. The Representative, Parent and the arbitrator will conclude each arbitration pursuant to this Section 11.9 as promptly as possible for the Contested Claim being arbitrated.

11.8.8 Terms of Arbitration. The arbitrator chosen in accordance with these provisions will not have the power to alter, amend or otherwise affect the terms of these arbitration provisions or the provisions of this Agreement.

11.8.9 Exclusive Remedy. Following the Effective Time, except as specifically otherwise provided in this Agreement, arbitration conducted in accordance with this Agreement will be the sole and exclusive means of resolution of any Contested Claim made pursuant to this Article 11.

11.8.10 Parent Cash Option. Prior to the Escrow Agent releasing Parent Common Stock to Parent to satisfy Damages specified in any Notice of Claim, Parent shall have an option within five (5) days from the resolution of a claim under this Section 11.8 to notify the Escrow Agent and the Company Preferred Stockholder and Management Carve-Out Recipients and request cash from the Company Preferred Stockholders and the Management Carve-Out Recipients in an amount equal to their Pro Rata Share of the Damages to be satisfied by release of Parent Common Stock. If a Company Preferred Stockholder or Management Carve-Out

Recipient fails to remit cash to the Escrow Agent within thirty (30) days from the date of notification (“Nonpayor”) then Parent shall have the right to cause the Escrow Agent to satisfy such Nonpayor’s Pro Rata Share of Damages with Parent Common Stock valued for such purpose at the Parent Average Price Per Share. Any cash received by the Escrow Agent shall be remitted to Parent to pay a portion of the Damages in the Notice of Claim. The Escrow Agent shall distribute to the cash payor that number of shares of Parent Common Stock equal to the quotient obtained by dividing the cash paid to the Escrow Agent by the Parent Average Price Per Share. In the event there are multiple Notices of Claims, the Escrow Agent shall make such equitable adjustments as the Escrow Agent deems necessary and appropriate to account for Damages that are satisfied with cash on the one hand and Parent Common Stock on the other.

11.9 Distribution Upon Collection of Inland Revenue Receivable. No later than twenty (20) days after the date of any collection of the Inland Revenue Receivable, Parent or its transfer agent shall deliver to the Company Preferred Stockholders and the Management Carve-Out Recipients forty percent (40%) of the amount of the AR Holdback Funds collected. Parent shall deliver ten percent (10%) of the amount collected to the Escrow Agent for contribution to the General Escrow Fund and distribution in accordance with the provisions of this Article 11. Notwithstanding the foregoing, if less than the full amount of the Inland Revenue Receivable has not been collected on or prior to the AR Holdback Release Date, the remaining AR Holdback Funds will be distributed to Parent.

11.10 Distribution Upon Termination of General Escrow Period. Within ten business days following the General Escrow Release Date, Parent shall deliver to the Company Preferred Stockholders and the Management Carve-Out Recipients all of the General Escrow Funds in excess of any amount of General Escrow Funds necessary to satisfy any then unsatisfied, unresolved or contested claims for Damages specified in any Notice of Claim delivered to the Representative before the General Escrow Release Date. For purposes of determining the amount of General Escrow Funds necessary to satisfy unresolved or contested Claims for Damages, Parent Common Stock value shall equal the Parent Average Price Per Share; provided that Sections 11.3(a) and 11.8.10 shall apply to the resolution of such claims. As soon as all such claims have been finally resolved, the Escrow Agent shall deliver to the Company Preferred Stockholders and the Management Carve-Out Recipients all remaining General Escrow Funds not applied to the satisfaction of such claims.

ARTICLE 12

REGISTRATION RIGHTS

12.1 Certain Definitions. For purposes of this Article 12:

(a) Registration. The terms “register” “registered” and “registration” refer to a registration affected by preparing and filing a registration statement in compliance with the Securities Act, and the declaration or ordering of effectiveness of such registration statement.

(b) Registrable Securities. The term “Registrable Securities” means (i) the shares of Parent Common Stock that are issued to the Company Preferred Stockholders in the Merger and issued to the Management Carve-Out Recipients pursuant to Section 2.1.2;

excluding in all cases, however, from the definition of “Registrable Securities” any such shares that are: (1) registered under the Securities Act other than pursuant to a registration statement filed pursuant to this Agreement; (2) sold by a Person in a transaction in which rights under this Agreement with respect to such shares are not assigned in accordance with the terms of this Agreement; (3) sold pursuant to a registration statement filed pursuant to this Agreement; or (4) sold pursuant to Rule 144 promulgated under the Securities Act or otherwise sold to the public. Only shares of Parent Common Stock shall be Registrable Securities. Except as provided in clause (ii) of the first sentence of this Section 12.1(b), without limitation, the term “Registrable Securities” does not include any shares of Parent Common Stock that were not issued in connection with the Merger.

(c) Holder. The term “Holder” means a Company Preferred Stockholder or a Management Carve-Out Recipient who is the original holder of any Registrable Securities or any assignee of record of any Registrable Securities to whom rights under this Agreement have been duly assigned in accordance with the provisions of this Agreement.

(d) Form S-3. The term “Form S-3” means a registration statement filed under Form S-3 under the Securities Act, as such is in effect at the Effective Time, or any successor form of registration statement under the Securities Act subsequently adopted by the SEC which permits inclusion or incorporation of a substantial amount of information by reference to other documents filed by Parent with the SEC.

(e) Rule 415. The term “Rule 415” means Rule 415 promulgated under the Securities Act, as such Rule may be amended from time to time, or any similar or successor rule or regulation hereafter adopted by the SEC.

12.2 Form S-3 Shelf Registration.

12.2.1 Filing and Registration Period. Subject to the terms and conditions of this Agreement, and consistent with the requirements of Applicable Law, Parent shall use commercially reasonable efforts to cause to be prepared and filed with the SEC a Form S-3 for an offering to be made on a continuous basis pursuant to Rule 415 covering such Registrable Securities within ten (10) business days after the issuance of shares of Parent Common Stock in the Merger (each a “Shelf Registration”); Parent shall use commercially reasonable efforts to have such Shelf Registration declared effective as soon as practicable after its filing (and in no event later than eighty (80) days after its filing) and to keep the Shelf Registration continuously effective under the Securities Act for a continuous period of time (such period of time being hereinafter called the “Registration Period”) commencing on the date the Shelf Registration is declared effective under the Securities Act by the SEC and ending on the earlier of the date that the shares registered in the Shelf Registration and (a) have been sold pursuant to the Shelf Registration, or (b) may be sold without volume restrictions pursuant to Rule 144 (subject to the normal blackout policies of Parent). Parent shall have no duty or obligation to keep the Shelf Registration effective after the expiration of the Registration Period. If a Shelf Registration ceases to be effective for any reason at any time during the Effectiveness Period (other than because all Registrable Securities registered thereunder shall have been resold pursuant thereto or shall have otherwise ceased to be Registrable Securities), the Company shall use its commercially reasonable efforts to obtain the prompt withdrawal of any order suspending the effectiveness thereof, and in any event shall as promptly as reasonably practicable but not more than thirty (30) days amend the Shelf Registration in a manner reasonably expected to obtain the withdrawal of the order suspending the effectiveness thereof, or file an additional Shelf Registration covering all of the Registrable Securities that as of the date of such filing were registered under the prior Registration Statement. If a subsequent Shelf Registration is filed, the Company shall use its commercially reasonable efforts to cause such Shelf Registration to become effective as promptly as is reasonably practicable but not more than thirty (30) days after such filing and shall use its commercially reasonable efforts to keep such commercially reasonable efforts to keep such Registration Statement continuously effective until the end of the Effectiveness Period, continuously effective until the end of the Registration Period.

12.2.2 Suspension of Effectiveness. If a Shelf Registration is filed with the SEC and becomes effective under the Securities Act, and thereafter an order suspending the effectiveness of such Shelf Registration is entered during the Registration Period, then Parent shall use all commercially reasonable efforts to obtain the prompt withdrawal of the order suspending the effectiveness thereof, and in any event shall, within thirty days of such cessation of effectiveness, file an amendment to the Shelf Registration seeking to obtain the withdrawal of the order suspending the effectiveness thereof.

12.2.3 Supplements and Amendments. During the Registration Period Parent shall supplement and amend the Shelf Registration if, as and when required by the Securities Act, the rules and regulations promulgated thereunder or the rules, regulations or instructions applicable to the registration form used by Parent for such Shelf Registration.

12.2.4 Timing and Manner of Sales. Any sale of Registrable Securities pursuant to a Shelf Registration under this Section 12.2 may only be made in accordance with the method or methods of distribution of such Registrable Securities that are described in the registration statement for the Shelf Registration and permitted by such form of registration statement, which methods of distribution will be specified by the Holders in their Notice of Resale (as defined below). Subject to any other agreements between the Holder and Parent or Surviving Corporation, a Holder may also sell Registrable Securities in a bona fide private offering if the selling Holder provides Parent with a written opinion of counsel, satisfactory to counsel to Parent, that such offer and sale is an. exempt transaction under the Securities Act and applicable state securities laws, complies with all requirements for such exemptions and is not made with use of the prospectus for the Shelf Registration.

12.2.5 No Underwritings. No sale of Registrable Securities under any Shelf Registration effected pursuant to this Section 12.2 may be effected pursuant to any underwritten offering without Parent’s prior written consent, which may be withheld in its sole and absolute discretion.

12.2.6 Notice of Resale. Before any Holder may make any sale, transfer or other disposition of any Registrable Securities under the Shelf Registration during the Registration Period, a Holder or Holders must first give written notice to Parent (a “Notice of Resale”) of such Holder’s or Holders’ present intention to so sell, transfer or otherwise dispose of some or all of such Holder’s or Holders’ Registrable Securities.

12.2.7 Trading Window Compliance. The Holders acknowledge that Parent maintains an Insider Trading Compliance Program and an Insider Trading Policy, as such may be amended (the “Parent Trading Policy”) and that the Parent Trading Policy requires that those directors, officers and employees of Parent and its subsidiaries and those other persons whom Parent determines to be “Access Personnel” (including, without limitation, the Observer designated pursuant to Section 9.16 of this Agreement) or otherwise subject to the “trading window” and pre-clearance requirements of the Parent Trading Policy (and members of their immediate families and households) are permitted to effect trades in Parent securities: (i) only during those specified time periods (“trading windows”) in which such persons are permitted to make sales, purchases or other trades in Parent’s securities under the “trading window” provisions of the Parent Trading Policy; and (ii) only after pre-clearance of such sales, purchases or other trades with Parent’s Insider Trading Compliance Officer. If a Holder is or becomes subject to the “trading window” and/or “pre-clearance” provisions of the Parent Trading Policy described above, then, notwithstanding anything herein to the contrary, such Holder may sell, transfer and dispose of Registrable Securities only during those trading windows during which such Parent Access Personnel are permitted to effect trades in Parent stock under the Parent Trading Policy and only after pre-clearing such trades with Parent’s Insider Trading Compliance Officer as provided in the Parent Trading Policy.

12.3 Limitations. Notwithstanding the provisions of Section 12.2, Parent shall not be obligated to effect any registration, qualification or compliance of Registrable Securities pursuant to Section 12.2 in the event any matter specified in subsections (a) through (e) of this Section 12.3, and the Holders shall not be entitled to sell Registrable Securities pursuant to any registration statement filed under Section 12.2, in the event of any matter specified in subsections (a) through (f) of this Section 12.3, as applicable:

(a) if Form S-3 or a successor form is not then available for such offering by the Holders;.

(b) if Parent shall furnish to Representative a certificate signed by an officer of Parent stating that, in the good faith judgment of such officer, it would be detrimental to Parent and its stockholders for such a Shelf Registration to be in effect at such time, due, for example, to the existence of a material development or potential material development involving Parent which Parent would be obligated to disclose in the prospectus contained in the Shelf Registration, which disclosure would, in the good faith judgment of such officer, be premature or otherwise inadvisable at such time or would have a material adverse affect upon Parent and its stockholders, in which event Parent will have the right to suspend the effectiveness of any Shelf Registration for a period of not more than ninety days after receipt of a Notice of Resale from the Holder or Holders pursuant to this Section 12.3, provided that in the event the effectiveness of any Shelf Registration is suspended by Parent pursuant to this Section 12.3 then Parent shall extend the Registration Period hereunder by the number of days that such a Shelf Registration was so suspended and provided that such suspension shall not occur more than thirty (30) consecutive days at any one time or more than sixty (60) days in any twelve-month period and the Company shall use its reasonable best efforts to remove or list such suspension as promptly as practicable;

(c) if Parent is acquired and Parent Common Stock ceases to be publicly traded;

(d) in any particular jurisdiction in which Parent would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance, unless Parent is already subject to service of process in such jurisdiction;

(e) if the SEC refuses to declare such registration effective due to the participation of any particular Holder in such registration (unless such Holder withdraws all such Holder’s Registrable Securities from such registration statement); or if the manner in which any Registrable Securities are disposed of pursuant to the Shelf Registration is not included within the plan of distribution set forth in the prospectus for the Shelf Registration; or

(f) if such Registrable Securities are subject to a contractual lockup with Parent.

12.4 Duration and Termination of Parent’s Obligations. Notwithstanding anything herein to the contrary, Parent shall not be obligated to effect or continue to keep effective any such registration, registration statement, qualification or compliance with respect to the Registrable Securities held by any particular Holder:

(a) if Parent or its legal counsel shall have received a “no-action” letter or similar written confirmation from the SEC that all the Registrable Securities then held by such Holder may be resold by such Holder within a three month period without registration under the Securities Act pursuant to the provisions of Rule 144 promulgated under the Securities Act (or successor provisions), or otherwise;

(b) if legal counsel to a Holder, which legal counsel shall be acceptable to Parent, shall deliver a written opinion to Parent, its transfer agent and the Holders, in form and substance reasonably acceptable to Parent to the effect that all the Registrable Securities then held by such Holder may be resold by such Holder within a three (3) month period without registration under the Securities Act pursuant to the provisions of Rule 144 promulgated under the Securities Act, or otherwise;

(c) after expiration or termination of the Registration Period; or

(d) if all Registrable Securities have been registered and sold pursuant to a registration effected pursuant to this Agreement and/or have been transferred in transactions in which registration rights hereunder have not been assigned in accordance with this Agreement.

12.5 Expenses. Parent shall pay all expenses incurred in connection with any registration effected by Parent pursuant to this Article 12 (excluding brokers’ discounts and commissions), including, without limitation, all filing, registration and qualification, printers’, legal (including, the reasonable fees and expenses of one counsel for the Holders as a group) and accounting fees, and the NASDAQ listing fees.

12.6 Obligations of Parent. Subject to Sections 12.2, 12.3 and 12.4, when required to effect the registration of any Registrable Securities under the terms of this Agreement, Parent will, as expeditiously as reasonably possible:

(a) furnish to the Holders such number of copies of the prospectus for the Shelf Registration, including a preliminary prospectus (and amendments or supplements thereto), in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of the Registrable Securities owned by them;

(b) use all reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or blue sky laws of such jurisdictions as will be reasonably requested by the Holders; provided that Parent will not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such state or jurisdiction unless Parent is already so qualified or subject to service of process, respectively, in such jurisdiction; and

(c) promptly notify the Representative at any time when a prospectus relating to the Registrable Securities covered by the Shelf Registration is required to be delivered under the Securities Act, of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

12.7 Furnish Information. It shall be a condition precedent to the obligations of Parent to take any action pursuant to this Article 12 that the selling Holders will furnish to Parent such information regarding themselves, the Registrable Securities held by them, and the intended method of disposition and plan of distribution of such Registrable Securities as shall be reasonably required to timely effect the registration of their Registrable Securities.

12.8 Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any registration that is the subject of this Agreement as the result of any controversy that might arise with respect to the interpretation or implementation of this Agreement.

12.9 Indemnification.

12.9.1 By Parent. To the fullest extent permitted by law, Parent will indemnify, defend and hold harmless each Holder, the officers, directors, agents and employees of each of them, each person who controls any Holder within the meaning of Section 15 of the Securities Act or Section 12 of the Exchange Act, and the officers, directors, agents and employees of each such controlling person, against any losses, claims, damages, or liabilities (joint or several) to which such Holder may become subject under the Securities Act, the Exchange Act, other U.S. federal or state law or otherwise, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively, a “Violation”):

(a) any untrue statement or alleged untrue statement of a material fact contained in a registration statement filed by Parent pursuant to this Article 12 pursuant to which Registrable Securities are sold, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto;

(b) the omission or alleged omission to state in such registration statement, preliminary prospectus or final prospectus or any amendments or supplements thereto, a material fact required to be stated therein, or necessary to make the statements therein not misleading; or

(c) any violation or alleged violation by Parent of the Securities Act, the Exchange Act, any U.S. federal or state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any U.S. federal or state securities law in connection with the offering of Registrable Securities covered by such registration statement;

provided, however, that the indemnity agreement contained in this Section 12.9.1 shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the written consent of Parent (which consent shall not be unreasonably withheld), nor shall Parent be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by such Holder.

12.9.2 By Selling Holders. To the fullest extent permitted by law, each selling Holder will indemnify and hold harmless Parent, its directors, officers agents and employees, each person, if any, who controls Parent within the meaning of Section 15 of the Securities Act or Section 12 of the Exchange Act, any underwriter and any other Holder selling securities under such registration statement, against any losses, claims, damages or liabilities (joint or several) to which Parent or any such director, officer, controlling person, underwriter or other such Holder may become subject under the Securities Act, the Exchange Act, other federal or state law or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will indemnify and reimburse Parent or any such director, officer, controlling person, underwriter or other Holder for any reasonable attorneys’ fees and other expenses reasonably incurred by Parent or any such director, officer, controlling person, underwriter or other Holder in connection with investigating or defending any such loss, claim, damage, liability or action, as incurred. In no event will the liability of any Holder under this Section 12.9.2 exceed the net proceeds from the applicable sale of Registrable Securities received by such Holder.

12.9.3 Notice. Promptly after receipt by an indemnified party under this Section 12.9 of notice of the commencement of any action (including any governmental action) against, such indemnified party; such indemnified party will, if a claim for indemnification or contribution in respect thereof is to be made against any indemnifying party under this Section 12.9, deliver to the indemnifying party a written notice of the commencement thereof and, if the indemnifying party is Parent, Parent shall have the right and obligation to control the defense of such action, and if Parent fails to defend such action it shall indemnify and reimburse the selling Holders for any reasonable attorneys’ fees and other expenses reasonably incurred by them in connection with investigating or defending such action; provided, however, that: (i) Parent shall also have the right, at its option, to assume and control the defense of any action with respect to which Parent or any person entitled to be indemnified by the selling Holders under Section 12.9.2 is entitled to indemnification from the selling Holders; (ii) the indemnified party or parties shall have the right to participate at its own expense in the defense of such action and (but only to the extent agreed in writing with Parent and any other indemnifying party similarly noticed) to assume the defense thereof with counsel mutually satisfactory to the parties; and (iii) an indemnified party shall have the right to retain its own counsel, with the fees and expenses of such counsel to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to an actual or potential conflict of interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure of an indemnified party to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to the ability of the indemnifying party to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 12.9, but the omission so to deliver written notice to the indemnifying party will not relieve the indemnifying party of any liability that it may have to any indemnified party otherwise than under this Section 12.9.

12.9.4 Defect Eliminated in Final Prospectus. The foregoing indemnity agreements of Parent and the Holders are subject to the condition that, insofar as they relate to any Violation made in a preliminary prospectus but eliminated or remedied in the amended or supplemented prospectus on file with the SEC and effective at the time the sale of Registrable Securities under such registration statement occurs (the “Amended Prospectus”), such indemnity agreement shall not inure to the benefit of any person if a copy of the Amended Prospectus was furnished to the indemnified party and was not furnished to the person asserting the loss, liability, claim or damage in the action giving rise to indemnity claims under this Section 12.9, at or prior to the time such action is required by the Securities Act.

12.9.5 Survival. The obligations of Parent and Holders under this Section 12.9 shall survive the completion of any offering of Registrable Securities in a registration statement pursuant to this Agreement, and otherwise.

12.10 Acknowledgment of Other Agreements. Each Holder acknowledges that it has been informed by Parent that other stockholders of Parent currently hold certain Form S-3 and other registration rights that may enable such other stockholders to sell shares of Parent during the Registration Period or at other times (thus potentially adversely affecting the receptivity of the market to the sale of the Registrable Securities pursuant to a registration effected pursuant to this Agreement).

12.11 Assignment. Notwithstanding anything herein to the contrary, the rights of a Holder under Article 12 may be assigned only with Parent’s express prior written consent, which may not be unreasonably withheld; provided, however, that the rights of a Holder under Article 12 may be assigned without Parent’s express prior written consent: (a) to a Permitted Assignee (as defined below); or (b) (if applicable) by will or by the laws of intestacy, descent or distribution, provided that the assignee first agrees in writing to be bound by all the obligations of the Holders under this Agreement. Any attempt to assign any rights of a Holder under Article 12 without Parent’s express prior written consent in a situation in which such consent is required by this Section shall be null and void and without effect. Subject to the foregoing restrictions, all rights, covenants and agreements in Article 12 by or on behalf of the parties hereto will bind and inure to the benefit of the respective permitted successors and assigns of the parties hereto. Each of the following parties are “Permitted Assignees” for purposes of this Section 12.11: (i) a trust whose beneficiaries consist solely of a Holder and such Holder’s immediate family; (ii) the personal representative (such as an executor of a Holder’s will), custodian or conservator of a Holder, in the case of the death, bankruptcy or adjudication of incompetence of that Holder; (iii) immediate family members of a Holder; (iv) partners of a Holder that is a partnership; (v) members of a Holder that is a limited liability company; and (vi) stockholders or affiliates of a Holder that is a corporation.

12.12 Compliance. Each Holder covenants and agrees that it will comply with the prospectus delivery requirements of the Securities Act as applicable to it in connection with sales of Registrable Securities pursuant to the Shelf Registration.

12.13 Discontinued Disposition. Each Holder agrees by its acquisition of such Registrable Securities that, upon receipt of a notice from Parent of the occurrence of any event of the kind described in Section 12.3, such Holder will forthwith discontinue disposition of such Registrable Securities under the Shelf Registration until such Holder’s receipt of the copies of the supplemented prospectus and/or amended Shelf Registration or until it is advised in writing by Parent that the use of the applicable prospectus may be resumed, and, in either case, has received copies of any additional or supplemental filings that are incorporated or deemed to be incorporated by reference in such prospectus or Shelf Registration. Parent may provide appropriate stop orders to enforce the provisions of this paragraph.

ARTICLE 13

GENERAL PROVISIONS

13.1 Governing Law. The internal laws of the State of California, irrespective of its choice of law principles, will govern the validity of this Agreement, the construction of its terms, and the interpretation and enforcement of the rights and duties of the parties hereto.

13.2 Assignment; Binding Upon Successors and Assigns. Neither party hereto may assign any of its rights or obligations hereunder without the prior written consent of the other party hereto. Any assignment in violation of this provision shall be void. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

13.3 Severability. If any provision of this Agreement, or the application thereof, will for any reason and to any extent be invalid or unenforceable, then the remainder of this Agreement and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provision.

13.4 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be an original as regards any party whose signature appears thereon and all of which together will constitute one and the same instrument. This Agreement will become binding when one or more counterparts hereof, individually or taken together, will bear the signatures of all parties reflected hereon as signatories.

13.5 Other Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party hereunder will be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law on such party, and the exercise of any one remedy will not preclude the exercise of any other. The parties hereto agree that the indemnification provided in Article 11 and in the Indemnification Agreements shall be the sole and exclusive post-Closing remedy available to the Parent Indemnified Persons against the Company and the Company Stockholders, including without limitation the Preferred Stockholders, the Principal Stockholders and the Management Carve-Out Recipients. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction.

13.6 Amendment and Waivers. Any term or provision of this Agreement may be amended, and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a writing signed by the party to be bound thereby. The waiver by a party of any breach hereof or default in the performance hereof will not be deemed to constitute a waiver of any other default or any succeeding breach or default. This Agreement may be amended by the parties hereto as provided in this Section 13.6 at any time before or after approval of this Agreement by the Principal Stockholders, but, after such approval, no amendment will be made which by Applicable Law requires the further approval of the Principal Stockholders without obtaining such further approval. At any time prior to the Effective Time, each of Company and Parent, by action taken by its Board of Directors, may, to the extent legally allowed: (i) extend the time for the performance of any of the obligations or other acts of the other; (ii) waive any inaccuracies in the representations and warranties made to it contained herein or in any document delivered pursuant hereto; and (iii) waive compliance with any of the agreements or conditions for its benefit contained herein. No such waiver or extension will be effective unless signed in writing by the party against whom such waiver or extension is asserted. The failure of any party to enforce any of the provisions hereof will not be construed to be a waiver of the right of such party thereafter to enforce such provisions.

13.7 Expenses. Each party will bear its respective legal, auditors’, investment bankers’ and financial advisors’ fees and other expenses incurred with respect to this Agreement, the Merger and the transactions contemplated hereby.

13.8 Attorneys’ Fees. Should suit be brought to enforce or interpret any part of this Agreement, the prevailing party will be entitled to recover, as an element of the costs of suit and not as damages, reasonable attorneys’ fees to be fixed by the court (including costs, expenses and fees on any appeal). The prevailing party will be entitled to recover its costs of suit, regardless of whether such suit proceeds to final judgment.

13.9 Notices. All notices and other communications required or permitted under this Agreement will be in writing and will be either hand delivered in person, sent by facsimile, sent by certified or registered first class mail, postage pre-paid, or sent by nationally recognized express courier service. Such notices and other communications will be effective upon receipt if hand delivered or sent by facsimile, five days after mailing if sent by mail, and one day after dispatch if sent by express courier, to the following addresses, or such other addresses as any party may notify the other parties in accordance with this Section 13.9:

If to Parent:

Saba Software, Inc.

2400 Bridge Parkway

Redwood Shores, CA 94065-1166

Attention: Peter E. Williams III, Esq., Chief Financial Officer

Fax Number: (650) 581-2545

with copies to:

Morrison & Foerster LLP

755 Page Mill Road

Palo Alto, CA 94304-1018

Attention: Paul “Chip” L. Lion III, Esq.

Fax Number: (650) 494-0792

If to Company:

THINQ Learning Solutions, Inc.

300 East Lombard Street

15th Floor

Baltimore, MD 21202

Attention: Daniel H. Bathon Jr.

Fax Number: (781)860-0493

with a copy to:

Goodwin Procter LLP

Exchange Place

Boston, MA 02109

Attention: Mark Macenka

Fax Number: (617) 523-1231

If to Representative:

Daniel H. Bathon Jr.

Windspeed Ventures

52 Waltham St.

Lexington, MA 02421

Fax Number: (781) 860-0493

with a copy to:

Goodwin Procter LLP

Exchange Place

Boston, MA 02109

Attention: Mark Macenka

Fax Number: (617) 523-1231

If to a Company Stockholder: at the most recent address of such Company Stockholder reflected in the stock records maintained by Company, or to such other address as a party may have furnished to the other parties in writing pursuant to this Section 13.9.

If to a Management Carve-Out Recipient: at the most recent address of such Management Carve-Out Recipient reflected in the employment records maintained by Company, or to such other address as a party may have furnished to the other parties in writing pursuant to this Section 13.9.

13.10 Interpretation; Rules of Construction. When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. When a reference is made in this Agreement to Articles, such reference shall be to an Article of this Agreement unless otherwise indicated. The words “include” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to “the business of” an entity, such reference shall be deemed to include the business of all direct and indirect Subsidiaries of such entity. Reference to the Subsidiaries of an entity shall be deemed to include all direct and indirect Subsidiaries of such entity. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

13.11 No Joint Venture. Nothing contained in this Agreement will be deemed or construed as creating a joint venture or partnership between any of the parties hereto. No party is by virtue of this Agreement authorized as an agent, employee or legal representative of any other party. No party will have the power to control the activities and operations of any other and their status is, and at all times will continue to be, that of independent contractors with respect to each other. No party will have any power or authority to bind or commit any other party. No party will hold itself out as having any authority or relationship in contravention of this Section 13.11.

13.12 Further Assurances. Each party agrees to cooperate fully with the other parties and to execute such further instruments, documents and agreements and to give such further written assurances as may be reasonably requested by any other party to evidence and reflect the transactions described herein and contemplated hereby and to carry into effect the intents and purposes of this Agreement.

13.13 Third Party Beneficiary Rights. No provisions of this Agreement are intended, nor will be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any client, customer, affiliate, Stockholder or partner of any party hereto or any other Person unless specifically provided otherwise herein and, except as so provided, all provisions hereof will be personal solely between the parties to this Agreement; except that Article 11 is intended to benefit the Parent Indemnified Persons.

13.14 Public Announcement. Upon execution of this Agreement, Parent and Company will issue a press release approved by both parties announcing the Merger. Thereafter, Parent may issue such press releases, and make such other disclosures regarding the Merger, as it determines are required under applicable securities laws or regulatory rules. Prior to the publication of such initial and mutually agreed press release, neither party will make any public announcement relating to this Agreement or the transactions contemplated hereby (except as may be required by law), and Company will use its reasonable efforts to prevent any trading in Parent Common Stock by its officers, directors, employees, stockholders and agents. Neither Parent nor Company will make any disclosures regarding this Agreement or the Merger that would jeopardize Parent’s ability to timely and lawfully issue the shares of Parent Common Stock in the Merger pursuant to the exemptions from registration contained in Section 2.7.

13.15 Company Disclosure Letter. The Company Disclosure Letter shall be arranged in separate parts corresponding to the numbered and lettered sections contained in Article 3. The information disclosed in any numbered or lettered part shall be deemed to relate to and to qualify the particular representation or warranty set forth in the corresponding numbered or lettered section in Article 3 and shall be deemed to be disclosed and incorporated in each of the other numbered and lettered sections of the Company Disclosure Letter as though fully set forth in such other sections (whether or not specific cross-references are made), and shall be deemed to qualify and limit all representations and warranties of Company contained in Article 3 to the extent such information and disclosures reasonably appear to be applicable to such representations and warranties.

13.16 Confidentiality. Company and Parent each confirm that they have entered into the Mutual Nondisclosure Agreement dated as of July 8, 2003, as amended as of February 24, 2005 (the “Nondisclosure Agreement”), and that they are each bound by, and will abide by, the provisions of such Nondisclosure Agreement. If this Agreement is terminated, the Nondisclosure Agreement shall remain in full force and effect, and all copies of documents containing confidential information of a disclosing party will be returned by the receiving party to the disclosing party or be destroyed, as provided in the Nondisclosure Agreement.

13.17 Entire Agreement. This Agreement and the Exhibits hereto constitute the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and supersede all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the parties with respect hereto other than the Nondisclosure Agreement referenced in Section 13.16. The express terms hereof control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

SABA SOFTWARE, INC.		THINQ LEARNING SOLUTIONS, INC.

By:	/s/ Bobby Yazdani	By:	/s/ Raymond Moskell

Name:	Bobby Yazdani	Name:	Raymond Moskell

Title:	Chief Executive Officer and Chairman of The Board	Title:	Chief Executive Officer

STORM HOLDING CORPORATION		REPRESENTATIVE

By:	/s/ Bobby Yazdani	/s/ Daniel H. Bathon Jr.

Name:	Bobby Yazdani	Daniel H. Bathon Jr.

Title:	President

STORM ACQUISITION CORPORATION

By:	/s/ Bobby Yazdani

Name:	Bobby Yazdani

Title:	President

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

SABA SOFTWARE, INC.	THINQ LEARNING SOLUTIONS, INC.

By:	By:	/s/ Raymond Maskell

Name:	Name:	Raymond Maskell

Title:	Title:	CEO

STORM HOLDING CORPORATION	REPRESENTATIVE

By:	/s/ Daniel Bathon

Name:	Daniel Bathon

Title:

STORM ACQUISITION CORPORATION

By:

Name:

Title:

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

LIST OF EXHIBITS

Exhibit A	Form of Certificate of Merger
Exhibit B	Form of Escrow Agreement
Exhibit C	Form of Indemnification Agreement
Exhibit D	Form of Investment Representation Letter
Exhibit E	Form of Lock-Up Agreement
Exhibit F	Form of Noncompetition and Nonsolicitation Agreement
Exhibit G	Customer List
Exhibit H	List of Company Stockholders
Exhibit I	Form of Voting Agreement
Exhibit J	Matters to be Covered in the Opinion of Morrison & Foerster LLP
Exhibit K	Matters to be Covered in the Opinion of Goodwin Procter LLP
Exhibit L	Forms of Offer Letters

Exhibit A

FORM OF CERTIFICATE OF MERGER

1

Exhibit B

FORM OF ESCROW AGREEMENT

2

Exhibit C

FORM OF INDEMNIFICATION AGREEMENT

3

Exhibit D

FORM OF INVESTMENT REPRESENTATION LETTER

4

Exhibit E

FORM OF LOCK-UP AGREEMENT

5

Exhibit F

FORM OF NONCOMPETITION AND NONSOLICITATION AGREEMENT

6

Exhibit G

CUSTOMER LIST

7

Exhibit H

LIST OF COMPANY STOCKHOLDERS

8

Exhibit I

FORM OF VOTING AGREEMENT

9

Exhibit J

MATTERS TO BE COVERED BY THE OPINION OF MORRISON & FOERSTER LLP

10

Exhibit K

MATTERS TO BE COVERED BY THE OPINION OF GOODWIN PROCTER LLP

11

Exhibit L

FORMS OF OFFER LETTER

12